   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1997
                                           REGISTRATION STATEMENT NOS.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM F-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                          INTELLIGENT POLYMERS LIMITED
             (Exact name of Registrant as specified in its charter)

                BERMUDA                                       2834                                     NOT APPLICABLE
    (State or other jurisdiction of        (Primary Standard Industrial Classification      (I.R.S. Employer Identification No.)
              incorporation                               Code Number)
           or organization)

                             CONYERS DILL & PEARMAN
           CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA
                   ATTENTION: DAVID J. DOYLE, (441) 295-1422
   (Address and telephone number of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
            1633 BROADWAY, NEW YORK, NEW YORK 10015  (212) 664-1666
           (Name, address and telephone number of agent for service)
                      ------------------------------------
                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                       BIOVAIL CORPORATION INTERNATIONAL
             (Exact name of Registrant as specified in its charter)

                         ONTARIO, CANADA                                                     NOT APPLICABLE
  (State or other jurisdiction of incorporation or organization)                   (I.R.S. Employer Identification No.)


                       BIOVAIL CORPORATION INTERNATIONAL
            2488 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, CANADA L5L 1J9
                    ATTN: ROBERT A. PODRUZNY (416) 285-6000
   (Address and telephone number of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
            1633 BROADWAY, NEW YORK, NEW YORK 10015  (212) 664-1666
           (Name, address and telephone number of agent for service)
                      ------------------------------------

                                   COPIES TO:

                          BRUCE D. BRYDON                                                        DAVID J. DOYLE
               PRESIDENT AND CHIEF EXECUTIVE OFFICER                                      COMMON DIRECTOR/SECRETARY
                 BIOVAIL CORPORATION INTERNATIONAL                                        INTELLIGENT POLYMERS LIMITED
      2488 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, CANADA L5L 1J9              CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA

                         ROGER ANDRUS, ESQ.                                                    MARK KESSEL, ESQ.
                      CAHILL GORDON & REINDEL                                                 BRICE T. VORAN, ESQ.
              80 PINE STREET, NEW YORK, NEW YORK 10005                                        SHEARMAN & STERLING
                           (212) 701-3000                                        599 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022


        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                      ------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS             AMOUNT TO BE      PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
OF SECURITIES TO BE REGISTERED         REGISTERED           PRICE PER UNIT(2)          OFFERING PRICE(2)(3)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
  Units each consisting of one
 Common Share, par value $.01
 per share, of Intelligent
 Polymers Limited and one
 Warrant to purchase one
 Biovail Common Share(1).......     3,737,500 Units               $20.00                   $74,750,000               $22,652
----------------------------------------------------------------------------------------------------------------------------------
  Intelligent Polymers Limited
  Common Shares included in
  Units........................     3,737,500 Shares                --                          --                     --
----------------------------------------------------------------------------------------------------------------------------------
  Warrants to purchase Biovail
  Common Shares included in
  Units........................    3,737,500 Warrants               --                          --                     --
----------------------------------------------------------------------------------------------------------------------------------
  Biovail Common Shares, $.01
  par value(4).................           (5)                      (5)                     $145,986,750              $44,239
----------------------------------------------------------------------------------------------------------------------------------

(1) Each Warrant grants the holder the right to purchase one Common Share, no par value, of Biovail Corporation International.
(2) Estimated solely for purposes of calculating the amount of the registration fee.
(3) Includes 487,500 Units which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(4) Shares to be issued if Biovail exercises that certain Purchase Option described in the Prospectus contained herein at any time on or before September 30, 2000 and pays the exercise price in common shares of Biovail Corporation International.
(5) Omitted pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1997
PROSPECTUS
          , 1997
                                3,250,000 UNITS
[LOGO]                                                                  [LOGO]
                          INTELLIGENT POLYMERS LIMITED
                       BIOVAIL CORPORATION INTERNATIONAL

                            EACH UNIT CONSISTING OF
                  ONE COMMON SHARE, PAR VALUE $.01 PER SHARE,
                OF INTELLIGENT POLYMERS LIMITED AND ONE WARRANT
TO PURCHASE ONE COMMON SHARE, NO PAR VALUE, OF BIOVAIL CORPORATION INTERNATIONAL

    The Common Stock, par value $.01 per share (the "Intelligent Polymers Common Shares"), of Intelligent Polymers Limited ("Intelligent Polymers") and the Warrants (the "Warrants") to purchase Common Shares of Biovail Corporation International ("Biovail Common Shares") which comprise the units (the "Units") will trade only as units (and not separately) through September 30, 1999 or such earlier date as the Purchase Option (as defined below) is exercised or expires unexercised. The Units have been approved for listing on the American Stock Exchange (the "AMEX"), subject to notice of issuance. The Warrants are exercisable at any time from October 1, 1999 through September 30, 2002. The
exercise price of the Warrants is $         per Biovail Common Share. See
"Description of the Warrants and the Biovail Common Shares." On September 16, 1997, the last reported sale price of a Biovail Common Share on the New York Stock Exchange (the "NYSE") was $28 15/16.

    Prior to the offering of the Units (the "Unit Offering"), there has been no public market for the Units. Intelligent Polymers will receive all of the net proceeds of the Unit Offering. Intelligent Polymers will, pursuant to the terms of a development contract, pay to Biovail substantially all of the net proceeds of this Unit Offering in licensing and product development fees. See "Use of Proceeds."

    Beginning on the closing date of the Unit Offering and ending on the earlier of (i) September 30, 2002 and (ii) the 90th day after Intelligent Polymers provides Biovail with quarterly financial statements of Intelligent Polymers showing cash or cash equivalents of less than $3 million (which period may be extended by Biovail under certain circumstances, but in no event beyond September 30, 2002), Biovail will have an option to purchase all (but not less than all) of the Intelligent Polymers Common Shares at a substantial premium to the offering price. The option price may be paid in cash, Biovail Common Shares, or any combination of the foregoing, at Biovail's sole discretion. See "The Agreements and the Purchase Option -- Purchase Option."

    SEE "RISK FACTORS" ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN
             CONSIDERATIONS RELATED TO AN INVESTMENT IN THE UNITS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------
                                                     PRICE            UNDERWRITING        PROCEEDS TO
                                                     TO THE          DISCOUNTS AND        INTELLIGENT
                                                     PUBLIC          COMMISSIONS(1)       POLYMERS(2)
----------------------------------------------------------------------------------------------------------
Per Unit.....................................        $20.00                $                   $
Total(3).....................................     $65,000,000              $                   $
----------------------------------------------------------------------------------------------------------

(1) Intelligent Polymers and Biovail have agreed to indemnify the Underwriters (as defined below) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated at $        , payable by Intelligent
    Polymers.

(3) Intelligent Polymers and Biovail have granted the Underwriters an option exercisable within 30 days after the date hereof, to purchase up to an aggregate of 487,500 additional Units at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to the public, underwriting discounts and commissions, and
    proceeds to Intelligent Polymers will be $74,750,000, $        and
    $        , respectively. See "Underwriting."

    The Units are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by counsel for the Underwriters. It is expected that delivery of the Units will
be made in New York, New York on or about          , 1997.

DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION
                       SBC WARBURG DILLON READ INC.
                                                  LAZARD FRERES & CO. LLC

                         [DESCRIPTION OF INSIDE COVER]

                            THE HEALTH OF TOMORROW.

                             [Photo of researcher]

[BIOVAIL LOGO]                                       [INTELLIGENT POLYMERS LOGO]

                     [DESCRIPTION OF GATEFOLD INSIDE COVER]

                   RESEARCH TODAY FOR THE HEALTH OF TOMORROW.

                            SCIENTIFIC EXPERTISE
                            CONTROLLED RELEASE TECHNOLOGIES
                            R&D PIPELINE
                            EXPERIENCED MANAGEMENT

Controlled release drug delivery technology can hold the key to better tolerated, more effective medications for the treatment of many chronic conditions. However, the application of this technology requires specialized scientific expertise and dedicated research.

Intelligent Polymers is dedicated to research and development of once-daily controlled release formulations for selected products whose performance may be enhanced through controlled release technology. Intelligent Polymers will concentrate on the development of once-daily controlled release pharmaceutical products for the treatment of chronic conditions.

The annual oral controlled release prescription drug market in the U.S. alone currently exceeds $6 billion. With an existing R&D pipeline of products, a solid management strategy and access to Bioval's scientific expertise in oral drug delivery technology, Intelligent Polymers' mandate is industry leadership in controlled release research.

             [Photo of research personnel and laboratory equipment]

[BIOVAIL LOGO]                                       [INTELLIGENT POLYMERS LOGO]

     Anxiety,            Chronic         Hypertension,        Diabetes           Elevated
    Depression            Pain              Angina                              Cholesterol

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this Prospectus are forward-looking in nature, including but not limited to Biovail's and Intelligent Polymers' product development plans, plans concerning the commercialization of products, and other statements that are not historical facts. The occurrence of the events described, and the achievement of the intended results, are subject to the future occurrence of many events, some or all of which are not predictable or within Biovail's and Intelligent Polymers' control. Therefore, actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the pharmaceutical industry; others are more specific to Biovail's and Intelligent Polymers' businesses. Many of the significant risks related to Biovail's and Intelligent Polymers' businesses are described in this Prospectus, including risks associated with technology and product development, risks relating to clinical development and medical acceptance of products, changes in the health care marketplace, patent and intellectual property matters, regulatory and manufacturing issues, and risks associated with competition from other companies.

     CERTAIN PERSONS PARTICIPATING IN THIS UNIT OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF ANY OF THE UNITS, THE INTELLIGENT POLYMERS COMMON SHARES, THE BIOVAIL COMMON SHARES OR THE WARRANTS. SPECIFICALLY, THE REPRESENTATIVES OF THE UNDER-WRITERS MAY OVERALLOT IN CONNECTION WITH THE UNIT OFFERING AND MAY BID FOR AND PURCHASE UNITS, INTELLIGENT POLYMERS COMMON SHARES, BIOVAIL COMMON SHARES OR WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         ------------------------------

                             AVAILABLE INFORMATION

     Biovail is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by Biovail with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Although Biovail and Intelligent Polymers may not be required to file electronically materials which would be required to be filed electronically by domestic issuers, it is the current intention of each of the companies to make such material available electronically. In addition, such material may be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Biovail Common Shares are listed.

     Upon completion of the Unit Offering, Intelligent Polymers is expected to be subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith to file reports and other information with the Commission. Holders of Intelligent Polymers Common Shares will receive annual reports containing financial information including the report of independent chartered accountants as to the financial statements of Intelligent Polymers.

     Biovail and Intelligent Polymers have filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this Prospectus. For further information with respect to Biovail, Intelligent Polymers and the securities offered hereby, reference is made to such Registration Statement and the exhibits thereto, which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

     This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Biovail pursuant to the Exchange Act are incorporated herein by this reference:

          (i) Biovail's Annual Report on Form 20-F for the fiscal year ended December 31, 1996;

          (ii) the description of Biovail's Common Shares contained in Biovail's Report on Form 8-A dated December 10, 1996; and

          (iii) Biovail's Reports on Form 6-K filed with the Commission on May 14 and August 5, 1997.

     In addition, all filings on Form 20-F filed by Biovail pursuant to the Exchange Act, and, to the extent so designated therein, any reports on Form 6-K of Biovail, after the initial filing of the Registration Statement of which this Prospectus forms a part, after the date of this Prospectus and prior to the termination of the Unit Offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     Copies of documents incorporated by reference with respect to Biovail that are not presented herein or delivered herewith (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents or herein) are available without charge to any person to whom this Prospectus is delivered upon written or oral request to Biovail's principal executive office: Biovail Corporation International, 2488 Dunwin Drive, Mississauga, Ontario, Canada, L5L 1J9, Attn: Investor Relations.

     Intelligent Polymers is a Bermuda exempted company formed in July 1997 and has conducted no business to date. Bermuda exempted companies are discussed under the heading "Bermuda Exchange Control; Other Bermuda Issuer Considerations" in the section titled "Exchange Controls and Other Limitations Affecting Securityholders." Intelligent Polymers' principal executive office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, c/o Conyers Dill & Pearman, telephone number: (441) 295-1422.

                              CURRENCY TRANSLATION

     Biovail reports its financial statements in U.S. dollars while the currency of measurement for its operations varies depending upon location. Unless otherwise indicated, all references to dollars or "$" are to United States dollars and references to "Cdn$" are to Canadian dollars.

                         ------------------------------

COPIES OF THIS DOCUMENT, HAVING ATTACHED THERETO THE DOCUMENTS SPECIFIED HEREIN, HAVE BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA FOR REGISTRATION.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

     Biovail is an Ontario, Canada corporation. Most of Biovail's directors, officers and controlling persons, as well as certain of the experts named herein, reside outside the United States and all or a substantial portion of the assets of such persons and of Biovail are located outside the U.S. Consequently, it may be difficult or impossible for investors to effect service of process within the U.S. upon Biovail or such persons, or to realize against them upon judgments of courts of the U.S. predicated upon civil liabilities under the federal securities laws of the U.S. There is doubt as to the enforceability in Canada against Biovail or any of its directors and officers or experts named herein who are not residents of the U.S. in original actions or in actions for enforcement of judgments rendered by U.S. courts, of civil liabilities predicated solely on U.S. federal securities laws. In addition, investors should not assume that courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Biovail in the U.S. or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the U.S. or (ii) would enforce, in original actions, liabilities against Biovail or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

     Intelligent Polymers is a Bermuda corporation. Most of Intelligent Polymers' directors, officers and controlling persons, as well as certain of the experts named herein, reside outside the U.S. and all or a substantial portion of the assets of such persons, and of Intelligent Polymers, are located outside the U.S. Consequently, it may be difficult or impossible for investors to effect service of process within the U.S. upon Intelligent Polymers or such persons or to realize against them upon judgments of courts of U.S. predicated upon civil liabilities under U.S. federal securities laws. Intelligent Polymers has been advised by Conyers Dill & Pearman, Bermuda counsel to Intelligent Polymers, that the U.S. and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. A Bermuda court may impose civil liability on Intelligent Polymers or its directors or officers in a suit brought in the Supreme Court of Bermuda against Intelligent Polymers or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

     Each of Biovail and Intelligent Polymers has irrevocably appointed CT Corporation System as its agent to receive service of process solely in actions against it arising out of or in connection with the U.S. federal securities laws or out of violations of such laws in any federal court or state court in New York, New York, relating to the transactions covered by this Prospectus.

                                   TRADEMARKS

     Biovail, the Biovail word logo, Tiazac(R), Viazem, and Crystaal are all trademarks of Biovail which are registered in Canada, the United States or certain other jurisdictions. Intelligent Polymers and the Intelligent Polymers word logo are trademarks of Intelligent Polymers.

     All other product names referred to in this document are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The information set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. All Biovail share and per share information presented herein gives effect to the 3-for-1 stock split which was completed in January 1996. Unless the context otherwise requires, reference herein to "Biovail" includes its predecessor companies and the consolidated subsidiaries of Biovail. Unless otherwise stated, market data and market share data set forth herein are based on reports of IMS America Limited.

                                    BIOVAIL

     Biovail is a global integrated pharmaceutical product development company specializing in the application of advanced oral controlled release delivery technologies. Biovail's proprietary technologies are used in formulations which either improve upon conventional dosage forms of existing products by providing the therapeutic benefits of controlled release or are generically equivalent to existing once-daily branded products, while in both instances providing significant cost advantages. Biovail develops controlled release formulations for the generic and branded market segments which are manufactured by it or by others under license. Biovail does not engage in basic research to discover new chemical entities.

     Biovail's business has evolved from licensing its controlled release formulations to pharmaceutical companies to developing, manufacturing, testing, registering, marketing and out-licensing its own products. Products developed by Biovail are currently sold under license in more than 55 countries. One of these products, Tiazac(R), is manufactured by Biovail for sale under its brand name by its licensees in the U.S. and Europe and by its wholly owned subsidiary, Crystaal Corporation ("Crystaal"), in Canada. Tiazac(R) is currently Biovail's principal product. See "Business of Biovail -- Products of Biovail -- Tiazac(R)." The products currently under development by Biovail are generic controlled release versions of major brand name drugs, in particular, products indicated for the treatment of chronic disorders such as cardiovascular, inflammatory and respiratory conditions and for pain management. As of July 31, 1997, Biovail had 12 such controlled release products under development, four of which have been submitted for regulatory approval to the U.S. Food and Drug Administration (the "FDA"). The four products awaiting approval of the FDA include generic formulations of Cardizem SR, Cardizem CD and Verelan, all three of which are calcium channel blockers used for the treatment of hypertension, as well as a generic formulation of Trental used for the treatment of peripheral vascular disease. See "Business of Biovail -- Products of Biovail -- Generic Product Pipeline."

     Biovail derives its revenues from (i) developing and licensing oral controlled release products using its proprietary drug delivery technologies;
(ii) manufacturing such products for sale to licensees and wholesalers; and
(iii) providing pharmaceutical contract research services to third parties. For the 12 months ended June 30, 1997, Biovail had revenues of $66.7 million and net income of $25.5 million. The three areas referred to in clauses (i), (ii) and
(iii) accounted for 11.3%, 82.4% and 6.3%, respectively, of Biovail's total revenues for such 12 month period.

     Controlled release products are formulations which release active drug compounds in the body gradually and predictably over a 12 or 24 hour period and which therefore need be taken only once- or twice-daily. Controlled release products typically provide numerous benefits over immediate release drugs, including: (i) greater effectiveness in the treatment of chronic conditions;
(ii) reduced side effects; (iii) greater convenience (only once or twice a day); and (iv) higher levels of patient compliance due to a simplified dosing schedule. Biovail has four proprietary technologies for the controlled release of drugs. These technologies are broadly applicable to a wide range of compounds and may be used to formulate controlled release versions of products available in immediate release formulations. These technologies are used in the 12 Biovail products that are currently marketed or in the 12 generic controlled release products under development.

     The oral controlled release prescription drug market in the United States was $6.1 billion for the 12 months ended March 31, 1997. There are more than 60 FDA approved controlled release branded products available in the United States. The patent and exclusivity period on the drug compound have expired on two-thirds of such branded products and, by 2000, 95% will have expired. Because of the technological barriers associated with the development of controlled release drugs, there has not been the same proliferation of generic drugs in the controlled release segment as in the immediate release segment of the industry. As a result, there are only seven oral controlled release brands which have been genericized. Sales of these generic products accounted for approximately 7% of the total U.S. oral controlled release prescription drug market in the 12 months ended March 31, 1997.

     In general, large pharmaceutical companies are under pressure to begin marketing a drug as soon as it is developed in order to recoup the significant development costs as well as to secure an early entry into the market. Even though a controlled release version of a given drug might be a more effective product, pharmaceutical companies typically have not spent the time required to develop controlled release versions of their products while their immediate release version is under patent. Instead they have begun marketing the immediate release versions as soon as a drug is developed.

     When a new drug product is developed, the innovator company typically applies for and is granted a product patent which expires on the date 20 years from the first date a patent application was filed (or, for patents in force on, or that result from a patent application filed before, June 8, 1995, the later of such date and the date 17 years from the date a patent is issued). Because no other company can, without authorization, make, use, sell, import or offer for sale a generic version of such original branded product until the patent on such product expires, the innovator has a monopoly during the patent period on marketing a branded product. Once the product patent and, if applicable, the exclusivity period (the three or five year period during which there is an exclusive right to market a brand name product granted by the FDA), on a product expires, other companies may be able to market a generic version of that branded product if no other patents or exclusivity periods apply and regulatory approval is obtained. Upon regulatory approval of a generic product, it is labeled as a generic substitute for the branded product and pharmacists generally can substitute the generic product for the branded product prescribed by a physician (and many times must substitute the lower cost generic product for patients covered by a managed care or insurance program which pays pharmacy benefits).

     A generic pharmaceutical product is approved by the FDA upon the establishment of bioequivalence to the original branded product. Demonstration of bioequivalence requires that the generic product produce the same rate of release and concentration of the drug in the blood over time as the original branded product. Such generic products are generally sold at a significant price discount to the corresponding branded product and are generally manufactured by small, independent generic pharmaceutical companies to compete with the larger pharmaceutical companies on the basis of price. Such generic products have received widespread market acceptance. However, oral controlled release generic products typically have not been subject to the deep price discounts of immediate release generic products.

     Products which include the same compound as the original branded products but are not generic versions of these brands may, however, be approved by the FDA on the basis of the more extensive regulatory procedures applicable to branded products. Once such products are approved, they may be marketed as distinct brands in competition with other brand name products upon expiration of the applicable patent on the drug compound in the original branded products. Biovail believes that there is a significant opportunity for the marketing of products so approved as branded once-daily controlled release versions of products currently available only in an immediate release form or in a controlled release form requiring multiple daily dosing. To take advantage of this opportunity, Biovail has formed, and proposes to enter into certain contractual relationships with, Intelligent Polymers. The proposed structure of the Unit Offering (including the Purchase Option) allows Biovail and Intelligent Polymers to allocate specific business opportunities, benefits and risks between themselves and allows investors to hold securities of each of Biovail and Intelligent Polymers. In addition, this structure offers holders of Intelligent Polymers Common Shares the potential for significant returns upon any exercise of the Purchase Option. Biovail believes that Intelligent Polymers' access to Biovail's technology and integrated infrastructure and its strategy of developing products for itself, rather than on behalf of other, larger pharmaceutical companies, should favorably position it to succeed in this market and should enable Intelligent Polymers to retain a larger portion of the proceeds of commercialization of any Products which are successfully developed.

                              INTELLIGENT POLYMERS

     Intelligent Polymers was formed by Biovail in July 1997, primarily to develop once-daily controlled release versions of selected drugs which are currently marketed only in immediate release form or in controlled release form requiring multiple daily dosing and whose patents have or will have expired upon the anticipated date of receipt of FDA marketing approval for the once-daily controlled release formulations to be developed. Upon development and regulatory approval of such products, Intelligent Polymers expects that such products will be marketed under distinct brand names. Intelligent Polymers has not yet conducted any business and has no employees other than its sole executive officer, who is not a full-time employee and who is a full-time employee of Biovail. Intelligent Polymers does not intend to perform any research or other activities on its own behalf, but rather will pay Biovail to perform all such activities pursuant to the terms of the Development Contract (as defined below). Substantially all of the net proceeds from the Unit Offering, together with interest earned thereon, will be used for payments under the Development Contract to develop the Additional Product (as defined below) and once-daily controlled release branded generic versions of the following compounds:

                  CURRENTLY                                                   BRAND NAME         U.S.
                   MARKETED                                                  PRODUCT U.S.       PRODUCT
                    BRAND                                                       PATENT         SALES(2)
      COMPOUND       NAME          U.S. MARKETER            INDICATION       EXPIRATION(1)   (IN MILLIONS)
    ------------- ----------    --------------------   --------------------  -------------   -------------
    Bupropion     Wellbutrin    Glaxo Wellcome         Depression             Expired           $ 150.0
    Buspirone     Buspar        Bristol-Myers Squibb   Anxiety, depression    Expired           $ 352.4
    Lovastatin(3) Mevacor       Merck                  Elevated cholesterol   June 2001         $ 768.0
    Metformin     Glucophage    Bristol-Myers Squibb   Diabetes               Expired           $ 356.0
    Tramadol      Ultram        Johnson & Johnson      Chronic pain           Expired           $ 278.9

------------------------------

(1) Patent expiration refers to expiry of U.S. patents (inclusive of any extensions) on drug compounds. Patents outside the United States may differ from those in the U.S. Under U.S. law, the expiration of a patent on a drug compound does not create a right to make, use or sell that compound. There may be additional patents relating to a person's proposed manufacture, use or sale of a product that could potentially prohibit such person's proposed commercialization of a drug compound. Intelligent Polymers does not believe any such additional patents will prohibit the proposed commercialization of the Products as it is not aware of any U.S. patents which might be infringed by the Products as currently contemplated to be manufactured, used or sold by Intelligent Polymers.

(2) U.S. product sales are for the 12 months ended March 31, 1997.

(3) Intelligent Polymers will seek to develop a once-daily controlled release version of Lovastatin which will include such compound in combination with Niacin. Niacin is marketed by various persons in the U.S. under a variety of brand names. Like Lovastatin, Niacin also is indicated for elevated cholesterol. Intelligent Polymers is not aware of any U.S. patents on the Niacin drug compound.

     In addition to seeking to develop once-daily controlled release versions of the products listed above, Intelligent Polymers will also seek to complete development of a generic version (the "Additional Product") of a controlled release nifedipine formulation. The Additional Product has been developed to the clinical testing stage by Biovail. A controlled release version of nifedipine is currently marketed in the U.S. by Pfizer Inc. ("Pfizer") under the brand name Procardia XL. Nifedipine is indicated for the treatment of hypertension and angina. The U.S. patent on the drug compound nifedipine and the exclusivity period on such drug compound and on Procardia XL have expired, but several other patents are listed with the FDA as being applicable to the product marketed by Pfizer. However, Intelligent Polymers believes that such other patents will not delay the marketing of Biovail's generic formulation upon receipt of FDA approval as it is not aware of any U.S. patents which might be infringed by the products as currently contemplated to be manufactured, used or sold by Intelligent Polymers. In the 12 months ended March 31, 1997, Procardia XL had U.S. sales of

$923 million. This is the only Product (as defined below) for which Intelligent Polymers currently expects to seek FDA approval through an Abbreviated New Drug Application ("ANDA").

     The Board of Directors of Intelligent Polymers has the right, with the consent of Biovail, to select additional controlled release products for development under the Development Contract. See "The Agreements and the Purchase Option -- Development Contract." The once-daily controlled release versions of the compounds listed in the table above as well as the Additional Product and other products which may be mutually agreed to by Biovail and Intelligent Polymers for inclusion under the Development Contract are collectively referred to as the "Products."

     Each of the Products will involve the application of Biovail's oral controlled release drug delivery technology to compounds that have received regulatory approval and have achieved substantial sales. Other than with respect to the Additional Product, only preliminary development work on the Products has been undertaken by Biovail, which has completed studies on the applicability of its controlled release delivery technology to such compounds solely for uses reasonably related to the development and submission of information to obtain U.S. regulatory approval. The Additional Product is currently in the clinical testing stage of development. There can be no assurance that the Products will be successfully developed or receive the necessary FDA approvals, or as to when or if manufacturing or marketing of any of the Products will commence.

                                  RISK FACTORS

     An investment in the Units involves certain risks associated with the business of Biovail and Intelligent Polymers, the industry in which they compete and the Unit Offering. For a more detailed discussion of these risks, see "Risk Factors."

                               THE UNIT OFFERING

Units Offered.....................................................................  3,250,000
     Number of Intelligent Polymers Common Shares Offered and to Be Outstanding
      after the Unit Offering.....................................................  3,250,000
     Warrants to Purchase Biovail Common Shares Offered...........................  3,250,000
Proposed AMEX Symbol for Unit.....................................................     INP

                              TRADING INFORMATION

     The Units have been approved for listing on the AMEX, subject to notice of issuance. The Intelligent Polymers Common Shares and the Warrants comprising the Units will trade only as units until September 30, 1999 or such earlier date as the Purchase Option (as defined below) is exercised or expires unexercised (the "Separation Date"). See "Description of the Warrants and the Biovail Common Shares -- The Warrants." It is expected that the Intelligent Polymers Common Shares will be eligible for quotation after the Separation Date on the AMEX and the Warrants will be eligible for quotation on the NYSE. There can be no assurance that there will be an active trading market for the Units or that, after the Separation Date, there will be active trading markets for the Intelligent Polymers Common Shares or the Warrants. The Biovail Common Shares currently are quoted on the NYSE and the Toronto Stock Exchange ("TSE").

                                  THE WARRANTS

     Each Unit includes one Warrant to purchase one Biovail Common Share. The Warrants will be exercisable from October 1, 1999 through September 30, 2002
(the "Warrant Expiration Date") at an exercise price of $          per Biovail
Common Share (the "Warrant Exercise Price"). The Warrants will trade separately from Intelligent Polymers Common Shares beginning on the Separation Date. In the event that Biovail exercises the Purchase Option, holders of Intelligent Polymers Common Shares will retain their Warrants, unless sold or otherwise transferred by those holders. See "Description of the Warrants and the Biovail Common Shares -- The Warrants."

                                PURCHASE OPTION

     Biovail, as the holder of all of the issued and outstanding special shares, par value $1.00 per share, of Intelligent Polymers (the "Special Shares") has the right to purchase all, but not less than all, of the Intelligent Polymers Common Shares outstanding at the time such right is exercised (the "Purchase Option"). The Purchase Option will be exercisable by notice (the "Exercise Notice") given at any time during the period beginning on the closing date of the Unit Offering and ending on the earlier of (i) September 30, 2002 and (ii) the 90th day after the date Intelligent Polymers provides Biovail (as such holder) with quarterly financial statements of Intelligent Polymers showing cash or cash equivalents of less than $3 million (the "Financial Notice"), although Biovail may at its election extend such period by providing additional funding for the continued development of any or all of the Products (but in no event beyond September 30, 2002). If the Purchase Option is exercised, the purchase price calculated on a per share basis (the "Purchase Option Exercise Price") is currently expected to be as follows:

        IF THE INTELLIGENT POLYMERS COMMON SHARES ARE ACQUIRED           EXPECTED PURCHASE OPTION
                   PURSUANT TO THE PURCHASE OPTION:                           EXERCISE PRICE
Before October 1, 2000.................................................           $39.06
On or after October 1, 2000 and on or before September 30, 2001........            48.83
On or after October 1, 2001 and on or before September 30, 2002........            61.04

     The Expected Purchase Option Exercise Prices set forth above are subject to change at the time of the pricing of the Unit Offering based on the considerations described under "Underwriting," including the compound annual rate of return, as required by potential investors, to be achieved upon any exercise of the Purchase Option, but will not be less than $34.56 for the period before October 1, 2000, $41.47 for the period from October 1, 2000 through September 30, 2001 and $49.77 for the period from October 1, 2001 through September 30, 2002. See "Underwriting" for a discussion of factors considered in determining the Purchase Option Exercise Price.

     The Purchase Option Exercise Price may be paid in cash or Biovail Common Shares, or any combination of the foregoing, at Biovail's sole discretion. Any such Biovail Common Shares will be valued based upon the average of the closing prices for Biovail Common Shares on the NYSE for the five trading days immediately preceding the date of the Exercise Notice. See "The Agreements and the Purchase Option -- Purchase Option."

     Biovail owns all of the issued and outstanding Special Shares of Intelligent Polymers, which grant the holder of a majority of such Special Shares the Purchase Option and confer limited voting and other rights on the holder. The Special Shares and the rights attached thereto are unconditionally transferable without limitation subject to compliance with the law and the prior written approval of the Bermuda Monetary Authority (Foreign Exchange Control). At present Biovail has no intention of transferring such Special Shares. Under Intelligent Polymers' Bye-Laws, Intelligent Polymers will be restricted, until the expiration of the Purchase Option, from taking or permitting certain actions inconsistent with Biovail's rights under the Purchase Option. For example, until the expiration of the Purchase Option, Intelligent Polymers will not be able to, among other things, without the consent of the holder of a majority of the Special Shares, pay any dividends, issue additional shares of capital stock, have outstanding borrowings in excess of an aggregate of $1 million, amalgamate or alter the Purchase Option. See "Description of Intelligent Polymers Capital Stock."

                              DEVELOPMENT CONTRACT

     Intelligent Polymers has entered into a development and license agreement with Biovail (the "Development Contract") under which Biovail has agreed to use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue U.S. regulatory approval of, the Products other than the Additional Product and (ii) conduct clinical testing for, and pursue U.S. regulatory approval of, the Additional Product, each in accordance with the terms of the Development Contract. Although the pricing structure of the Development Contract is considered by Biovail to be consistent with contractual relationships it has had and continues to have with other third parties, the Development Contract was not negotiated on an arm's-length basis. See "Risk Factors -- Conflicts of Interest" and "The Agreements and the Purchase Option -- Development Contract."

     Payments to Biovail under the Development Contract will be in an amount equal to the full amount of all Development Costs (as defined below) incurred by Biovail in performing these activities, up to the maximum amount of funds available to Intelligent Polymers (which includes any licensing or marketing income earned by Intelligent Polymers and any cash received upon the exercise of the Biovail Option), less working capital to be retained by Intelligent Polymers of $1.0 million and a reserve of $1.5 million for possible litigation relating to the Additional Product (the "Available Funds," which term shall include any portion of the litigation reserve remaining after FDA approval of the Additional Product). Such payments to Biovail will include an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with such product development and of $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of the Additional Product.

     Biovail has agreed, subject to customary business constraints and limitations, to provide appropriate scientific and technical personnel, necessary laboratories and equipment and administration of research and development operations. Under the Development Contract, Biovail is not required to allocate any specified amount of time or resources to perform its obligations thereunder. The development obligations of Biovail and Intelligent Polymers under the Development Contract will terminate upon the expenditure of all Available Funds, which is projected by Intelligent Polymers to occur on or about March 31, 2001 (without taking into account any licensing or marketing income earned by Intelligent Polymers and any cash received upon exercise of the Biovail Option), or at such other time as Intelligent Polymers and Biovail may mutually determine. See "The Agreements and the Purchase Option -- Development Contract."

     On the 90th day after the Financial Notice, to the extent Biovail has neither exercised the Purchase Option nor extended the termination date of the Purchase Option as discussed above under "-- Purchase Option," Intelligent Polymers and Biovail shall commence negotiations as to the terms on which Biovail might provide additional funding for any or all of the Products. Such negotiations will extend for a maximum period of 60 days and will take into account relevant issues, including but not limited to the amount and timing of such funding, possible alterations in the terms of the Biovail Option if the Biovail Option has not yet been exercised or the possibility of granting Biovail a renewed Biovail Option if the Biovail Option has been exercised and the terms of the Development Contract (including as it relates to manufacturing and licensing). If the parties successfully negotiate new funding terms, the Purchase Option can be extended, but not beyond September 30, 2002. See "The Agreements and the Purchase Option -- Purchase Option." During such period of negotiation, Intelligent Polymers will have the right, but will not be required, to expend any Available Funds under the Development Contract. As to any Product for which Intelligent Polymers and Biovail fail to reach agreement as to any additional funding by Biovail, Biovail will grant to Intelligent Polymers a worldwide license for all of its patent rights and other intellectual property (as reasonably agreed to by Biovail and Intelligent Polymers as being necessary to develop further any such Product) solely in connection with the application of such rights and property to the Products. See "The Agreements and the Purchase Option -- License." The license to Intelligent Polymers shall be non-royalty bearing and exclusive for the License Period and non-exclusive thereafter.

                                    LICENSE

     Pursuant to the Development Contract and subject to the Biovail Option (as defined below), Intelligent Polymers will have a license (the "License") to manufacture or obtain manufacturing for (subject to Biovail's exclusive manufacture period, right of first refusal and right of approval described below), sell and otherwise market and sublicense others to market, throughout the world (other than in Canada), Products developed for Intelligent Polymers under the Development Contract or, as to Products for which Intelligent Polymers and Biovail fail to reach agreement as to any necessary additional funding, under other arrangements. Intelligent Polymers will have a non-royalty bearing license with respect to the rights described above which is exclusive for the License Period (as defined below) and is non-exclusive thereafter. Pursuant to the terms of the Development Contract, Biovail will have the exclusive right to manufacture any Product manufactured through the fifth anniversary of FDA approval of each such Product and will be obligated during such period, at the request of Intelligent Polymers, to manufacture any Product approved by the FDA at Biovail's standard cost of manufacture plus 25% of such cost. Thereafter, Intelligent Polymers' right to obtain manufacturing will be subject to a right of first refusal on the part of Biovail to match any manufacturing arrangements offered by third-party manufacturers and, in the event Biovail does not exercise such right of first refusal, to Biovail's right to approve any proposed manufacturer or sublicensee, which approval may be withheld only if any such manufacturer (including a manufacturer on behalf of a sublicensee) has insufficient or inadequate manufacturing capability (including lack of compliance with GMP (as defined below) regulations) or if any such sublicensee's activities will have a material adverse effect on Biovail's overall competitive position in the pharmaceutical industry. In the event that Biovail exercises its right to reject a manufacturer proposed by Intelligent Polymers and Intelligent Polymers and Biovail cannot agree on an alternative manufacturer, Biovail will be obligated to manufacture any such Product for Intelligent Polymers at prevailing market rates but not less than Biovail's standard cost of manufacture plus 15% of such cost. Biovail will have the right to terminate the License as to any Product in the event that Intelligent Polymers does not market such Product within nine months from the date of marketing approval by the FDA.

     The License as to any particular product will be exclusive until the expiration of any patents covering the licensed Product or, if there are no such patents, for a period of 10 years from the date of the first commercial sale of the Product (such longer period being the "License Period"). Any such license shall be royalty-free and, after the License Period, non-exclusive.

     Crystaal will pay to Intelligent Polymers royalties equal to 3% of net sales of any Product (other than any Product as to which Biovail exercises the Biovail Option) sold in Canada during the License Period by Biovail or its sublicensees.

     Biovail will have the right to acquire an exclusive license with respect to any one Product which would otherwise be licensed to Intelligent Polymers, exercisable within 60 days of U.S. regulatory approval of such Product (the "Biovail Option") upon Biovail's agreement to pay, at Biovail's option, either of (i) base royalties of 10% of net sales from the relevant Product during the License Period or (ii) within 30 days of the exercise of the Biovail Option, a lump sum of $25.0 million. In the event that Biovail exercises the Biovail Option, Biovail will possess all rights, including, without limitation, the right to manufacture or obtain manufacturing for, license and market the Product covered by the Biovail Option.

                               SERVICES AGREEMENT

     Intelligent Polymers has entered into a services agreement with Biovail (the "Services Agreement") pursuant to which Biovail has agreed to provide management and administrative services to Intelligent Polymers for a quarterly fee of $100,000. The Services Agreement terminates one year after termination of the Purchase Option. In addition, Intelligent Polymers may terminate the Services Agreement at any time upon 90 days' notice. Either Biovail or Intelligent Polymers may terminate the Services Agreement in the event that the other party (i) breaches any material obligation thereunder or under the Development Contract, which breach continues for 60 days after notice thereof, or (ii) enters into any liquidation or bankruptcy proceedings.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     A U.S. Holder of a Unit will not recognize gain or loss at the time that the Warrants and the Intelligent Polymers Common Shares become separately tradeable. U.S. Holders will not be entitled to claim a dividends-received deduction with respect to dividends paid by (i) Intelligent Polymers on Intelligent Polymers Common Shares or (ii) Biovail on Biovail Common Shares.

     It is expected that Intelligent Polymers will initially be classified as a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes. If Intelligent Polymers is so classified, a U.S. Holder will be subject to a special U.S. tax regime with respect to certain distributions received from Intelligent Polymers as well as with respect to gain from the disposition of Intelligent Polymers Common Shares (including as part of the Units), unless such U.S. Holder elects to currently include in gross income a pro rata share of the earnings of Intelligent Polymers each year for which Intelligent Polymers is a PFIC. See "Taxation -- United States Tax Considerations."

     The material U.S. federal income tax consequences of the purchase of Units in the Unit Offering and the subsequent sale of Units, Intelligent Polymers Common Shares, Warrants and Biovail Common Shares by purchasers of Units in the Unit Offering are discussed under "Taxation -- United States Tax
Considerations."

                                USE OF PROCEEDS

     The net proceeds from the Unit Offering will be approximately $     million
($     million if the Underwriters' over-allotment option is exercised in full), all of which will be received by Intelligent Polymers. Any net proceeds received from the exercise of the over-allotment option will be included in Available Funds. To the extent Available Funds are adequate, and Biovail and Intelligent Polymers agree, any additional Product may be included for development under the Development Contract. Intelligent Polymers expects to use substantially all of the net proceeds from the Unit Offering and interest to be earned thereon, less $1.0 million to be used as working capital and a reserve of $1.5 million for possible litigation relating to the Additional Product, and to use up to the full amount of any additional Available Funds, if necessary, for payments under the Development Contract for the purpose of (i) conducting toxicity studies, formulation development and clinical studies for, and pursuing U.S. regulatory approval of, the Products other than the Additional Product and (ii) conducting clinical testing for, and pursuing U.S. regulatory approval of, the Additional Product, under the Development Contract. Such payments to Biovail will include an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with such product development and of $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of the Additional Product. Intelligent Polymers will, during the term of the Development Contract, pay Biovail up to the full amount of the Available Funds in licensing and product development fees pursuant to the Development Contract. Intelligent Polymers expects that it will have very limited sources of revenue other than the net proceeds of the Unit Offering and interest to be earned thereon. See "Use of Proceeds."

                       SUMMARY FINANCIAL DATA OF BIOVAIL

     The following summary financial data of Biovail is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto, other financial data, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Biovail" included elsewhere or incorporated by reference herein. The Summary Financial Data of Biovail included herein are prepared and presented in accordance with generally accepted accounting principles in Canada ("CDN GAAP"), which differ in certain significant respects from generally accepted accounting principles in the U.S. ("U.S. GAAP"). See Footnote 1 under the caption "Selected Financial Data of Biovail" for a description of the principal differences between CDN GAAP and U.S. GAAP as they relate to Biovail.

     The consolidated income statement data for the years ended December 31, 1994, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements of Biovail incorporated by reference in this document. The consolidated income statement data for the years ended December 31, 1992 and 1993 are derived from the audited consolidated financial statements included as part of Biovail's Annual Report on Form 20-F for the prior three fiscal years. The data for the six months ended June 30, 1997 and 1996 are derived from Biovail's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the interim periods presented are not indicative of the results that may be expected for the full year.

                                                                                    SIX MONTHS ENDED
                                          FISCAL YEARS ENDED DECEMBER 31,               JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT
  DATA:
     Revenue
          Contract..............  $ 3,148   $ 3,771   $ 3,909   $ 4,333   $ 4,374   $ 2,344   $ 2,159
          Manufacturing.........       --        --     4,975     7,915    54,313    27,901    28,537
          Royalty, licensing and
            other...............    2,815     5,959     7,680     7,396     7,743     4,332     4,146
                                  -------   -------   -------   -------   -------   -------   -------
     Total revenue..............    5,962     9,730    16,564    19,644    66,430    34,577    34,842
     Operating income (loss)....   (6,725)   (1,508)    2,525     2,553    23,606    10,736    13,377
     Income (loss) before income
       taxes....................   (9,026)   (2,230)    9,891     6,071    23,998    11,057    13,311
     Net income (loss)(1).......  $(8,214)  $ 3,927   $ 9,461   $ 5,870   $23,284   $10,437   $12,628
                                  =======   =======   =======   =======   =======   =======   =======
     Earnings (loss) per
       share(1)(2)..............  $ (0.70)  $  0.28   $  0.43   $  0.23   $  0.92   $  0.41   $  0.50

                                                                              AS OF JUNE 30, 1997
                                                                              -------------------
CONSOLIDATED BALANCE SHEET DATA(3):
     Working capital........................................................        $20,797
     Total assets...........................................................         75,582
     Long-term debt (excluding current portion).............................          3,659
     Shareholders' equity...................................................         49,793

------------------------------

(1) Under U.S. GAAP, the earnings (loss) per share for the six months ended June 30, 1996 and 1997 was $0.39 and $0.47, respectively and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 was $(0.99), $(0.16), $0.07,
    $0.22 and $0.87, respectively. Financial Accounting Standard 128 -- Earnings Per Share ("FAS 128"), which is effective for interim and annual periods ending after December 15, 1997, specifies a basis of computation of earnings per share which would result in the reporting of earnings per share data under U.S. GAAP equivalent to that under CDN GAAP.

(2) The weighted average number of common shares outstanding for purposes of the computation of the earnings (loss) per share data under U.S. GAAP gives effect to the exercise of outstanding options.

(3) Upon consummation of the Unit Offering, Biovail will account for its investment in Intelligent Polymers consisting of Special Shares at its cost of $12,000.

                                  RISK FACTORS

     In connection with an investment in the Units, prospective investors should consider, among other factors, the following:

CONFLICTS OF INTEREST

     COMMON MANAGEMENT

     The Development Contract, Purchase Option and Services Agreement were approved by Biovail, as the controlling shareholder of Intelligent Polymers. Two members of the present Board of Directors of Intelligent Polymers are persons who are directors and/or officers of Biovail or its affiliates.

     THE DEVELOPMENT CONTRACT

     The Development Contract (including the License and the Biovail Option) was not negotiated on an arm's-length basis and Biovail and Intelligent Polymers did not retain separate counsel in connection therewith. In particular, the Board of Directors of Intelligent Polymers may have been influenced by Biovail, as the controlling shareholder of Intelligent Polymers, in entering into the Development Contract. Biovail is the contractor under the Development Contract and will perform or participate in all development activities thereunder. Intelligent Polymers will be responsible for and will pay the Development Costs that are incurred by Biovail under the Development Contract. Biovail will unilaterally determine certain activities to be undertaken under the Development Contract and in all events Biovail will have substantial influence over all activities and procedures (including the timing and priorities thereof) to be undertaken pursuant to the Development Contract. Biovail has no obligation to complete any development activity after all funds have been expended under the Development Contract. Biovail's own projects and other third-party projects may compete for time and resources with projects undertaken pursuant to the Development Contract and the resources Biovail expends under the Development Contract may therefore be limited.

     THE BIOVAIL OPTION

     If Biovail exercises the Biovail Option for a Product, it will have sole discretion to control the commercialization of such Product, including discretion to allocate its marketing resources among that Product and other Biovail products.

     THE PURCHASE OPTION EXERCISE PRICE; TRANSFERABILITY OF PURCHASE OPTION

     The Purchase Option Exercise Price will be determined by Biovail and Intelligent Polymers giving consideration to the implied returns to investors purchasing securities with a similar structure historically and the comparability of the Unit Offering to those prior offerings; the value of the Warrants; the nature of the Products; the agreements between Biovail and Intelligent Polymers; such other factors as Biovail and Intelligent Polymers deem appropriate; and advice given by the Underwriters. Therefore, such price will not be determined on an arm's-length basis. There can be no assurance that the Purchase Option Exercise Price will accurately reflect the fair market value of the Intelligent Polymers Common Shares at the time of exercise and that the Purchase Option Exercise Price will not be significantly higher or lower than such fair market value. Furthermore, Biovail may transfer ownership of a majority of the Special Shares at any time and there can be no assurance that such new holder would have the same incentives or ability to exercise the Purchase Option as Biovail. In the event the Purchase Option were transferred, the payment by the subsequent holder of the majority of the Special Shares could be made in cash or, if such holder is a company whose common equity securities are listed on a national securities exchange in the United States or admitted to unlisted trading privileges or listed on the Nasdaq National Market System, in the sole discretion of such holder, in shares of such listed common equity security.

     APPROVAL OF MANUFACTURERS/LICENSEES

     Upon expiry of the period of Biovail's exclusive right of manufacture, Intelligent Polymers' right to obtain manufacturing will be subject to a right of first refusal on the part of Biovail to match any manufacturing arrangements offered by third-party manufacturers. In the event Biovail does not exercise such right of first refusal, Biovail has the right to approve any proposed manufacturer or sublicensee (including a manufacturer on behalf of a sublicensee), which approval may be withheld only if any such manufacturer has insufficient or inadequate manufacturing capability (including lack of compliance with Good Manufacturing Practice ("GMP") regulations) or if any such sublicensee's activities will have a material adverse effect on Biovail's overall competitive position in the pharmaceutical industry. In the event that Biovail exercises its right to reject a manufacturer proposed by Intelligent Polymers and Intelligent Polymers and Biovail cannot agree on an alternative manufacturer, Biovail will be obligated to manufacture any such Product for Intelligent Polymers at prevailing market rates but not less than Biovail's standard cost of manufacture plus 15% of such cost. There can be no assurance that Biovail will not object to potential manufacturers on such grounds or that such objection will not have an adverse effect on Intelligent Polymers' ability to secure satisfactory manufacturing or sublicensing arrangements.

BUSINESS RISKS RELATED TO INTELLIGENT POLYMERS

     NO ASSURANCE OF SUCCESSFUL FINAL DEVELOPMENT OF THE PRODUCTS

     Intelligent Polymers has agreed with Biovail that Biovail will use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue U.S. regulatory approval of, the Products other than the Additional Product and (ii) conduct clinical testing for, and pursue U.S. regulatory approval of, the Additional Product. Biovail's historical performance is not necessarily indicative of the future performance of Intelligent Polymers. Other than with respect to the Additional Product, only preliminary development work has been undertaken by Biovail, which has completed studies on the applicability of its controlled release delivery technology to such compounds. The Additional Product is currently in the clinical testing stage. There can be no assurance that Intelligent Polymers or Biovail will be able to complete the development, gain regulatory approval and successfully commercialize any of the Products or that the Products can be introduced in a timely manner, if at all. The successful development of any of the Products will require, among other things, demonstration through human clinical studies that such Products are safe and effective.

     NO ASSURANCE OF SUFFICIENT FUNDS

     Although Intelligent Polymers believes that the proceeds of the Unit Offering will be sufficient to enable it to advance six Products to the approval stage in accordance with the Development Contract, there can be no assurance that this will be the case. Until the expiration of the Purchase Option, Intelligent Polymers is significantly restricted from raising additional funds without the consent of Biovail as the holder of the majority of the Special Shares, and there can be no assurance that Intelligent Polymers will have sufficient funds to successfully develop the Products to regulatory approval. Currently, Intelligent Polymers has no alternative sources for funding that may be needed to complete the development and commercialization of the Products. Therefore, if additional funding is necessary, such development and commercialization of the Products may not be possible. While Biovail may provide additional funding at its absolute discretion, upon terms to be negotiated at such time, Biovail is under no obligation to provide such additional funds and there can be no assurance that it will provide such additional funds.

     NO ASSURANCE OF SUCCESSFUL MANUFACTURING OR MARKETING

     Intelligent Polymers has no manufacturing or marketing capability. Except in Canada, Biovail has no marketing infrastructure. Intelligent Polymers will be required to sell and otherwise market the Products worldwide (other than Canada) based upon its own licensing and/or marketing resources and may be required to negotiate supply arrangements with third parties. If Biovail exercises the Biovail Option, it will have the sole right to sell and otherwise market the Product which is the subject of such exercise. In addition, Biovail will have the right to terminate Intelligent Polymers' license to market any particular Product in the event that

Intelligent Polymers does not market such Product within nine months from the date of marketing approval by the FDA. If Biovail either exercises the Biovail Option for a Product or manufactures any Product for Intelligent Polymers which Intelligent Polymers markets, Biovail may be required to expand its commercial manufacturing capabilities for such Product, which may involve delay or the need by Biovail to attempt to arrange financing. If either Intelligent Polymers or Biovail is required to rely on third-party manufacturing or marketing, there can be no assurance that such third-party arrangements can be successfully negotiated or that any such arrangements will be on commercially reasonable terms. Even if acceptable and timely manufacturing and marketing capabilities are available, there can be no assurance that the Products developed in accordance with the Development Contract will be accepted in the marketplace or that, if initially accepted, sales of such Products will not thereafter decline.

     NO PRIOR OPERATING HISTORY; NO ASSURANCE OF PROFITABILITY

     Intelligent Polymers was recently formed. There is no operating history of Intelligent Polymers upon which investors may base an evaluation of its anticipated performance and Biovail's historical performance should not be relied upon by investors as a possible prediction or indication of Intelligent Polymers' future performance. Intelligent Polymers anticipates that substantially all of the proceeds of the Unit Offering may be expended prior to the receipt of any significant revenues by Intelligent Polymers, resulting in significant losses. In addition, any licensing or marketing income earned by Intelligent Polymers and any cash received upon exercise of the Biovail Option will be Available Funds during the term of the Development Contract, and will be spent on developing the Products if necessary. Further, there can be no assurance that the Products under the Development Contract can be licensed or marketed profitably. Even if such Products are commercialized profitably, the initial losses may never be recovered. It is expected that Intelligent Polymers will not pay dividends on the Intelligent Polymers Common Shares.

     ABILITY OF SPECIAL SHAREHOLDER TO LIMIT CERTAIN INTELLIGENT POLYMERS ACTIVITIES

     Pursuant to the Bye-Laws of Intelligent Polymers, until the expiration of the Purchase Option, no resolution or act of Intelligent Polymers to authorize or permit any of the following will be effective without the prior written approval of the holders of a majority of the outstanding Special Shares: (i) the allotment or issue of shares or other securities of Intelligent Polymers or the creation of any right to such allotment or issue; (ii) the reduction of Intelligent Polymers' authorized share capital; (iii) outstanding borrowings by Intelligent Polymers in excess of an aggregate of $1.0 million; (iv) the sale or other disposition of, or the creation of any lien or liens on, the whole or a part of Intelligent Polymers' undertaking or assets; (v) the declaration or payment of dividends or the making of any other distributions to shareholders;
(vi) the amalgamation of Intelligent Polymers; and (vii) any alteration of the Purchase Option. Accordingly, Biovail, as the holder of a majority of the outstanding Special Shares, could preclude the holders of a majority of the outstanding Intelligent Polymers Common Shares and the Board of Directors of Intelligent Polymers from taking any of the foregoing actions during such period.

     UNCERTAINTY REGARDING SUFFICIENT AVAILABILITY OF BIOVAIL RESEARCH PERSONNEL AND FACILITIES

     Although Biovail believes that its research personnel and facilities currently are or will be adequate for the performance of its duties under the Development Contract, its research personnel will perform services in the same facilities for Biovail and client companies of Biovail. Biovail is not required to allocate any specified amount of time or resources to its duties under the Development Contract. Biovail's obligations to other present and future clients may restrict the amount of resources that otherwise could be devoted to its duties under the Development Contract. Subject to its obligation to use diligent efforts under the Development Contract, consistent with commercially reasonable practices, Biovail may allocate both its research personnel and its facilities as it deems appropriate under the circumstances. See "The Agreements and the Purchase Option -- Development Contract."

     NO ASSURANCE THAT THE PURCHASE OPTION EXERCISE PRICE WILL BE REPRESENTATIVE OF THE VALUE OF
INTELLIGENT POLYMERS

     The Purchase Option Exercise Price will be set forth in the Intelligent Polymers Bye-Laws and will be established as of the date of this Prospectus and therefore may not be representative of the value of the Intelligent Polymers Common Shares at the time of any exercise of the Purchase Option.

     NO ASSURANCE OF EXERCISE OF OPTIONS

     Biovail is not obligated to exercise the Purchase Option or the Biovail Option, and it will exercise either or both of such options only if, in the opinion of Biovail's Board of Directors, it is in Biovail's best interest to do so. Even if Products are developed and approved, if Biovail does not exercise the Biovail Option for a Product and/or does not exercise the Purchase Option, Intelligent Polymers will be required to find alternative ways to commercially market or exploit such Products and there can be no assurance that Intelligent Polymers will be able to do so. In the event Biovail fails to exercise the Purchase Option and Intelligent Polymers determines to market Products itself (other than any Product as to which Biovail has exercised the Biovail Option), Intelligent Polymers will require substantial additional funds. There can be no assurance that such funds will be available on attractive terms, if at all. Similarly, if Intelligent Polymers determines to license products to third parties, such arrangements, if available, may be on terms less favorable to Intelligent Polymers or its shareholders than would be the exercise of the Purchase Option.

     LIMITATION OR TERMINATION OF RIGHTS AND OBLIGATIONS IN BANKRUPTCY

     In the event that Biovail voluntarily or involuntarily is party to a bankruptcy, winding up, receivership, appointment of examiner, insolvency, compromise with creditors or similar proceeding, the liquidator, receiver, examiner or administrator of Biovail's business and properties may have broad powers to deal with such business and properties, including the ability to terminate certain contracts, in which case Intelligent Polymers' rights as they relate to the License or its right to receive proceeds of Product sales from Biovail pursuant to the terms of the Development Contract may be adversely affected and any claims of Intelligent Polymers in such case will rank with other claims on an unsecured basis.

     RELIANCE ON BIOVAIL

     Substantially all of the management and operating activities of Intelligent Polymers will be carried out by Biovail under the Development Contract and the Services Agreement. Accordingly, Intelligent Polymers is subject, through its reliance on Biovail, to the business risks related to Biovail.

BUSINESS RISKS RELATED TO INTELLIGENT POLYMERS AND BIOVAIL

     HIGHLY COMPETITIVE INDUSTRY; RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE

     The pharmaceutical industry is highly competitive and subject to rapid and significant technological change. Biovail's and Intelligent Polymers' products face intense competition from both conventional forms of drug delivery and controlled release drug delivery systems developed, or under development, by other pharmaceutical concerns. Many of these competitors have greater financial resources and marketing capabilities than those of Biovail and Intelligent Polymers. Competitors of Biovail and Intelligent Polymers in the U.S. and abroad are numerous and include, among others, major pharmaceutical and chemical companies, including without limitation some of the licensees (or potential licensees) of Biovail's and Intelligent Polymers' products, specialized contract research and research and development firms, universities and other research institutions. Biovail and Intelligent Polymers believe that their controlled release technology combined with their strategy of funding and controlling all or most aspects of their controlled release pharmaceutical business will provide the cost savings, efficiencies in product development and acceleration of regulatory filings necessary for them to compete effectively with such firms and institutions. There can be no assurance, however, that Biovail's and Intelligent Polymers' competitors will not succeed in developing technologies and products that are as, or more, clinically or cost-effective than any that are being developed or licensed by Biovail or Intelligent Polymers or that would render Biovail's and Intelligent Polymers' technologies and products obsolete or uncompetitive. In addition, certain of Biovail's and Intelligent Polymers' competitors have greater experience than Biovail and Intelligent Polymers in clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals.

     LIMITATIONS IMPOSED BY GOVERNMENT REGULATION

     The research and development, manufacture and marketing of controlled release products are subject to regulation by governmental authorities in the United States and Canada and comparable authorities in other foreign countries. These governmental authorities regulate the testing, manufacture, safety and promotion of Biovail's and Intelligent Polymers' products. The regulations applicable to Biovail's and Intelligent Polymers' products may change as the currently limited number of approved controlled release products increases and regulators acquire additional expertise in this area.

     Pharmaceutical products intended for human use are governed by the FDA in the United States, the Health Protection Branch of Health Canada ("HPB") in Canada and by comparable agencies in other countries. Regulations require extensive clinical trials and other testing and government review and final approval before these products can be lawfully marketed. The cost of this process can be substantial. There can be long delays in obtaining required clearances from the FDA, HPB and foreign regulatory authorities after applications are filed.

     Government regulations also specify standards for manufacturing and marketing pharmaceutical products. These regulations govern a range of activities in manufacturing, quality assurance, advertising and record-keeping. Any failure by Biovail or Intelligent Polymers to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of any products developed by Biovail or Intelligent Polymers, as the case may be, and its financial results.

     Requirements for approval may vary widely from country to country outside of the United States and Canada. Whether or not FDA or HPB approval has been obtained, final approval of a product by comparable regulatory authorities in other countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain any such approval may be longer or shorter than that required for FDA or HPB approval.

     Environmental regulations may also affect the manufacturing process. As a pharmaceutical company, Biovail may use in its business chemicals and materials which may be classified as hazardous or toxic which require special handling and disposal. In addition, Biovail and Intelligent Polymers expect to undertake to minimize releases to the environment and exposure of its employees and the public to any such materials. The costs of these activities have increased substantially in recent years, and it is possible that such costs may continue to increase significantly in the future from additional government regulations. Biovail does not currently use any hazardous materials in the manufacture of its products.

     UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY; UNPREDICTABILITY OF PATENT PROTECTION

     While Biovail does not routinely seek patents on its controlled release technology, Biovail has an exclusive right to the patented technology for its controlled release formulation of Tiazac(R). Intelligent Polymers' and Biovail's success will depend, in part, on their ability to obtain patents, protect trade secrets and other proprietary information and operate without infringing on the proprietary rights of others. Competitors may have filed patent applications, or hold issued patents, relating to products or processes competitive with those being developed by Biovail or Intelligent Polymers. There can be no assurance that patent applications for a Product will be approved, that Intelligent Polymers will develop any Product or process to the point that it is patentable, that any issued patents for a Product will provide Intelligent Polymers with adequate protection or will not be challenged by others, or that the patents of others will not impair the ability of Intelligent Polymers or Biovail to do business. Furthermore, there can be no assurance that others have not or will not independently develop similar products, duplicate any of Biovail's or Intelligent Polymers' unpatented products or design around any patented Products in development or marketed by Intelligent Polymers.

     Historically, Biovail has relied on trade secrets, know-how and other proprietary information. Intelligent Polymers will also rely on non-disclosure to protect technology where patent protection is not believed to be appropriate or obtainable. There can be no assurance that any confidentiality agreement entered into by Biovail or Intelligent Polymers with third parties will not be breached, that Intelligent Polymers will have adequate remedies for any breach, that others have not or will not independently develop substantially equivalent proprietary information or that third parties have not or will not otherwise gain access to proprietary information concerning the Products.

     There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. When either Biovail or Intelligent Polymers files an ANDA for a generic drug, the filing party will be required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted. Approval of an ANDA will not become effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product New Drug Application ("NDA"). A patent holder may challenge a notice of non-infringement or invalidity by filing suit for patent infringement within 45 days of receiving notice. Such a challenge would prevent any FDA approval for a period of 30 months from the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed. From time to time, in the ordinary course of business, each of Biovail and Intelligent Polymers faces such challenges. In addition, even if a product is found not to infringe patents of the pioneer manufacturer, or if no claim of infringement is filed, if the certifying party is not the first to submit an ANDA for a particular product, approval may be delayed for as long as 180 days beyond the date that the first generic applicant begins commercial marketing. A competitor of Intelligent Polymers and Biovail has submitted an ANDA for a generic version of Procardia XL which would be a direct competitor with the Additional Product and two competitors of Biovail have submitted ANDAs for generic versions of Cardizem CD prior to Biovail's submission of an ANDA for such product. See "Business of Intelligent Polymers -- The Products -- Nifedipine" and "Business of Biovail -- Business Overview."

     Regardless of the outcome of any FDA approval, should any entity commence a lawsuit with respect to any alleged patent infringement by Biovail or Intelligent Polymers, whether arising from the filing of an ANDA or otherwise, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. The expense of such litigation, whether or not Biovail or Intelligent Polymers is successful, could have a material adverse effect on Biovail's or Intelligent Polymers' business, results of operations, financial condition and cash flows. No assurance can be given that such lawsuits will not be brought or that the ultimate outcome of such litigation, if commenced, would not have a material adverse effect on Biovail's or Intelligent Polymers' business, results of operations, financial condition and cash flows. The Additional Product is the only Product for which Intelligent Polymers currently expects to seek an ANDA approval. Because such litigation is commonly instituted by holders of approved NDAs, Intelligent Polymers has established a reserve of $1.5 million for possible litigation relating to the Additional Product.

     NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

     The ability of each of Biovail and Intelligent Polymers to commercialize its products and product candidates successfully, if FDA approval is obtained, will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs") and managed care organizations ("MCOs"). Third-party payors are increasingly challenging pricing of pharmaceutical products. In addition, the trend toward managed health care in the United States, the growth of organizations, such as HMOs and MCOs and legislative proposals to reform health care and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reducing demand for the products of each of Biovail and Intelligent Polymers. Such cost containment measures and health care reform could affect the ability of each of Biovail and Intelligent Polymers to sell their products and may have a material adverse effect on Biovail's and Intelligent Polymers' business, results of operations and financial condition. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. There can be no assurance that reimburse-ment in the United States or foreign countries will be available for any product of Biovail or Intelligent Polymers, that any reimbursement granted will be maintained or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, such products. The unavailability or inadequacy of third-party reimbursement for products of Biovail or Intelligent Polymers could have a material adverse effect on the business, results of operations and financial condition of Biovail and Intelligent Polymers. Biovail and Intelligent Polymers are unable to predict if additional legislation or regulation impacting the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the business of either Biovail or Intelligent Polymers.

BUSINESS RISKS RELATED TO BIOVAIL

     NO ASSURANCE OF CONTINUED SUCCESSFUL LICENSING AND MARKETING

     Biovail's revenues are derived primarily from sales of its products, which, outside of Canada, are marketed through agreements with third parties, by way of license agreements or otherwise. There can be no assurance that such third party arrangements can continue to be successfully negotiated or that any such arrangements will be on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, there can be no assurance that products developed by Biovail will be accepted in the marketplace or that, if initially accepted, sales of such products will not thereafter decline. Additionally, since Biovail's clients or marketing partners in many cases make material marketing and other commercialization decisions with respect to products developed by Biovail, a significant number of the variables that may affect Biovail's revenues and net income are not exclusively within its control.

     DEPENDENCE ON A PARTICULAR PRODUCT AND CUSTOMER

     Biovail's revenues are currently dependent upon its relationships with the clients to which it licenses its products. Agreements with Forest Laboratories, Inc. ("Forest") for one Product, Tiazac(R), accounted for approximately 84% of Biovail's total revenues in fiscal 1996 and 67% of total revenues in the six month period ended June 30, 1997. Total sales of Tiazac(R), including those by Crystaal in Canada, accounted for approximately 84% of Biovail's total revenue in each of fiscal 1996 and the six month period ended June 30, 1997. If a new drug were developed that were significantly more effective in the treatment of hypertension, or if the medical industry determined that another preexisting product were significantly more effective in the treatment of hypertension, the result could be a significant reduction in Tiazac(R) sales and could have a material adverse effect on Biovail. Furthermore, when the three-year rights to exclusivity relating to Tiazac(R) expire in September 1998, generic drug manufacturers could, subject to Biovail's right to bring a legal challenge on the basis of patent infringement, attempt to introduce generic alternatives for Tiazac(R). See "Business of Biovail -- Products of Biovail -- Tiazac(R)." This may affect Tiazac(R)'s market share and may reduce the price at which Tiazac(R) could be sold and could therefore have a material adverse effect on Biovail.

     PRICING PRESSURE

     Global efforts to contain health care costs, particularly among managed care organizations, continue to exert downward pressure on product pricing. Furthermore, a number of regulatory and legislative proposals aimed at changing the health care industry in the U.S. and other countries have been proposed. There can be no assurance that private sector reform or governmental health care reform measures, if adopted, will not have a negative impact upon Biovail and its operations.

     NO ASSURANCE OF SUCCESSFUL DEVELOPMENT OF PIPELINE OF PRODUCTS

     Biovail currently has 12 products (including the Additional Product, which will be transferred to Intelligent Polymers) at various stages of development. As of July 31, 1997, four of these have been filed as ANDAs with the FDA. There is no assurance that FDA approval will be granted for any of these four products or that as ANDAs Biovail will be successful in filing the remaining seven products with the FDA and obtaining FDA approval.

     DEPENDENCE ON SCIENTIFIC AND MANAGEMENT PERSONNEL

     Biovail's success to date has resulted, in large part, from the particular scientific and management skills of its personnel. There can be no assurance that such personnel will continue to be available to Biovail or, were they to be no longer available, that Biovail would be able to attract employees with similar skills. In particular, Biovail's success to date in developing new products has resulted from the activities of a core group of research scientists under the direction of Biovail's Director of Research and Development, Dr. Isa Odidi. The continued availability of this group is important to the continued success of Biovail.

TAX RISKS TO U.S. SHAREHOLDERS

     The status of Biovail and Intelligent Polymers as foreign corporations may pose special tax risks to U.S. investors. See "Taxation."

     It is expected that Intelligent Polymers will initially be classified as a PFIC for U.S. federal income tax purposes. If Intelligent Polymers is so classified, a U.S. person owning Intelligent Polymers Common Shares will be subject to a special U.S. tax regime with respect to certain distributions received from Intelligent Polymers as well as with respect to gain from the disposition of Intelligent Polymers Common Shares (including as part of the Units), unless such U.S. person elects to currently include in gross income a pro rata share of the earnings of Intelligent Polymers each year for which Intelligent Polymers is a PFIC (a "qualified election"). Failure to make such qualified election could be disadvantageous to certain U.S. investors. Therefore, prospective investors who are U.S. persons should consult their tax advisors to decide whether to make a qualified election with respect to their Intelligent Polymers Common Shares. See "Taxation -- United States Tax Considerations."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS.

NO PRIOR MARKETS FOR UNITS, WARRANTS AND INTELLIGENT POLYMERS COMMON SHARES; NO ASSURANCE
OF TRADING MARKETS

     Until the Separation Date, the Warrants and the Intelligent Polymers Common Shares that constitute the Units will be transferable only as Units. No assurance can be given that an active trading market for the Units will develop. After the Separation Date, the Warrants and the Intelligent Polymers Common Shares will be separately transferable. There can be no assurance that factors related to Biovail or otherwise will not depress the value of the Warrants, or that factors related to Intelligent Polymers or otherwise will not depress the value of Intelligent Polymers Common Shares, in either case reducing the liquidity of an investment in the Units. Although it is expected that the Warrants will be traded on the NYSE and the Intelligent Polymers Common Shares will be traded on the AMEX, there can be no assurance that there will be an active trading market for the Warrants or the Intelligent Polymers Common Shares.

     Prior to the Unit Offering, there has been no public market for the Units, the Intelligent Polymers Common Shares or the Warrants. The offering price for the Units has been determined by negotiations among Biovail, Intelligent Polymers and the Underwriters. See "Underwriting."

                                USE OF PROCEEDS

     Based on an initial offering price of $20.00 per Unit, the net proceeds
from the Unit Offering will be approximately $     million ($     million if the
Underwriters' over-allotment option is exercised in full), all of which will be received by Intelligent Polymers. Any net proceeds received from the exercise of the over-allotment option will be included in Available Funds. To the extent Available Funds are adequate, and Biovail and Intelligent Polymers agree, any additional Product may be included for development under the Development Contract. Intelligent Polymers expects to use substantially all of the net proceeds from the Unit Offering, less $1.0 million to be used as working capital and a reserve of $1.5 million for possible litigation relating to the Additional Product, and to use up to the full amount of any additional Available Funds, if necessary, for payments under the Development Contract for the purpose of (i) conducting toxicity studies, formulation development and clinical studies for, and pursuing U.S. regulatory approval of, the Products other than the Additional Product and (ii) conducting clinical testing for, and pursuing U.S. regulatory approval of, the Additional Product, under the Development Contract. Such payments to Biovail will include an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with such product development and of $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of the Additional Product. Intelligent Polymers expects that during the term of the Development Contract it will be engaged solely in development of the Products in accordance with the Development Contract and will have very limited sources of revenue other than the net proceeds from the Unit Offering and the interest earned thereon. See "The Agreements and the Purchase Option -- Development Contract." Pending expenditure of such funds, the net proceeds will be invested in short-term interest-bearing or other debt securities. Biovail's obligation to perform development work under the Development Contract will terminate upon the payment to Biovail of all Available Funds, which is projected by Intelligent Polymers to occur on or about March 31, 2001 (without taking into account any licensing or marketing income earned by Intelligent Polymers or any cash received upon the exercise of the Biovail Option). Upon receipt of the Financial Notice, Biovail may elect to provide additional funding for the development of any or all of the Products. See "The Agreements and the Purchase Option -- Purchase Option" and "-- Development Contract."

     The following table sets forth the estimated schedule of expenditures under the Development Contract through March 31, 2001, assumes no exercise of the Underwriters' over-allotment option and does not take into account any licensing or marketing income earned by Intelligent Polymers or any cash received upon the exercise of the Biovail Option. The estimated schedule of expenditures was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Intelligent Polymers' and Biovail's managements, was prepared on a reasonable basis, to reflect the best currently available estimates and present, to the best of such managements' knowledge and belief, the estimated expenditures of Intelligent Polymers assuming consummation of the Unit Offering. The assumptions and estimates underlying this information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ. Because of the long-range nature of the development plans, there can be no assurance that funds will be expended as set forth below and Intelligent Polymers and Biovail reserve the right, subject to mutual agreement, to add Products, abandon Products or reallocate funds as they deem appropriate. Neither Intelligent Polymers' nor Biovail's independent auditors, nor any independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the estimated expenditures contained herein, nor have they expressed any opinion or any form of assurance on such information and assume no responsibility for, and disclaim any association with, the information. See "Risk Factors" for a discussion of various factors that could materially affect the results of operations of Intelligent Polymers.

                                                                YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------
                                                             1998    1999    2000       2001      TOTAL
                                                   1997                              (3 MONTHS)
                                                (3 MONTHS)
                                                                                          (IN MILLIONS)
Beginning cash balance........................    $   --     $50.4   $42.9   $21.1     $  3.0     $  --
Net proceeds of the Unit Offering(1)..........      54.7        --      --      --         --      54.7
Interest income(2)............................       0.6       2.3     1.6     0.3        0.0       4.8
                                                ----------   -----   -----   -----   ----------   -----
          Total...............................      55.3      52.7    44.5    21.4        3.0      59.5
Development Contract payments:
     Bupropion................................       0.5       2.0     5.3     2.6         --      10.4
     Buspirone................................       0.5       2.0     5.2     2.7         --      10.4
     Lovastatin/Niacin........................        --       1.4     3.1     5.7        0.2      10.4
     Metformin................................        --       2.0     4.1     4.3         --      10.4
     Nifedipine (Additional Product)..........       3.3(3)     --      --      --         --       3.3
     Tramadol.................................       0.5       2.0     5.3     2.7         --      10.5
General and administrative expenses:
     Services Agreement.......................       0.1       0.4     0.4     0.4        0.1       1.4
                                                ----------   -----   -----   -----   ----------   -----
          Total...............................       4.9       9.8    23.4    18.4        0.3      56.8
                                                ----------   -----   -----   -----   ----------   -----
Ending cash balance...........................    $ 50.4     $42.9   $21.1   $ 3.0     $  2.7     $ 2.7
                                                ========     =====   =====   =====   ========     =====

------------------------------

(1) Represents gross proceeds of $65.0 million, less $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of such Product, $3.5 million as payment for access to and use of Biovail's proprietary technology in connection with product development, $4.55 million in underwriting discounts and commissions and $1.0 million of other estimated expenses relating to the Unit Offering.

(2) Assumes an interest rate of 5%.

(3) Based on Biovail's estimated Development Costs from July through December 1997.

                      PRICE RANGE OF BIOVAIL COMMON SHARES
                        AND DIVIDEND POLICIES OF BIOVAIL
                            AND INTELLIGENT POLYMERS

     Biovail Common Shares are traded on the NYSE and on the TSE the principal trading markets for Biovail's securities, under the symbol "BVF." Prior to December 12, 1996, Biovail Common Shares were traded on the AMEX under the same symbol. The following table sets forth the high and low per share sale prices for the Biovail Common Shares for the periods indicated, as reported on the original TSE and AMEX or NYSE trading tapes, as the case may be. The closing price of Biovail Common Shares on September 16, 1997 on the NYSE was $28.94 and on the TSE was Cdn$40.10.

                                                                        PRICE RANGE OF
                                                                    BIOVAIL COMMON SHARES
                                                             ------------------------------------
                                                                NYSE/AMEX              TSE
                                                              HIGH      LOW       HIGH      LOW
                                                                  (US $)             (CDN $)
Year Ended December 31, 1995:
1st Quarter...............................................   $ 4.92    $ 2.50    $ 7.33    $ 3.33
2nd Quarter...............................................     6.25      4.29      8.67      6.00
3rd Quarter...............................................    11.88      6.46     16.21      8.83
4th Quarter...............................................    25.75     10.79     35.04     14.33
Year Ended December 31, 1996:
1st Quarter...............................................   $30.75    $21.75    $46.00    $28.00
2nd Quarter...............................................    38.75     23.00     54.50     31.00
3rd Quarter...............................................    36.13     21.38     50.10     28.25
4th Quarter...............................................    36.63     25.63     50.00     34.50
Year Ended December 31, 1997:
1st Quarter...............................................   $29.88    $21.25    $40.25    $28.45
2nd Quarter...............................................    32.63     20.88     46.00     29.00
3rd Quarter through September 16, 1997....................    30.13     25.44     42.00     35.45

     At July 28, 1997, the total number of Biovail Common Shares outstanding was 25,471,140, the number of holders of record of Biovail Common Shares was 340 and the number of holders of record of Biovail Common Shares in the U.S. was 163. At July 28, 1997, holders of record of Biovail Common Shares in the U.S. held 18,874,952 Biovail Common Shares. Because certain of these Biovail Common Shares were held by brokers or other nominees, the number of holders of record or registered holders in the U.S. and Canada is not representative of the number of beneficial holders or of the residence of beneficial holders.

     Biovail has not paid cash dividends on the Biovail Common Shares. The declarations of any cash dividends will be at the recommendation of each of their boards of directors. The Board of Directors' recommendations will depend upon the earnings, capital requirements and financial condition of Biovail or Intelligent Polymers as the case may be, and other relevant factors. Although neither Biovail nor Intelligent Polymers anticipates that it will pay any cash dividends for the foreseeable future, each of Biovail or Intelligent Polymers expects that its Board of Directors will review its dividend policy on a regular basis.

                             BIOVAIL CAPITALIZATION

     The following table sets forth the cash and capitalization of Biovail as of June 30, 1997.

                                                                            AS OF JUNE 30, 1997(2)
                                                                            ----------------------
Cash......................................................................         $  6,774
                                                                                     ======
Short-term debt...........................................................         $ 11,288
Long-term debt (excluding current portion)................................            3,659
                                                                                     ------
     Total debt...........................................................           14,947
Common shareholders' equity:
     Common shares, no par value, 60,000,000
       shares authorized; 25,471,140 shares
       issued and outstanding(1)..........................................           14,847
     Retained earnings....................................................           35,340
     Cumulative translation adjustment....................................             (394)
                                                                                     ------
     Total common shareholders' equity....................................           49,793
                                                                                     ------
Total capitalization......................................................         $ 64,740
                                                                                     ======

------------------------------

(1) Does not include 2,660,080 Biovail Common Shares issuable in respect of outstanding options, including options outstanding under Biovail's employee stock option plans as of June 30, 1997.

(2) No adjustment has been made to the capitalization of Biovail as of June 30, 1997 to give effect to the Unit Offering. Under U.S. GAAP, the Unit Offering would result in the recording of paid-up capital in Biovail in an amount equal to the market value of the Warrants as determined at the time of their issuance along with an offsetting contra equity account, "Warrant subscription receivable." Under CDN GAAP the offsetting amount would be a reduction in retained earnings. The Unit Offering has no immediate effect on aggregate shareholders' equity under either CDN or U.S. GAAP. The fair value of the Warrants will be determined by agreement among Biovail, Intelligent Polymers and the Underwriters shortly after the completion of the Unit Offering and will be based on valuation principles applicable to such contingent securities. See "Description of the Warrants and the Biovail Common Shares -- The Warrants."

                      INTELLIGENT POLYMERS CAPITALIZATION

     The following table sets forth the capitalization of Intelligent Polymers at September 8, 1997 and as adjusted to reflect the sale of the Units, assuming the Underwriters' over-allotment option is not exercised.

                                                                         AS OF SEPTEMBER 8, 1997
                                                                         ------------------------
                                                                         ACTUAL    AS ADJUSTED(2)
                                                                          (IN THOUSANDS, EXCEPT
                                                                               SHARE DATA)
Common shares, par value $.01 per share; 5,300,000 shares authorized;
  no shares issued and outstanding; 3,250,000 shares issued and
  outstanding as adjusted.............................................    $ --        $     33
Special shares, par value $1.00 per share; 12,000 shares authorized, issued and outstanding; 12,000 shares issued and outstanding as
  adjusted(1).........................................................      12              12
Additional paid-in capital (common shares and warrants)...............      --          59,417
                                                                          ----          ------
Total capitalization..................................................    $ 12        $ 59,462
                                                                          ====          ======

------------------------------

(1) Held by Biovail.

(2) Adjusted to give effect to the assumed issue of 3,250,000 Units for proceeds of $65,000,000 net of underwriting discounts and commissions and estimated expenses of the Unit Offering aggregating $5,550,000.

                        BUSINESS OF INTELLIGENT POLYMERS

GENERAL

     Intelligent Polymers was formed by Biovail in July 1997, primarily to develop once-daily controlled release versions of selected drugs which are currently marketed only in immediate release form or in controlled release form requiring multiple daily dosing and whose patents have or will have expired upon the anticipated date of receipt of FDA marketing approval for the once-daily controlled release formulations to be developed. Upon development and regulatory approval of such products, Intelligent Polymers expects that such products will be marketed under distinct brand names. Intelligent Polymers has not yet conducted any business and has no employees other than its sole executive officer, who is not a full-time employee and who is a full-time employee of Biovail. Intelligent Polymers does not intend to perform any research or other activities on its own behalf, but rather will pay Biovail to perform all such activities pursuant to the terms of the Development Contract. Substantially all of the net proceeds from the Unit Offering, together with interest earned thereon, will be used for payments under the Development Contract to develop the Products.

     In addition to seeking to develop once-daily controlled release versions of certain products currently marketed only in immediate release form or in controlled release form requiring multiple daily dosing, Intelligent Polymers will also seek to complete development the Additional Products of a generic version of a controlled release nifedipine formulation. The Additional Product has been developed to the clinical testing stage by Biovail. A controlled release version of nifedipine is currently marketed in the U.S. by Pfizer under the brand name Procardia XL. Nifedipine is indicated for the treatment of hypertension and angina. The U.S. patent on the drug compound nifedipine and the exclusivity period on such drug compound and on Procardia XL have expired, but several other patents are listed with the FDA as being applicable to the product manufactured by Pfizer. However, Intelligent Polymers believes that such other patents will not delay the marketing of Intelligent Polymers' generic formulation upon receipt of FDA approval. See "Risk Factors -- Business Risks Related to Intelligent Polymers and Biovail -- Uncertainty Regarding Patents and Proprietary Technology; Unpredictability of Patent Protection." In the 12 months ended March 31, 1997, Procardia XL had U.S. sales of $923 million. This is the only product for which Intelligent Polymers currently expects to seek FDA approval through an ANDA.

     Each of the Products will involve the application of Biovail's oral controlled release drug delivery technology to compounds that have received regulatory approval and have achieved substantial sales. Other than with respect to the Additional Product, only preliminary development work on the Products has been undertaken by Biovail, which has completed studies on the applicability of its controlled release delivery technology to such compounds. The Additional Product is currently in the clinical testing stage. There can be no assurance that the Products will be successfully developed or will receive the necessary FDA approvals, or as to when or if manufacturing or marketing of any of the Products will commence.

THE PRODUCTS

     Oral controlled release technology permits the development of specialized oral drug delivery systems that improve the absorption and utilization by the human body of a variety of pharmaceutical compounds and offer a number of advantages, in particular, allowing the patient to take only one or two doses a day. Less frequent dosage, enhanced therapeutic effectiveness, reduced side effects, improved compliance and potential cost effectiveness make controlled release drugs better suited for the treatment of chronic conditions. Controlled release versions of immediate release drug products have typically reduced the incidence and severity of side effects normally associated with the immediate release product by providing sustained drug plasma levels. Intelligent Polymers intends to complete development of the Additional Product as well as develop controlled release versions of the following products, each to be marketed under a brand name to be chosen during development:

  BUPROPION

     A four-times daily immediate release formulation of Bupropion, introduced in July 1989 by Glaxo Wellcome Inc. ("Glaxo"), is marketed in the U.S. under the brand name Wellbutrin. In addition a twice-daily controlled release formulation of Bupropion, introduced in November 1996 by Glaxo, is marketed in the U.S. under the brand name Wellbutrin SR. In August 1997, Bupropion also began to be marketed in the U.S. under the brand name Zyban for use as an aid in smoking cessation. For the 12 months ended March 31, 1997 and 1996, U.S. sales of Bupropion were $150 million and $102 million, respectively.

     Indication. Bupropion is indicated for the symptomatic relief of depressive illness. Major depression is frequently encountered by patients of primary care physicians. Depression may occur in neurosis as well as in mood disorders and is a manifestation of major psychiatric illness. Bupropion is also indicated in the U.S. for use as an aid in smoking cessation.

     Clinical Efficacy. Bupropion has been proved to be effective in the treatment of depression. An open, uncontrolled study of 3,167 patients at 105 sites showed that functional status improved in patients treated with Wellbutrin SR for up to 56 days. This improvement was highly correlated with improvement in clinical symptoms.

     Bupropion can also be used in conjunction with other anti-depressant drugs. When combined with another class of anti-depressants, specified neurotransmitter modulators ("SNMs"), in 27 patients, greater symptomatic improvement was found in 19 (70%) of those 27 subjects during a combined daily use of Bupropion with an SNM (Prozac-equivalent) than with either drug alone.

     Intelligent Polymer's once-daily controlled release formulation of Bupropion will seek to significantly improve upon the existing sustained release formulation by providing sustained plasma levels with better control of symptoms and improved compliance with convenient once-a-day dosing. Clinically, it is important that symptoms in the depressed patient be adequately controlled as compliance is a major concern in these patients.

     In a study in children with attention deficit disorder with hyperactivity
(ADDH), the results indicated that Bupropion may also be a useful addition to available treatments for ADDH.

     In addition, Bupropion has been demonstrated to be an effective aid in smoking cessation. In a controlled trial of transdermal nicotine and sustained-release Bupropion, both together with a placebo in 893 patients for nine weeks, smoking cessation rates were 20% with placebo, 32% with nicotine alone, 46% with Bupropion alone and 51% with both transdermal nicotine and Bupropion.

     Market Size. The largest segment in the anti-depressant market is represented by SNMs (with which Bupropion is used in combination or with which it competes) which had U.S. sales of $4.0 billion in the 12 months ended March 31, 1997. The anti-depressant market consists of four major drug categories: tricyclic anti-depressants, monoamine oxidase inhibitors, anti-mania drugs and SNMs. Major marketed brands include Tofranil (imipramine), Prozac (fluoxetine), Paxil (paroxetine), Luvox (fluoxamine) and Zoloft (sertaline). The smoking cessation market reached $409 million in U.S. sales for the 12 months ended March 31, 1997. Major marketed brands of smoking cessation products include nicotine products such as Nicoderm, Habitrol, Nicorette, Nicotrol and Prostep.

  BUSPIRONE

     A three-times daily immediate release formulation of Buspirone, introduced in October 1986 by Bristol-Myers Squibb Company, is marketed in the United States under the brand name Buspar. For the 12 months ended March 31, 1997 and 1996, U.S. sales of Buspar were $352 million and $295 million, respectively.

     Indication. Buspirone is indicated for the short-term symptomatic relief of excessive anxiety in patients with generalized anxiety disorder ("GAD"), which is also known as anxiety neurosis. GAD is a neurotic disorder characterized by chronic unrealistic anxiety often punctuated by acute attacks of anxiety or panic. Anxiety is a symptom of almost all psychiatric disorders and is encountered in day-to-day practice by both the general practitioner and the psychiatrist.

     Clinical Efficacy. Controlled studies suggest that Buspirone is effective in treating GAD and that, unlike other anti-anxiety drugs, tolerance to the therapeutic effect of Buspirone does not develop. In one study involving 121 patients, Buspirone was found to be effective in improving both anxiety and depressive symptoms in GAD patients. Another study showed that Buspirone was more effective and had fewer side effects than lorazepam, a competing drug, and that, unlike patients treated with Lorazepam, those treated with Buspirone did not exhibit rebound anxiety. Given its effectiveness in treating symptoms of depression associated with GAD, Buspirone is also an effective and well tolerated drug for the treatment of depressive disorders.

     Market Size. The anti-anxiety market had $770 million in U.S. sales for the 12 months ended March 31, 1997, of which Buspirone was the market leader with a 46% share. Due to its efficacy in treating depressive symptoms in GAD patients, Buspirone also indirectly competes in the market for antidepressant drugs, including the market for SNMs, which represented U.S. sales of $4.0 billion in the 12 months ended March 31, 1997. Major anti-anxiety brands other than Buspirone include Xanax (alprazolam), Librium (chlordiazepoxide), Valium (diazepam), Ativan (lorazepam), Serax (oxazepam) and Atarax (hydroxyzine).

  LOVASTATIN/NIACIN

     An immediate release formulation of Lovastatin, introduced in September 1987 by Merck and Company Incorporated, is marketed in the United States under the brand name Mevacor. For the 12 months ended March 31, 1997 and 1996, U.S. sales of Mevacor were $768 million and $842 million, respectively. A once-daily controlled release formulation of Niacin was approved by the FDA on July 28, 1997 and is expected to be marketed by Kos Pharmaceuticals, under the brand name Niaspan.

     Indication. Lovastatin and Niacin are indicated for the treatment of elevated cholesterol levels ("hyperlipidemia") when the response to diet and other non-pharmacological measures alone has not been adequate. The National Institute of Health recommends Niacin to be the first-line therapy for the treatment of hyperlipidemia.

     Clinical Efficacy. Niacin is effective in reducing triglyceride levels and in increasing High Density Lipoprotein ("HDL") levels significantly, both of which are beneficial in the treatment of hyperlipidemia. Niaspan also reduces Low Density Lipotriglycerides ("LDLs"), however not to the degree that Lovastatin does. Lovastatin has been found to lower LDL cholesterol to target levels and to slow the progression of coronary atherosclerosis in patients with coronary artery disease.

     In a recent clinical trial, Niacin demonstrated a 14% to 19% reduction in LDL cholesterol, a 25% to 35% reduction in triglycerides and an increase of 22% to 29% in HDL cholesterol. In a clinical trial of 1,650 patients treated with Lovastatin, LDL cholesterol levels were reduced by proportions ranging from 24% to 40%, depending on the dose of Lovastatin used.

     In a recently published paper, the author reviewed different treatments to develop an optimum strategy that reduces total cholesterol levels, including LDLs. Three studies evaluated combination therapy with Niacin and statins (Lovastatin, Fluvastatin and Simvastatin). The author found that if Niacin is added to statin therapy, the effect of combined therapy on LDL cholesterol levels is additive. However, until the approval of Niaspan in July 1997, Niacin had only existed in immediate release form, which has significant adverse effects in the doses used in the treatment of hyperlipidemia. Thus, Intelligent Polymers believes that a controlled release combination of Niacin and Lovastatin will provide an effective total cholesterol lowering effect in a single product with improved compliance and reduced side effects.

     Market Size. The market for cholesterol lowering drugs represented $3.1 billion in U.S. sales for the 12 months ended March 31, 1997, of which Mevacor had captured a 25% market share. Major market brands of cholesterol lowering drugs include Zocor (simvastatin), Pravachol (pravastatin), Lescol (fluvastatin), Lopid (gemfibrozil) and Lipitor (atorvastatin).

  METFORMIN

     A two to three times daily immediate release formulation of Metformin, introduced in April 1995 by Bristol-Myers Squibb Company, is marketed in the United States under the brand name Glucophage. For the 12 months ended March 31, 1997 and 1996, U.S. sales of Glucophage were $356 million and $128 million, respectively.

     Indication. Metformin is indicated for the treatment of diabetes mellitus which cannot be controlled by proper dietary management, exercise and weight reduction or when insulin therapy is not appropriate. Diabetes is a common disorder in which there are inappropriately elevated blood glucose levels and a variety of end organ complications leading to impaired kidney function and accelerated atherosclerosis.

     Clinical Efficacy. Clinical advantages of Metformin include achieving control of elevated blood sugar levels without exacerbating weight gain, which is a common side effect of other anti-diabetic treatments. Metformin differs from the sulfonylureas in that it does not elevate insulin secretion and does not produce abnormally low blood sugar levels.

     In controlled trials, Metformin has shown efficacy in lowering elevated blood sugar levels in the treatment of diabetes mellitus. In one such study of 289 obese patients with non-insulin dependent diabetes, poorly controlled with diet, the patients were given Metformin or a placebo. Blood sugar levels were on average 29% lower in patients receiving Metformin than in patients receiving a placebo. Furthermore, total cholesterol, LDL, and triglyceride concentrations decreased in patients receiving Metformin, but did not change in patients receiving a placebo.

     Market Size. The oral anti-diabetic market represented $1.1 billion in U.S. sales for the 12 months ended March 31, 1997 of which Glucophage had captured a 34% market share, only two years after its introduction. Other major anti-diabetic products include Glucotrol XL (glipizide) and Glynase (glyburide).

  TRAMADOL

     A three to four times daily immediate release formulation of Tramadol, introduced in March 1995 by Johnson & Johnson, is marketed in the United States under the brand name Ultram. For the 12 months ended March 31, 1997 and 1996, U.S. sales of Ultram were $279 million and $176 million, respectively.

     Indication. Tramadol is indicated for the treatment of a variety of pain syndromes, including management of moderate to moderately severe chronic pain associated with cancer and other terminal illnesses. Pain is a common symptom of many diseases and is generally seen in everyday clinical practice.

     Clinical Efficacy. Tramadol is one of a number of narcotic (opioid) analgesics, which are among the most effective and valuable medications for the treatment of chronic pain. Tramadol's minimal propensity to induce typical opioid adverse effects is an advantage over other morphine-like agents. For example, relative to morphine, Tramadol causes less dependence and less respiratory depression. Tramadol also demonstrates a low potential for abuse or addiction and appears to be a promising drug for postoperative pain relief.

     In a recent article published in the American Journal of Medicine, the author concluded that, based on clinical experience, Tramadol appears to have a low potential for abuse or addiction. Results from U.S. and European studies indicated that Tramadol is an effective analgesic that may have a particularly important role in the management of chronic pain. Tramadol has been prescribed for almost two decades in Europe.

     Two long-term safety studies conducted on patients with chronic, nonmalignant pain demonstrated the efficacy of Tramadol in a variety of pain conditions.

     Intelligent Polymers' once-daily controlled release formulation of Tramadol will seek to provide sustained pain control, as compared to the immediate release form. This would be especially useful to cancer or terminally ill patients who need analgesics as a 24-hour treatment.

     Market Size. The combined market for narcotic and non-narcotic analgesics had U.S. sales of $1.5 billion for the 12 months ended March 31, 1997. The market for drugs for the relief of chronic pain consists of two major categories, narcotic and non-narcotic drugs. Narcotic analgesics include morphine, codeine, meperidine and methadone. Among the non-narcotic analgesics, Anaprox DS (naprosyn), Toradol (ketorolac) and Cataflam (diclofenac) are commonly used.

  NIFEDIPINE

     A three to four times daily immediate release formulation of Nifedipine, introduced in January 1982 by Pfizer, is marketed in the U.S. under the brand name Procardia. A controlled release version was introduced by Pfizer in September 1989 under the brand name Procardia XL. For the 12 months ended March 31, 1997, U.S. sales of Procardia XL were $923 million.

     Intelligent Polymers intends to seek to complete the development of a generic version of Procardia XL, which has been undergoing clinical testing (studies to demonstrate bioequivalence) at Biovail's Contract Research Division.

     Indication. Nifedipine is indicated for the management of hypertension and angina.

     Clinical Efficacy. The controlled release formulation of nifedipine has been tested in numerous clinical trials. In all these trials, nifedipine was found to be highly effective in controlling elevated blood pressure and relieving symptoms of angina in a wide variety of patients. Side effects of the controlled release form are mild and rarely require discontinuation of therapy.

     Market Size. Nifedipine is a member of the drug class known as calcium channel blockers, which drug class, in 1996, accounted for $3.3 billion in U.S. sales. Other major marketed brands include Cardizem CD and Tiazac(R) (diltiazem), Isoptin (verapamil) and Norvasc (amlodipine). In addition, an ANDA covering a generic version of Procardia XL was recently filed by Mylan Pharmaceuticals Inc.

                         ------------------------------

     The Board of Directors of Intelligent Polymers has the right, with the consent of Biovail, to select additional controlled release Products for development under the Development Contract. There are no restrictions on either Intelligent Polymers' right to suggest additional products or on Biovail's right to reject any such product suggested. See "The Agreements and the Purchase Option -- Development Contract."

PATENTS

     A number of patents having claims which may be competitive with products marketed or processes used by Biovail have been issued to other companies or institutions. In addition, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with one or more of the Products being developed by Biovail. Biovail believes that the patents issued to date to third parties in the U.S. will not preclude Intelligent Polymers and Biovail from marketing these Products. With respect to the Additional Product, patent litigation instituted by the innovator of the branded nifedipine formulation could result in a bar on the FDA approving the Additional Product for up to 30 months from the date the innovator receives an appropriate patent certification. Because such litigation is commonly instituted by holders of approved NDAs, Intelligent Polymers has established a reserve of $1.5 million for possible litigation relating to the Additional Product. See "Risk Factors -- Business Risks Related to Intelligent Polymers and Biovail -- Uncertainty Regarding Patents and Proprietary Technology; Unpredictability of Patent Protection" and "Regulation -- United States Regulation -- Patent Certification Issues."

ARRANGEMENTS WITH BIOVAIL

     Pursuant to the Development Contract, Biovail has agreed to use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue U.S. regulatory approval of, the Products other than the Additional Product and (ii) conduct clinical testing for, and pursue U.S. regulatory approval of, the Additional Product, each in accordance with the terms of the Development Contract. Although the pricing structure of the Development Contract is considered by Biovail to be consistent with contractual relationships it has had and continues to have with other third parties, the Development Contract was not negotiated on an arm's-length basis. Payments to Biovail under the Development Contract will be in an amount equal to the full amount of all Development Costs incurred by Biovail in performing these activities, up to the maximum amount of Available Funds. Such payments to Biovail will include an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with such product development and of $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of the Additional Product. See "Risk Factors -- Conflicts of Interest" and "The Agreements and the Purchase Option -- Development Contract."

     Substantially all of the management and operating activities of Intelligent Polymers will be carried out by Biovail under the Development Contract and the Services Agreement. Accordingly, Intelligent Polymers is subject, through its reliance on Biovail, to the business risks related to Biovail. See "Risk Factors -- Business Risks Related to Intelligent Polymers -- Reliance on Biovail."

     Biovail will own all rights to the Products which it will develop for Intelligent Polymers pursuant to the Development Contract. However, Intelligent Polymers will have a license (the "License") to manufacture or obtain manufacturing for (subject to Biovail's exclusive manufacture period, right of first refusal and right of approval), sell and otherwise market and sublicense others to market, throughout the world (other than in Canada), such Products or, as to Products for which Intelligent Polymers and Biovail fail to reach agreement as to any necessary additional funding, under other arrangements. Intelligent Polymers will have a non-royalty bearing license with respect to the rights described above which is exclusive for the License Period and is nonexclusive thereafter. Biovail will have the right to terminate the License as to any Product in the event that Intelligent Polymers does not market such Product within nine months from the date of marketing approval by the FDA. See "The Agreements and the Purchase Option -- License." Crystaal will pay to Intelligent Polymers royalties equal to 3% of net sales of any Product (other than any Product as to which Biovail exercises the Biovail Option) sold in Canada during the License Period by Biovail or its sublicensees.

     Biovail will have the right to exercise the Biovail Option upon Biovail's agreement to pay, at Biovail's option, either of (i) base royalties of 10% of net sales from the relevant Product during the License Period or (ii) within 30 days of the exercise of the Biovail Option, a lump sum of $25.0 million. In the event that Biovail exercises the Biovail Option, Biovail will possess all rights, including, without limitation, the right to manufacture or obtain manufacturing for, license and market the Product covered by the Biovail Option.

     Pursuant to the Development Contract, Biovail will cause to be filed any patent applications with respect to the Products that it reasonably believes to be patentable and technically significant. Although Biovail's patents, pending patent applications, and any patents obtained in the future covering the Products may be of importance to future operations, there can be no assurance that any additional patents will be issued or that any patents, now or hereafter issued, will be of commercial benefit. Biovail will own any such patents granted but such patents will be subject to the License.

     Intelligent Polymers has entered into the Services Agreement pursuant to which Biovail has agreed to provide management and administrative services to Intelligent Polymers for a quarterly fee of $100,000. The Services Agreement terminates one year after termination of the Purchase Option. In addition, Intelligent Polymers may terminate the Services Agreement at any time upon 90 days' notice. Either Biovail or Intelligent Polymers may terminate the Services Agreement in the event that the other party (i) breaches any material obligation thereunder or under the Development Contract, which breach continues for 60 days after notice thereof, or (ii) enters into any liquidation or bankruptcy proceedings. See "The Agreements and the Purchase Option -- Services Agreement."

DEVELOPMENT FACILITIES

     A substantial amount of the work under the Development Contract will be conducted at Biovail's facilities. See "Business of Biovail -- Operations -- Manufacturing and Facilities." Biovail believes that its available facilities are sufficient to satisfy its obligations for performance under the Development Contract. However, the same facilities are used by Biovail for work performed for its own account and in the performance of third party contracts. See "Risk Factors -- Business Risks Related to Intelligent Polymers -- Uncertainty Regarding Sufficient Availability of Biovail Research Personnel and Facilities," "The Agreements and the Purchase Option -- Development Contract" and "Business of Biovail -- Operations -- Research and Development."

COMPETITION

     Intelligent Polymers views its primary competitors as the current marketers of the drugs for which it is developing once-daily controlled release versions, as well as other drug delivery companies which could develop controlled release versions of these same drugs. Intelligent Polymers will compete with such marketers by providing products with therapeutic benefits, in terms of greater efficacy, reduced side effects and/or higher levels of patient compliance as compared to such drugs without increasing the cost. Intelligent Polymers is subject to the same type of competition to which Biovail is subject, particularly with respect to the Additional Product. See "Risk Factors -- Business Risks Related to Intelligent Polymers and Biovail -- Highly Competitive Industry; Risk of Rapid and Significant Technological Change."

                              BUSINESS OF BIOVAIL

BUSINESS OVERVIEW

     Biovail is a global integrated pharmaceutical product development company specializing in the application of advanced oral controlled release delivery technologies. Biovail's proprietary technologies are used in formulations which either improve upon conventional dosage forms of existing products by providing the therapeutic benefits of controlled release or are generically equivalent to existing once-daily branded products, while in both instances providing significant cost advantages. Biovail develops controlled release formulations for the generic and branded market segments which are manufactured by it or by others under license. Biovail does not engage in basic research to discover new chemical entities.

     Biovail's business has evolved from licensing its controlled release technology to pharmaceutical companies to developing, manufacturing and marketing and out-licensing its own products. Products developed by Biovail are currently sold under license in more than 55 countries. One of these products, Tiazac(R), is manufactured by Biovail for sale under its brand name by its licensees in the U.S. and Europe and by its wholly owned subsidiary, Crystaal, in Canada. Tiazac(R) is currently Biovail's principal product. See "Business of Biovail -- Products of Biovail -- Tiazac(R)." The products currently under development by Biovail are generic controlled release versions of major brand name drugs, in particular, products indicated for the treatment of chronic disorders such as cardiovascular, inflammatory and respiratory conditions and for pain management. As of July 31, 1997, Biovail had 12 such controlled release products under development, four of which have been submitted for regulatory approval to the FDA. The four products awaiting approval of the FDA include generic formulations of Cardizem SR, Cardizem CD and Verelan, all three of which are calcium channel blockers used for the treatment of hypertension, as well as a generic formulation of Trental used for the treatment of peripheral vascular disease. See "Business of Biovail -- Products of Biovail -- Generic Product Pipeline."

     Biovail derives its revenues from (i) developing and licensing oral controlled release products using its proprietary drug delivery technologies;
(ii) manufacturing such products for sale to licensees and wholesalers; and
(iii) providing pharmaceutical contract research services to third parties. For the 12 months ended June 30, 1997, Biovail had revenues of $66.7 million and net income of $25.5 million. The three areas referred to in clauses (i), (ii) and
(iii) above accounted for 11.3%, 82.4% and 6.3%, respectively, of Biovail's total revenues for such 12 month period

     Controlled release products are formulations which release active drug compounds in the body gradually and predictably over a 12 to 24 hour period and which therefore need be taken only once -- or twice-daily. Controlled release products typically provide numerous benefits over immediate release drugs, including: (i) greater effectiveness in the treatment of chronic conditions;
(ii) reduced side effects; (iii) greater convenience (only once or twice a day); and (iv) higher levels of patient compliance due to a simplified dosing schedule. Biovail has four proprietary technologies for the controlled release of drugs. These technologies are broadly applicable to a wide range of compounds and may be used to formulate controlled release versions of products available in immediate release formulations. These technologies are used in the 12 Biovail products that are currently marketed or the 12 generic controlled release products under development.

     The oral controlled release prescription drug market in the United States was $6.1 billion for the 12 months ended March 31, 1997. There are more than 60 FDA approved controlled release branded products in the United States. The patent and exclusivity period on the drug compound have expired on two-thirds of such branded products and, by 2000, 95% will have expired. Because of the technological barriers associated with the development of controlled release drugs, there has not been the same proliferation of generic drugs in the controlled release segment as in the immediate release segment of the industry. As a result, there are only seven oral controlled release brands which have been genericised. Sales of these generic products accounted for approximately 7% of the total U.S. oral controlled release prescription drug market in the 12 months ended March 31, 1997.

     In general, large pharmaceutical companies are under pressure to begin marketing a drug as soon as it is developed in order to recoup the significant development costs as well as to secure an early entry into the market. Even though a controlled release version of a given drug might be a more effective product, pharmaceutical companies typically have not spent the time required to develop controlled release versions of their products while their immediate release version is under patent. Instead they have begun marketing the immediate release versions as soon as a drug is developed.

     When a new drug product is developed, the innovator company typically applies for and is granted a product patent which expires on the date 20 years from the first date a patent application was filed (or, for patents in force on, or that result from a patent application filed before, June 8, 1995, the later of such date and the date 17 years from the date a patent is issued). Because no other company can , without authorization, make, use, sell, import or offer for sale a generic version of such original branded product until the patent on such product expires, the innovator has a monopoly during the patent period on marketing a branded product. Once the product patent and, if applicable, the exclusivity period, on a product expires, other companies may be able to market a generic version of that branded product if no other patents apply and regulatory approval is obtained. Upon regulatory approval of a generic product, it is labeled as a generic substitute for the branded product and pharmacists generally can substitute the generic product for the branded product prescribed by a physician (and many times must substitute the lower cost generic product for patients covered by a managed care or insurance program which pays pharmacy benefits).

     A generic pharmaceutical product is approved by the FDA upon the establishment of bioequivalence to the original branded product. Demonstration of bioequivalence requires that the generic product produce the same rate of release and concentration of the drug in the blood over time as the original branded product. Such generic products are generally sold at a significant price discount to the corresponding branded product and are generally manufactured by small, independent generic pharmaceutical companies to compete with the larger pharmaceutical companies on the basis of price. Such generic products have received widespread market acceptance. However, oral controlled release generic products typically have not been subject to the deep price discounts of immediate release generic products.

     Products which include the same compound as the original branded products but are not generic versions of these brands may, however, be approved by the FDA on the basis of the more extensive regulatory procedures applicable to branded products. Once such products are approved, they may be marketed as distinct brands in competition with other brand name products upon expiration of the applicable patent on the drug compound in the original branded products. Biovail believes that there is a significant opportunity for the marketing of products so approved as branded once-daily controlled release versions of products currently available only in an immediate release form or in a controlled release form requiring multiple daily dosing. To take advantage of this opportunity, Biovail has formed, and proposes to enter into certain contractual relationships with, Intelligent Polymers. Biovail believes that Intelligent Polymers' access to Biovail's technology and integrated infrastructure and its strategy of developing products for itself, rather than on behalf of other, larger, pharmaceutical companies, should favorably position it to succeed in this market and should enable Intelligent Polymers to retain a larger portion of the proceeds of commercialization of any Products which are successfully developed.

HISTORY

     Biovail was co-founded in 1977 by Professor Arnold Beckett, one of the pioneers in the development of controlled delivery technologies for pharmaceuticals. Under Professor Beckett's leadership, Biovail focused primarily on developing novel and clinically useful technologies for mainly scientific rather than strictly commercial purposes. Biovail applied these technologies to the development of certain controlled release products, which were subsequently manufactured and marketed by third-party pharmaceutical companies to which Biovail had licensed such products. For the year ended December 31, 1996, sales of such products by licensees were approximately $250 million.

     In 1989 Trimel Corporation ("Trimel"), a Canadian company operated by current Biovail chairman Eugene Melnyk, acquired I.W.F. Research Laboratories, Inc., one of Canada's largest contract research organizations with developed expertise in clinical studies important to the development of its drug products. In 1991, Biovail was acquired by Trimel. Trimel and Biovail were merged in 1994 with the surviving corporation renamed Biovail. In September 1995, Biovail purchased the business of Galephar P.R. Inc. ("Galephar"), a drug delivery company specializing in the development of controlled release products to gain control of the primary FDA-approved production facility for Tiazac(R). Galephar's operating assets included a 23,000 square foot manufacturing facility in Puerto Rico, to which Biovail added 11,000 square feet of additional leased space. Biovail now also conducts certain research and development operations at this facility. In the acquisition, Biovail also acquired additional international marketing rights for Tiazac(R) and technology for future products. Today, Biovail is an integrated drug delivery technology company with extensive experience and proven expertise in all aspects of the development of controlled release products.

TECHNOLOGY

     Biovail has four oral drug delivery technologies which are applicable to the development of controlled release products. These technologies enable Biovail to develop both branded and generic pharmaceutical products. Biovail's formulations for these products are either patented or proprietary. Accordingly, other generic manufacturers may be inhibited from duplicating products because of Biovail's patented or proprietary rights or because of the difficulty in duplicating Biovail's formulations.

     Oral controlled release technology permits the development of specialized oral drug delivery systems that improve the absorption and utilization by the human body of a variety of pharmaceutical compounds and offer a number of advantages, in particular, allowing the patient to take only one or two doses a day. This combined with enhanced therapeutic effectiveness, reduced side effects, improved compliance and potential cost effectiveness makes controlled release drugs ideally suited for the treatment of chronic conditions.

     Biovail's controlled release technologies can provide a broad range of release profiles, taking into account the physical and chemical characteristics of a drug product, the therapeutic use of the particular drug and the optimal site for release of the drug in the gastrointestinal tract (the "GI tract"). The objective is to provide a delivery system allowing for a single dose per 12 to 24 hour period while assuring gradual and controlled release of the subject drug at a suitable location(s) in the GI tract.

     The release mechanism varies depending on the particular technology employed. Most of the release mechanisms rely on either (i) the disintegration of intelligent polymers, that is, polymers which have been engineered to act in a specific manner based on particular conditions such as the pH level, or acidity, at various locations in the GI tract, or (ii) osmotic diffusion, which is based on the diffusion of the active ingredient across a semi-permeable membrane. In osmotic diffusion, active ingredients which are to be released in a controlled manner and absorbed into the body over time are placed within a semi-permeable membrane and diffuse across the membrane gradually over a 24 hour period, depending on the relative particulate concentration on the other side of the membrane as the drug travels through the GI tract. Release patterns are characterized as zero order, which indicates constant release over time, or first order, which indicates decreasing release over time.

     Biovail utilizes four proprietary drug delivery platforms, described below, involving matrix tablets or multiparticulate beads in capsules. These platforms are capable of producing a wide variety of controlled release drug formulations.

  DIMATRIX

     Dimatrix is a diffusion controlled matrix technology for water soluble drugs in the form of tablets. The drug compound is uniformly dispersed in an intelligent polymer matrix. The mechanism of release involves the swelling of polymers within the matrix, thus enabling the drug to be dissolved and released by diffusion through an unstirred boundary layer. The release pattern is characterized as first order, as the rate of drug diffusion out of the swollen matrix is dependent upon the concentration gradient.

  MACROCAP

     Macrocap consists of immediate release beads made by extrusion/spheronization pelletization techniques or by layering powders or solutions on non-pareil seeds. Release modulating intelligent polymers are sprayed on the beads using various coating techniques. The coated beads are filled in hard gelatin capsules. Drug release occurs by diffusion associated with bioerosion or by osmosis via the surface membrane. The release mechanism can be pH activated or pH independent. The beads can be formulated to produce first order or zero order release.

  CONSURF

     Consurf is an intelligent zero order drug delivery system for hydrophilic and hydrophobic drugs in the form of matrix tablets. The drug compound is uniformly dispersed in a matrix consisting of a unique blend of intelligent polymers. The mechanism of release involves the concurrent swelling and dissolution of the matrix such that a constant surface tablet area is maintained during transit through the GI tract, resulting in zero order release.

  MULTIPART

     Multipart consists of a tablet carrier for the delivery of controlled release beads which preserves the integrity and release properties of the beads. The distribution of the beads is triggered by disintegration of the tablet carrier in the stomach. Drug release from the beads can be pH activated or pH independent and can occur by disintegration or osmosis. The beads can be formulated to produce first or zero order release.

PATENTS AND PROPRIETARY RIGHTS

     Biovail has not routinely sought patents on its controlled release technology because (i) its current products under development are generic drugs and when an ANDA is filed which competes with any Biovail ANDA filed for a Biovail generic product, patent protection would not afford benefits (which normally accrue to NDA holders) before the FDA and (ii) the filing of certain patents may provide potential competitors with information relating to such technology which may enable such competitors to exploit information related to such technology which is not within the confines of the protection of the patent. However, Biovail has an exclusive right to the patented technology for its controlled release formulation of Tiazac(R). Historically, Biovail has relied on trade secrets, know-how and other proprietary information. While certain of Biovail's licensors have sought patents on controlled release technology licensed to Biovail, there can be no assurance that any patents will be issued or, if issued, that the manufacture, use, sale, importation or offer for sale of the patented such matter will not infringe upon other patents or technology. The ability of Biovail to compete effectively with other companies will depend, in part, upon its ability to maintain the proprietary nature of its technology. To protect its rights in these areas, Biovail requires all licensors, licensees and significant employees to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for Biovail's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

PRODUCTS OF BIOVAIL

  LICENSED AND MARKETED PRODUCTS

     The following table sets forth the controlled release products developed by Biovail that are currently licensed and marketed. These formulations have been designed for once-daily dosing unless otherwise specified. Except for Tiazac(R), which is a registered trademark of Biovail, the trade names for the pharmaceutical products described below and elsewhere in this Prospectus are the property of (and may be registered trademarks of) Biovail's licensees and marketing partners or others.

    PRODUCTS              CHEMICAL                 INDICATION                PRINCIPAL LICENSEE
----------------  ------------------------   ----------------------   --------------------------------
Tiazac(R)         Diltiazem                  (anti-hypertensive/      Forest Laboratories (U.S.)
                                               anti-anginal)
Oruvail           Ketoprofen                 (anti-inflammatory)      Wyeth-Ayerst Laboratories (U.S.)
Norpace*          Disopyramide               (anti-arrhythmic)        G.D. Searle (U.S.)
Theo-24           Theophylline               (bronchodilator)         UCB Pharma (U.S.)
Isoket Retard     Isosorbide Dinitrate       (coronary vasodilator)   Schwarz Pharma (Germany)
Elantan Long      Isosorbide-5-Mononitrate   (coronary vasodilator)   Schwarz Pharma (Germany)
Sirdalud CR       Tizanidine                 (muscle relaxant)        Novartis (Switzerland)
Gastro-Timelets   Metoclopramide             (GI motility             Temmler (Germany)
                                               modifier)
Novagent          Ibuprofen                  (anti-inflammatory)      Temmler (Germany)
Beta-Timelets     Propanolol                 (anti-hypertensive)      Temmler (Germany)
Tiamon Mono       Dihydrocodeine             (analgesic)              Temmler (Germany)
Regenon Retard    Diethylpropion             (anti-obesity)           Temmler (Germany)

------------------------------

*Twice-daily dosing.

  TIAZAC(R)

     The major product of Biovail is Tiazac(R), accounting for approximately 84% of total revenues generated in each of fiscal 1996 and the six month period ended June 30, 1997. No other product or service individually accounted for 10% or more of Biovail's revenue base during such periods. In 1996 all Tiazac(R) revenues were generated from Forest.

     Tiazac(R) belongs to a class of drugs for the treatment of hypertension called calcium channel blockers, which, in 1996, represented U.S. sales of $3.3 billion. Within the market for calcium channel blockers, diltiazem related once-daily products accounted for approximately $880 million of U.S. sales in the twelve months ended September 30, 1996, the largest portions of which are represented by Cardizem CD ($731 million) and Dilacor ($126 million), both of which are branded generics for diltiazem. Tiazac(R) is another branded generic for diltiazem. In the period from February 1996 (when the first commercial sales of Tiazac(R) were made) through September 30, 1996, U.S. sales of Tiazac by licensees of Biovail were reported by IMS America Limited to be $22 million.

     Patients for whom diltiazem-related drugs are prescribed must renew their prescriptions several times a year. The success of a new drug entering the market is measured by the percentage of new prescriptions, including such renewals, represented by such new drug. In March 1996, the first full month of commercial sales for Tiazac(R) in the U.S., 2.3% of all new prescriptions in the once-daily diltiazem market were represented by Tiazac(R). The percentage has increased each month since such that by August 1997 Tiazac(R) represented 10.9% of all new prescriptions. There can be no assurance that levels of new prescriptions for Tiazac(R) will continue to grow or can be sustained or that such levels will be representative of Tiazac(R)'s market share of all sales of diltiazem products.

     When a new drug formulation is approved by the FDA, it may be granted a three year exclusivity period under the Waxman-Hatch Act, during which it is protected from generic competition. Tiazac(R)'s exclusivity period expires in September 1998, but Biovail will be entitled, if a competitor files an ANDA for a generic version of Tiazac(R) with the FDA, to file a lawsuit against the competitor for patent infringement which bars automatically the FDA from granting approval for 30 months, subject to earlier resolution of the legal issues. Other than awaiting the expiration of the Tiazac(R) patent and exclusivity, the only way a generic applicant can avoid triggering the 30 month moratorium is by not seeking approval as a generic equivalent of Tiazac(R), but by filing an NDA under Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), which is more expensive and costly to prepare than an ANDA.

     Tiazac(R) is a once-daily controlled release formulation of diltiazem currently indicated for the treatment of hypertension, with FDA approval for the treatment of angina expected by Biovail in 1997. Tiazac(R) has several advantages over other formulations of diltiazem: a much smaller capsule size, wider dosing range (approved for a maximum daily dose up to 540 mg), lower pricing and labelling which specifically permits physicians to switch patients to Tiazac(R) from other formulations of diltiazem at the nearest equivalent daily dose. An NDA for Tiazac(R) was approved by the FDA in September 1995, by the U.K. Medicines Control Agency ("MCA") in April 1996 and by the HPB in April 1997. Approvals in various other countries are expected throughout 1997 and 1998.

     Biovail licensed the right to market Tiazac(R) in the United States to Forest in September 1995 and the formal product launch took place in February 1996. A license agreement with Forest provides for a royalty payment of 8% of net sales for a period of 16 years, commencing December 1995. In addition, Biovail and Forest also entered into a 16 year supply agreement, also commencing December 1995, under which Biovail acts as the exclusive manufacturer of Tiazac(R) and receives contractually determined manufacturing fees.

     Tiazac(R) will be sold as Viazem and under other trademarks in Europe and is licensed to DuPont Merck for the United Kingdom and Ireland; Laboratorios Alter, S.A. for Spain; Pierre Fabre Medicament, S.A. for France and 17 protectorates; Ratiopharm GmbH and Heumann GmbH for Germany; and Zambon B.V. for The Netherlands. Additional European licensing agreements are expected to be signed over the coming months. Tiazac has been launched in Canada by Crystaal and in the United Kingdom by Dupont Merck.

OTHER PRODUCTS

     Biovail formulated 11 other oral controlled release products which were licensed to marketing partners and for which Biovail receives royalties, the majority of which approximate 3% of licensee net sales. The most significant product in this group is Oruvail, a controlled release formulation of ketoprofen indicated for the treatment of rheumatoid arthritis and osteoarthritis, chronic conditions that affect an estimated 18 million people in the U.S. alone. Oruvail is the world's first once-daily pH-dependent non-steroidal anti-inflammatory drug.

     Oruvail is internationally established as an effective anti-arthritic treatment and is currently marketed by Wyeth-Ayerst Laboratories in the U.S. and by Rhone-Poulenc Rorer in other countries. Worldwide licensee sales of Oruvail approached $200 million in 1996.

  GENERIC PRODUCT PIPELINE

     Biovail has a pipeline of 12 generic versions of branded controlled release products, of which one, the Additional Product, will be transferred to Intelligent Polymers upon consummation of the Unit Offering. These branded drugs represented $4.4 billion in sales in the U.S. in the 12 months ended September 30, 1996. The 12 drugs in the pipeline are indicated primarily for the treatment of chronic conditions in the cardiovascular, cardiopulmonary and bone and joint disease areas and for pain management, conditions for which controlled release formulations provide significant clinical and economic benefits. Two of these are generic versions of diltiazem products, Cardizem SR (a twice-daily formulation) and Cardizem CD (a once-daily formulation). Tiazac(R) itself, although a once-daily diltiazem formulation, is not a generic for Cardizem CD. It has a different release profile and is marketed as a branded version of diltiazem in general, not as a generic to Cardizem CD specifically. As a result, Biovail's management believes that introduction of a generic for Cardizem CD by Biovail will not significantly impact Tiazac(R) sales but will erode Cardizem CD sales.

     Biovail filed an ANDA with the FDA for generic versions of Cardizem SR and Cardizem CD in the second quarter of 1996 and the second quarter of 1997, respectively. In addition, Biovail filed an ANDA with the FDA for a generic version of Verelan, another calcium channel blocker used in the treatment of hypertension, in the second quarter of 1997 and an ANDA for a generic version of Trental, used for the treatment of peripheral vascular disease, in the fourth quarter of 1996. Collectively, the branded versions of these four products represented $1.1 billion in sales in the U.S. in the 12 months ended December 31, 1996. Of the seven pipeline products which are not before the FDA, two are in the late stages of development and five are in more preliminary stages. The branded versions of these seven products represented an additional $2.3 billion in sales in the U.S. in the 12 months ended September 30, 1996.

     Biovail expects to price its generic products at a discount to the branded price. Because of the technological barriers associated with developing controlled release products and the high value-added nature of these products, Biovail does not expect its controlled release products to experience as much price erosion as do products in conventional dosage forms, which are easier to replicate.

OPERATIONS

  RESEARCH AND DEVELOPMENT

     Biovail's staff of scientists has expertise in all aspects of research and development, from pre-formulation studies and formulation development to pharmacokinetics and technology applications. Biovail has successfully developed appropriate delivery systems for pharmaceutical compounds exhibiting a wide range of solubility and hydrophobicity characteristics. The scientific staff is led by Dr. Isa Odidi, Director of Research and Development, who is supported by Dr. Arnold Beckett, one of the pioneers in the drug delivery technology field. See "Risk Factors -- Business Risks Related to Biovail -- Dependence on Scientific and Management Personnel."

     In 1996, Biovail further enhanced its research capabilities when it opened its new primary Canadian research and development facilities. This 24,000 square foot facility in Toronto is equipped with state-of-the-art technology and equipment. Complementing the technology is the group's optimized computer modelling and simulation expertise. Biovail believes that this combination of highly specialized equipment, scientific expertise and proprietary internal technology platforms enable Biovail to effectively pursue its controlled release drug delivery research and development programs.

  MANUFACTURING AND FACILITIES

     Biovail operates two modern, fully-integrated pharmaceutical manufacturing facilities located in Steinbach, Manitoba, Canada and Carolina, Puerto Rico. Both facilities meet GMP requirements and are inspected on a regular basis by the FDA, the HPB, other regulatory bodies and Biovail's auditing team to ensure compliance on an ongoing basis with GMP. Both manufacturing facilities are currently producing Tiazac(R) beads for distribution in the United States and Canada.

     Biovail's 75,000 square foot plant in Steinbach, Manitoba was constructed in 1994. Its manufacturing processes include: granulation and coating with solvents, bead extrusion and spheronization; fluid bed drying and tableting; high speed encapsulation with 100% quality control weight checks; and high speed, automatic packaging lines.

     The Carolina, Puerto Rico facilities total 34,000 square feet, including 23,000 square feet acquired in 1995 as part of the Galephar transaction and 11,000 square feet of additional leased warehouse space. This plant is specially constructed for the high capacity production of controlled release beads.

  CONTRACT RESEARCH DIVISION

     Biovail's Contract Research Division ("CRD") serves Biovail and also provides other pharmaceutical companies with a broad range of pharmaceutical development services, including pharmacokinetic studies, bioanalytical laboratory testing and clinical research studies. The CRD can also provide support services to its clients in the area of quality assurance.

     Operating as an independent business unit with its own independent internal ethics review board, the CRD is located in a 35,000 square foot stand-alone facility owned by Biovail in Toronto, Ontario. This facility includes a fully equipped bioanalytical laboratory, a department of biopharmaceutics and statistical analysis and a live-in 140-bed study clinic.

     To date, the CRD has designed and conducted approximately 1,200 Phase I bioavailability, bioequivalence and drug interaction studies on approximately 500 compounds. Therapeutic areas in which studies have been completed include cardiovascular, cardio-pulmonary, bone and joint disease, pain management, infectious diseases, central nervous system, gastroenterology and endocrinology. In addition, the CRD is active and experienced in the design and implementation of Phase III and Phase IV clinical trials from protocol design and monitoring to completion of statistical reports.

     The CRD includes a full service bioanalytical laboratory which performs specialized bioanalytical and quality control testing and method development as well as other laboratory services for major regional and multinational pharmaceutical concerns. The laboratory is subject to full compliance with Good Laboratory Practices regulations and standards required by the FDA, the HPB and certain other foreign regulatory bodies.

  SALES AND MARKETING

     Outside of Canada, Biovail does not engage in direct marketing or sales of its products but instead seeks to enter into licensing agreements with various regional and multinational pharmaceutical companies for the marketing and sale of its products in specified territories. While the specific terms of each license agreement vary, the agreements in general require the licensee to pay Biovail a royalty based on a specific percentage of net sales, or a share of the net profits from the sales of the licensed products, and in the case of Tiazac(R), to purchase the drugs from Biovail.

     Crystaal, the Canadian marketing and sales subsidiary of Biovail, provides sales and marketing services for Biovail's products as well as for products licensed from third parties worldwide. Crystaal is located in an 8,300 square foot leased office facility in Montreal, Quebec, Canada. Crystaal is dedicated to providing high quality, cost effective branded pharmaceuticals to Canadian health care professionals, patients and third party payers.

     Crystaal has adopted a strategy of in-licensing branded drug products through strategic joint ventures and partnerships. Biovail believes that this, combined with Biovail's portfolio of existing and new controlled release branded generic products, places Crystaal in an excellent position to seek to become a significant force in the Canadian market.

     Forest and Biovail acquired a mutual option to negotiate with the other regarding their respective pipeline products. For example, Biovail will license Forest's Flumadine, an anti-viral drug for the treatment of influenza A, for sale in Canada through Crystaal. This agreement does not apply in the event that either Forest or Biovail decides to market its respective products either itself or through subsidiaries or affiliates.

COMPETITION

     The pharmaceutical industry is highly competitive and subject to rapid and significant technological change. Biovail's and Intelligent Polymers' products face intense competition from both conventional forms of drug delivery and controlled release drug delivery systems developed, or under development, by other pharmaceutical concerns. Many of these competitors have greater financial resources and marketing capabilities than those of Biovail and Intelligent Polymers. Competitors of Biovail and Intelligent Polymers in the U.S. and abroad are numerous and include, among others, major pharmaceutical and chemical companies, including without limitation some of the licensees (or potential licensees) of Biovail's and Intelligent Polymers' products, specialized contract research and research and development firms, universities and other research institutions. Biovail and Intelligent Polymers believe that their controlled release technology combined with their strategy of funding and controlling all or most aspects of their controlled release pharmaceutical business will provide the cost savings, efficiencies in product development and acceleration of regulatory filings necessary for them to compete effectively with such firms and institutions. There can be no assurance, however, that Biovail's and Intelligent Polymers' competitors will not succeed in developing technologies and products that are as, or more, clinically or cost-effective than any that are being developed or licensed by Biovail or Intelligent Polymers or that would render Biovail's and Intelligent Polymers' technologies and products obsolete or uncompetitive. In addition, certain of Biovail's and Intelligent Polymers' competitors have greater experience than Biovail and Intelligent Polymers in clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals.

REGULATORY AFFAIRS AND QUALITY ASSURANCE

     Biovail's Corporate Regulatory Affairs and Quality Assurance Department performs a key role in every aspect of the development and registration of each product and has prepared product submissions for regulatory agencies in the U.S., Canada, the United Kingdom, and the European Union. This department also coordinates all data and document management, including amendments, supplements and adverse events reporting. The department seeks to ensure that all stages of product development and production fully comply with Good Clinical, Laboratory and Manufacturing Practices.

EMPLOYEES

     As of December 31, 1996, Biovail employed 301 persons, including 128 at its manufacturing operations in Manitoba and Puerto Rico, 44 at its Canadian sales and marketing operation, 82 at its contract research organization, 25 at its formulation research operation and 22 in its corporate offices. Of the above employees, 61 are employed on a part-time basis. None of Biovail's employees is represented by a union.

LEGAL PROCEEDINGS

     In 1995, Biovail's contractual, legal and financial relationships with its former licensee Hoechst-Roussel Pharmaceuticals, Inc. ("Hoechst") were resolved. Hoechst was previously Biovail's licensee for Tiazac(R). As a result of Hoechst's acquisition of Marion Merrell Dow Inc. ("Marion"), a competitor of Biovail, the agreement between Biovail and Hoechst was terminated effective June 30, 1995 and their licensing and other relationships ceased. In addition, all litigation that had been commenced by Marion, the patent holder for Cardizem CD, for patent infringement with respect to Tiazac(R) was dismissed with prejudice by agreement with full releases exchanged.

     In 1996, Biovail entered into a settlement agreement with Elan Corporation, plc ("Elan") which resolved all claims and counterclaims made in a litigation with respect to alleged patent infringement by Biovail of Elan's controlled release patents for the drug-delivery system employed in Cardizem CD. Such settlement agreement requires the payment of royalties by Biovail on U.S. sales of Tiazac(R) and on U.S. sales of any generic version of Cardizem CD introduced by Biovail and by Elan on U.S. sales of Verelan. Pursuant to such settlement agreement, Biovail expects to be able to seek to introduce a generic version of Cardizem CD, free of patent infringement litigation by Elan. Furthermore, pursuant to such settlement agreement, Elan is precluded in substance from commencing a lawsuit for patent infringement of its generic version of Verelan. However, Elan's exclusive licensee has commenced a patent infringement suit on behalf of such licensee and Elan, which suit could delay FDA approval of Biovail's ANDA for a generic version of Verelan. Biovail intends to vigorously defend such suit. In addition, Biovail believes that such licensee's sales of Verelan may violate a patent to which Biovail holds the exclusive license. Furthermore, Biovail believes, regardless of the outcome, that such suit will not have a material adverse effect on its financial position, results of operations or cash flows.

     In August 1997, Geneva Pharmaceuticals, Inc. ("Geneva") commenced a lawsuit against Biovail alleging breach of a licensing agreement entered into in June 1991 under which Biovail had contracted to develop two generic drugs for Geneva. Geneva alleges that Biovail failed to use its best efforts to bring one of those two generic drugs to market and that Biovail made certain misrepresentations about its technological capabilities in order to induce Geneva to enter into the licensing agreement. Geneva seeks compensatory and punitive damages. Biovail intends to vigorously defend such suit. Biovail believes, regardless of the outcome, that such suit will not have a material adverse effect on its financial position, results of operations or cash flows.

     From time to time, Biovail becomes involved in various legal matters which it considers to be in the ordinary course of business. While Biovail is not currently able to determine the potential liability, if any, related to such matters, Biovail believes none of the matters, individually or in the aggregate, will have a material adverse effect on its financial position, results of operations or cash flows.

                                   REGULATION

     The research and development, manufacture and marketing of controlled release pharmaceuticals are subject to regulation by the FDA, HPB and comparable authorities in other foreign countries. These national agencies and other federal, state, provincial and local entities regulate the testing, manufacturing, safety and promotion of Biovail's products. The regulations applicable to products of Biovail or Intelligent Polymers may change as the currently limited number of approved controlled release products increases and regulators acquire additional experience in this area.

UNITED STATES REGULATION

     NEW DRUG APPLICATION

     It is expected that Biovail and Intelligent Polymers will be required by the FDA to comply with NDA procedures prior to marketing the Products (other than the Additional Product). New drug compounds and new formulations for existing drug compounds which cannot be filed as ANDAs are subject to NDA procedures. These procedures include (i) preclinical laboratory and animal toxicology tests; (ii) scaling and testing of production batches; (iii) submission of an Investigational New Drug Application ("IND"), which must become effective before human clinical trials commence; (iv) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for its intended indication; (v) the submission of an NDA to the FDA; and (vi) FDA approval of an NDA prior to any commercial sale or shipment of the product, including pre-approval and post-approval inspections of its manufacturing and testing facilities. If all of this data in the product application is owned by the applicant, the FDA will issue its approval without regard to patent rights that might be infringed or exclusivity periods that would affect the FDA's ability to grant an approval if the application relied upon data which the applicant did not own. Other than with respect to the ANDA which Intelligent Polymers intends to file for the Additional Product, neither Biovail nor Intelligent Polymers intends to file applications where it does not own all the data either submitted with or included in its applications.

     Preclinical laboratory and animal toxicology tests must be performed to assess the safety and potential efficacy of the product. The results of these preclinical tests together with information regarding the methods of manufacture of the products and quality control testing are then submitted to the FDA as part of an IND requesting authorization to initiate human clinical trials. Once the IND notice period has expired, clinical trials may be initiated, unless a hold on clinical trials has been issued by the FDA.

     Clinical trials involve the administration of a pharmaceutical product to individuals under the supervision of qualified medical investigators. Clinical studies are conducted in accordance with protocols that detail the objectives of a study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA and to an Institutional Review Board prior to the commencement of each clinical trial. Clinical studies are typically conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the product into human subjects, the compound is tested for safety, dosage, tolerance, metabolic interaction, distribution, excretion and pharmacodynamics. Phase II involves studies in a limited patient population to (i) determine the efficacy of the product for specific, targeted indications, (ii) determine optimal dosage and (iii) identify possible adverse effects and safety risks. In the event Phase II evaluations demonstrate that a pharmaceutical product is effective and has an acceptable safety profile, Phase III clinical trials are undertaken to further evaluate clinical efficacy of the product and to further test for its safety within an expanded patient population at geographically dispersed clinical study sites. Periodic reports on the clinical investigations are required. The FDA or Biovail (or Intelligent Polymers, with respect to the Products) may suspend clinical trials at any time if it believes the clinical subjects are being exposed to unacceptable health risks. The results of the product development, analytical laboratory studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercialization of a pharmaceutical product.

     The above-described NDA procedures are premised on the applicant being the owner of, or having obtained a right of reference to, all of the data required to prove safety and efficacy. These NDAs are governed by 21 U.S.C. sec. 355(b)(1), also known as section 505(b)(1) of the FDC Act.

     ABBREVIATED NEW DRUG APPLICATION

     In certain cases, where the objective is to develop a generic version of an approved product already on the market in controlled release dosages, an ANDA may be filed in lieu of filing an NDA. Under the ANDA procedure, the FDA waives the requirement to submit complete reports of preclinical and clinical studies of safety and efficacy and instead requires the submission of bioequivalency data, that is, demonstration that the generic drug produces the same effect in the body as its brand-name counterpart and has the same pharmacokinetic profile, or change in blood concentration over time. An ANDA would be available to Biovail or Intelligent Polymers for a generic version of a drug product approved by the FDA. In certain cases, an ANDA applicant may submit a suitability petition to the FDA requesting permission to submit an ANDA for a drug product that differs from a previously approved reference drug product (the "Listed Drug"), when the change is one authorized by statute. Permitted variations from the listed drug includes changes in: (i) route of administration; (ii) dosage form; (iii) strength; and (iv) one of the active ingredients of the Listed Drug when the Listed Drug is a combination product. The FDA must approve the petition before the ANDA may be submitted. An applicant is not permitted to petition for any other kinds of changes from listed drugs. The information in a suitability petition must demonstrate that the change from the Listed Drug requested for the proposed drug product may be adequately evaluated for approval without data from investigations to show the proposed drug product's safety or effectiveness. The advantages of an ANDA over an NDA include reduced research and development costs associated with bringing a product to market, and generally a shorter review and approval time at the FDA.

     PATENT CERTIFICATION AND EXCLUSIVITY ISSUES

     ANDAs are required to include certifications with respect to any patents which claim that the drug for which such investigations were conducted or which claims a use for such drug for which the applicant is seeking approval. If applicable patents are in effect and this information has been submitted to the FDA, the FDA must delay approval of the ANDA until the patents expire. If the applicant believes it will not infringe the patents, it can make a patent certification which may result in patent infringement litigation which could delay the FDA approval of the ANDA for up to 30 months. If the drug product covered by an ANDA were to be found by a court to infringe another company's patents, approval of the ANDA could be delayed until the patents expire. Even if a product is found not to infringe patents of the pioneer manufacturer, or if no claim of infringement is filed, if the certifying party is not the first to submit an ANDA for a particular product, approval may be delayed for as long as 180 days beyond the date that the first generic applicant begins commercial marketing.

     The FDC Act contains non-patent market exclusivity provisions which offer additional protection to pioneer drug products and are independent of any patent coverage that might also apply. Exclusivity refers to the fact that the effective date of approval of a potential competitor's ANDA to copy the pioneer drug may be delayed, or, in certain cases, an ANDA may not be submitted, until the exclusivity period expires. Five years of exclusivity are granted to the first approval of a "new chemical entity." Three years of exclusivity may apply to products which are not new chemical entities, but for which new clinical investigations are essential to the approval. For example, a new indication for use or a new dosage strength of a previously-approved product may be entitled to exclusivity, but only with respect to that indication or dosage strength. Exclusivity only offers protection against a competitor entering the market via the ANDA route, and does not operate against a competitor that generates all of its own data and submits a full NDA under Section 505(b)(1) of the FDC Act.

     If applicable regulatory criteria are not satisfied, the FDA may deny approval of an NDA or an ANDA or may require additional testing. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA may require further testing and surveillance programs to monitor the pharmaceutical product that has been commercialized. Noncompliance with applicable requirements can result in additional penalties, including product seizures, injunction actions and criminal prosecutions.

CANADIAN REGULATION

     The requirements for selling pharmaceutical drugs in Canada are substantially similar to those of the United States described above.

     INVESTIGATIONAL NEW DRUG APPLICATION

     Before conducting clinical trials of a new drug in Canada, Biovail must submit an IND to the HPB. This application includes information about the methods of manufacture of the drug and controls, and preclinical laboratory and animal toxicology tests on the safety and potential efficacy of the drug. If, within 60 days of receiving the application, the HPB does not notify Biovail or Intelligent Polymers, as the case may be, that its application is unsatisfactory, Biovail may proceed with clinical trials of the drug. The phases of clinical trials are the same as those described above under "-- United States Regulation -- New Drug Application."

     NEW DRUG SUBMISSION

     Before selling a new drug in Canada, Biovail must submit a New Drug Submission ("NDS") to the HPB and receive a notice of compliance from the HPB to sell the drug. The NDS includes information describing the new drug, including its proper name, the proposed name under which the new drug will be sold, a quantitative list of ingredients in the new drug, the methods of manufacturing, processing, and packaging the new drug, the controls applicable to these operations, the tests conducted to establish the safety of the new drug, the tests to be applied to control the potency, purity, stability and safety of the new drug, the results of clinical trials, the intended indications for which the new drug may be prescribed and the effectiveness of the new drug when used as intended. The HPB reviews the NDS. If the NDS meets the requirements of Canada's Food and Drugs Act and Regulations, the HPB will issue a notice of compliance for the new drug.

     Where the HPB has already approved a drug for sale in controlled release dosages, Biovail may seek approval from the HPB to sell an equivalent generic drug. In certain cases, the HPB does not require the manufacturer of a drug that is equivalent to a drug that has already been approved for sale by the HPB to conduct preclinical tests and clinical trials; instead, the manufacturer must satisfy HPB that the drug is bioequivalent to the drug that has already been approved.

     The HPB may deny approval of an NDS if applicable regulatory criteria are not met or may require additional testing. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Noncompliance with applicable requirements can result in fines and other sanctions, including product seizures and criminal prosecutions.

     Proposals have recently been made that, if implemented, would significantly change Canada's drug approval system. In general, the recommendations emphasize the need for efficiency in Canadian drug review. Proposals include establishment of a separate agency for drug regulation and modeling the approval system on those found in European Union countries. There is no assurance, however, that such changes will be implemented or, if implemented, will expedite the approval of controlled release products.

     The Canadian government has regulations which prohibit the issuance of a notice of compliance ("NOC") for a patented medicine to a generic competitor, provided that the patentee or an exclusive licensee has filed a list of its Canadian patents covering that medicine with the HPB. After receiving the list, the HPB may be prohibited from issuing an NOC permitting the importation or sale of a patented medicine to a generic competitor until patents on the medicine expire or the wave of infringement and/or validity of the patent(s) in question is resolved by litigation in the manner set out in such regulations.

     Certain provincial regulatory authorities in Canada have the ability to determine whether the consumers of a drug sold within such province will be reimbursed by a provincial government health plan for that drug by listing drugs on formularies. The listing or non-listing of a drug on provincial formularies may affect the prices of drugs sold within provinces and the volume of drugs sold within provinces.

ADDITIONAL REGULATORY CONSIDERATIONS

     Sales of products of Biovail or Intelligent Polymers by licensees outside of the United States and Canada are subject to regulatory requirements governing the testing, registration and marketing of pharmaceuticals, which vary widely from country to country.

     Biovail's manufacturing facilities located at Steinbach, Manitoba and Carolina, Puerto Rico operate according to GMP. The manufacturing facilities are inspected on a regular basis by the FDA, the HPB and other regulatory authorities. Biovail's self-auditing team seeks to ensure compliance on an ongoing basis with GMP. From time to time, the FDA, the HPB or other regulatory agencies may adopt regulations that may significantly affect the manufacture and marketing of Biovail's products.

     In addition to the regulatory approval process, pharmaceutical companies are subject to regulations under provincial, state and federal law, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations, including possible future regulations of the pharmaceutical industry. Each of Biovail and Intelligent Polymers believes that it is in compliance in all material respects with such regulations as are currently in effect.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

  INTELLIGENT POLYMERS

     The following table provides information concerning the current officers and directors of Intelligent Polymers. The current sole executive officer and a majority of the current directors of Intelligent Polymers are also officers or employees of Biovail. Subsequent to consummation of the Unit Offering, the current directors will, pursuant to delegated authority from the existing sole shareholder of Intelligent Polymers, appoint independent directors such that independent directors will constitute a majority of the board. As the holder of the Special Shares, Biovail has the right to elect one director (the "Special Director"). All other directors (the "Common Directors") in the future will be elected by the holders of the Intelligent Polymers Common Shares. The Special Director and the Common Directors owe certain duties and responsibilities to Intelligent Polymers as provided in the Bye-Laws of Intelligent Polymers, pursuant to the Bermuda Companies Act 1981 and under Bermuda common law. These duties and responsibilities provide, among other things, that the Special Director and the Common Directors in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of Intelligent Polymers and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Intelligent Polymers has no employees other than its sole executive officer, who is not a full-time employee of Intelligent Polymers and who is a full-time employee of Biovail.

               NAME                   AGE            POSITION WITH INTELLIGENT POLYMERS
Eugene N. Melnyk...................   38     Chairman/Chief Executive Officer
Robert A. Podruzny.................   49     Special Director
David J. Doyle.....................   43     Common Director/Secretary

     Mr. Doyle has been a Common Director of Intelligent Polymers since its organization. Mr. Doyle has been an associate in the law firm of Conyers Dill & Pearman, Hamilton, Bermuda, since March 1, 1996, and specializes in international corporate matters with particular emphasis on insurance and reinsurance. Prior thereto, Mr. Doyle was a partner of the law firm of Appleby, Spurling & Kempe, Hamilton, Bermuda. Mr. Doyle is a director and officer of numerous Bermuda companies for which Conyers Dill & Pearman acts as legal counsel and for which its associated company, Codan Services, Ltd., provides corporate administrative services.

     Biographies of Mr. Melnyk and Mr. Podruzny are set forth below.

  BIOVAIL

     The following table lists the executive officers and directors of Biovail.

               NAME                   AGE                  POSITION WITH BIOVAIL
Eugene N. Melnyk...................   38     Chairman of the Board of Directors
Bruce D. Brydon....................   50     President, Chief Executive Officer and Director
Rolf K. Reininghaus................   51     Senior Vice President, Corporate and Strategic
                                               Development and Director
Mahmood Khan.......................   43     Senior Vice President, Chief Operating Officer and
                                               Director
Kenneth C. Cancellara, Q.C.........   50     Senior Vice President, General Counsel, Secretary
                                             and Director
Robert A. Podruzny.................   49     Vice President Finance, Chief Financial Officer
                                             and Director

               NAME                   AGE                  POSITION WITH BIOVAIL
Wilfred Bristow....................   65     Director
Roger Rowan........................   44     Director
Robert Vujea.......................   72     Director

     Mr. Melnyk has been the Chairman of the Board of Directors of Biovail since Trimel was merged into Biovail on March 29, 1994 (the "Amalgamation"). From October 1991 to March 1994, he was the Chairman of the Board of Directors of Biovail Corporation International ("BCI"), a predecessor of Biovail which was then a subsidiary of Trimel. Mr. Melnyk was instrumental in acquiring, financing and organizing the companies or businesses that comprised BCI. Mr. Melnyk also founded Trimel and served as its President and Chief Executive Officer from 1983 through July 1991.

     Mr. Brydon has been the President and Chief Executive Officer of Biovail since January 13, 1995 and a Director since May 1995. From 1990 to 1994, he was President, Managing Director and Chairman of the Board of the Canadian operations of Boehringer Mannheim. In the late 1980's, Mr. Brydon served as President and CEO of Beiersdorf Canada.

     Mr. Reininghaus has been a Senior Vice President, Corporate and Strategic Development, and a Director of Biovail from the effective date of the Amalgamation, March 29, 1994. He was the President, Chief Operating Officer and a Director of BCI from October 1991 to March 1994 and Executive Vice President and a Director of Trimel or its affiliates from November 1987 to March 1994. Prior to his employment by Trimel, Mr. Reininghaus was Marketing Manager of the Canadian operations of Miles Pharmaceuticals, a division of Bayer AG.

     Mr. Khan has been a Senior Vice President and Chief Operating Officer since January 1996 and has been a Director since the effective date of the Amalgamation, March 29, 1994. He previously served as the Senior Vice President -Finance, Chief Financial Officer and Secretary from March 29, 1994. He was the Vice President - Finance, Secretary and a Director of BCI from October 1991 to March 1994 and was Vice President - Finance, Chief Financial Officer, Secretary and a Director of Trimel from September 1987 to March 1994.

     Mr. Cancellara has been Senior Vice President and General Counsel since March 1996 and Secretary since April 1996, and has been a Director since May 1995. Prior to joining Biovail in March 1996, Mr. Cancellara was a partner with the law firm of Cassels Brock & Blackwell since 1980 where he served as chairman of the Executive Committee and managing partner for many years.

     Mr. Podruzny has been the Vice President of Finance and Chief Financial Officer since January 1996 and a Director since June 1997. Mr. Podruzny came to Biovail from Browning-Ferris Industries Ltd., where he served as the Chief Financial Officer and as a Director of the Canadian operation from January 1993 to October 1995. From 1987 to 1992, Mr. Podruzny served as general manager of the U.S. Health Promotion Division of MDS Health Group, a Toronto-based medical services company. Mr. Podruzny is a Chartered Accountant in Canada and holds an MBA in finance.

     Mr. Bristow has been Director of Biovail from the effective date of the Amalgamation. Prior to that time, he had been a Director of BCI since January 1993. Mr. Bristow has been a senior investment advisor at Nesbitt Burns Inc., a Canadian investment banking firm since December 1991. From September 1975 to December 1991, he served as vice president and director of Richardson Greenshields of Canada, an investment banking firm.

     Mr. Rowan was elected a Director of Biovail in June 1997. Mr. Rowan has been President and Chief Operating Officer of Watt Charmichael Inc., a private investment firm, since May 1994. Prior thereto, Mr. Rowan was the Executive Vice President and Chief Operating Officer of Watt Charmichael since 1991.

     Mr. Vujea was elected a Director of Biovail in June 1997. Mr. Vujea has been Chairman of the Board of Directors and President of R & D Chemical Corporation, a chemical manufacturer and distributor, since

1974. Prior thereto, Mr. Vujea held senior management positions within a number of companies including American Greeting Card Corporation, Cole National Corporation and Diverco Incorporated.

SCIENTIFIC ADVISORY BOARD OF BIOVAIL

     Biovail's Scientific Advisory Board (the "Scientific Advisory Board") advises Biovail on developments relevant to current and future forms of controlled release drug delivery system technology. The Scientific Advisory Board has significant experience in the areas of pharmaceutical chemistry, controlled release formulation development, international drug development, pharmacokinetics, polymer coatings and U.S., Canadian and international drug approval process requirements. The Scientific Advisory Board holds meetings with Biovail throughout the year. Most of the members of the Scientific Advisory Board act as consultants to Biovail and counsel and advise Biovail on a continuous basis throughout the year. The following table and subsequent biographies profile the members of the Scientific Advisory Board:

               NAME                                          POSITION
Arnold H. Beckett, Ph.D............  Chairman of the Scientific Advisory Board
Shrikant V. Dighe, Ph.D............  Pharmaceutical Consultant -- Bethesda, Maryland
Norman W. Lavy, M.D................  Pharmaceutical Research and Medical and Regulatory
                                     Affairs Consultant -- Westfield, New Jersey
Herbert A. Lieberman, Ph.D.........  President, H.H. Lieberman Associates, Pharmaceutical
                                     Consulting Firm

     Arnold H. Beckett, O.B.E., B.Sc., Ph.D., D.Sc., Chairman of the Scientific Advisory Board, is the former Head of the School of Pharmacy and Director of Medicinal Chemistry, Kings College, University of London, 1959-1985. In addition to honorary degrees at such universities as the University of Heriot-Watt, Scotland, the University of Uppsala, Sweden, and Leuven, Belgium, Professor Beckett was the Chairman of the Board of Pharmaceutical Sciences of the International Pharmaceutical Federation from 1970-1980 and President of the Royal Pharmaceutical Society from 1981-1982. Professor Beckett is currently a member of the Medical Commission of the International Olympic Committee and Chairman of the International Tennis Federation Medical Commission. Professor Beckett founded the national Drug Control and Teaching Center in the United Kingdom. Professor Beckett has published over 400 papers in the areas of pharmaceutical and medicinal chemistry and has played a major role in the establishment of drug release technology. Professor Beckett co-founded Biovail in 1977.

     Shrikant V. Dighe, Ph.D., M.Sc., is a pharmaceutical consultant in Bethesda, Maryland. He has more than 30 years of experience as a research scientist, review scientist and scientific manager. Dr. Dighe spent twenty years with the FDA. He has a broad scientific expertise in medicinal and organic chemistry, biopharmaceutics, pharmacokinetics, analytical chemistry and instrumental analysis, pharmacology and statistics. Dr. Dighe is skilled in setting up and implementing division policies; evaluating, editing and writing scientific reports; and supervising and coordinating review activities of scientific reviewers. He has represented the FDA at various national and international forums, and made numerous presentations at national and international meetings and symposia. Dr. Dighe has published a number of scientific articles, prepared over one hundred guidance documents and jointly edited three books.

     Norman W. Lavy, M.D., F.A.C.P., is a private consultant in pharmaceutical research and medical and regulatory affairs based in Westfield, New Jersey. Among his clients have been the National Institute of Drug Abuse, leading and start-up biotechnology companies, other consulting firms, over-the-counter drug firms and several of the world's largest pharmaceutical companies. Dr. Lavy graduated from The Johns Hopkins University and the University of Maryland School of Medicine. He served an internal medicine residency and post-doctoral fellowships before joining E.R. Squibb and Sons in 1966. For 15 years, ending in 1987, he headed Bristol-Myers Squibb's Drug Regulatory Affairs department, the last ten years as Vice-President. He has served on the Commission on the Federal Drug Approval Process, as a member of the Scientific Advisory Committee of the Pharmaceutical Manufacturers Association Foundation, as Chairman of the Pharmaceuti-cal Manufacturers Association, Medical Section, and as a Vice-President of the American Society for Clinical Pharmacology and Therapeutics. Dr. Lavy is a Fellow of the American College of Physicians.

     Herbert A. Lieberman, B.S. Chem., B.S. Pharm, M.A., M.S., Ph.D., is the President of H.H. Lieberman Associates, a private pharmaceutical consulting firm. Dr. Lieberman was with the Consumer Products Research Group of the Warner-Lambert Company for over 24 years, holding various senior research and executive positions. Prior to that time, he was a Senior Research Pharmacist at Wyeth Laboratories and held a teaching position in Chemistry at Columbia University, College of Pharmacy. Dr. Lieberman has edited 16 textbooks on industrial pharmacy, including "Pharmaceutical Dosage Forms: Disperse Systems" and, most recently, "Parenteral Medications." He is a Fellow of the Academy of Pharmaceutical Sciences, the American Academy of Pharmaceutical Scientists and the American Foundation for Pharmaceutical Education.

                       SELECTED FINANCIAL DATA OF BIOVAIL
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

     The following selected financial data of Biovail is qualified by reference to and should be read in conjunction with the consolidated financial statements, related notes thereto, other financial data, and "Management's Discussion and Analysis of Financial Condition and Results of Operation of Biovail" included elsewhere or incorporated by reference herein. The Selected Financial Data included herein is prepared and presented in accordance with CDN GAAP, which differ in certain significant respects from U.S. GAAP. See Footnote 1 below for a description of the principal differences between CDN GAAP and U.S. GAAP as they relate to Biovail.

     The consolidated income statement data for the years ended December 31, 1994, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from and are qualified by reference to the audited consolidated financial statements of Biovail incorporated by reference in this document. The consolidated income statement data for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data as of December 31, 1992, 1993 and 1994 are derived from the audited consolidated financial statements included as part of Biovail's Annual Report on Form 20-F for the prior three fiscal years. The data for the six months ended June 30, 1996 and 1997 are derived from Biovail's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the interim periods presented are not indicative of the results that may be expected for the full year.

                                                                                    SIX MONTHS ENDED
                                         FISCAL YEARS ENDED DECEMBER 31,                JUNE 30,
                                 ------------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT
  DATA(1):
     Revenue
          Contract.............  $  3,148   $ 3,771   $ 3,909   $ 4,333   $ 4,374   $ 2,344   $ 2,159
          Manufacturing........        --        --     4,975     7,915    54,313    27,901    28,537
          Royalty, licensing
            and other..........     2,814     5,959     7,680     7,396     7,743     4,332     4,146
                                 --------   -------   -------   -------   -------   -------   -------
     Total revenue.............     5,962     9,730    16,564    19,644    66,430    34,577    34,842
     Expenses
          Cost of contract
            revenue............     2,548     2,783     3,036     2,732     3,417     1,876     1,194
          Cost of manufactured
            goods sold.........        --        --     2,102     2,715    21,757    11,696     8,181
          Research and product
            development........     4,632     2,737     2,542     4,462     7,484     4,015     5,365
          Selling, general and
            administrative.....     5,507     5,718     6,359     7,182    10,166     6,254     6,725
                                 --------   -------   -------   -------   -------   -------   -------
     Total expenses............    12,687    11,238    14,039    17,091    42,824    23,841    21,465
                                 --------   -------   -------   -------   -------   -------   -------
     Operating income (loss)...    (6,725)   (1,508)    2,525     2,553    23,606    10,736    13,377
     Interest income (expense),
       net.....................    (1,186)     (722)     (589)      (99)      392       321       (66)
     Gain on licensing
       settlement..............        --        --        --     3,617        --        --        --
     Gain on debt settlement...        --        --     7,955        --        --        --        --
     Offering expenses.........    (1,115)       --        --        --        --        --        --
     Income (loss) before
       income taxes............    (9,026)   (2,230)    9,891     6,071    23,998    11,057    13,311
     Provision for income
       taxes...................       349       248       430       201       714       620       683
                                 --------   -------   -------   -------   -------   -------   -------
     Income (loss) before
       undernoted..............    (9,375)   (2,478)    9,461     5,870    23,284    10,437    12,628
     Minority interest.........      (780)     (726)       --        --        --
     Dilution gain on issuance
       of common shares by a
       subsidiary company......     1,941     5,871        --        --        --        --        --
     Gain on sale of a
       subsidiary company......        --     1,260        --        --        --        --        --
                                 --------   -------   -------   -------   -------   -------   -------
     Net income (loss).........  $ (8,214)  $ 3,927   $ 9,461   $ 5,870   $23,284   $10,437   $12,628
                                 ========   =======   =======   =======   =======   =======   =======
     Earnings (loss) per
       share(2)(3).............  $  (0.70)  $  0.28   $  0.43   $  0.23   $  0.92   $  0.41   $  0.50
                                 --------   -------   -------   -------   -------   -------   -------
     Weighted average number of
       common shares
       outstanding under CDN
       GAAP....................    10,852    12,667    21,850    24,993    25,378    25,346    25,435
                                 ========   =======   =======   =======   =======   =======   =======

                                                AS OF DECEMBER 31,                   AS OF JUNE 30,
                                 ------------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA(1)(5):
     Working capital
       (deficiency)............  $ (3,341)  $ 2,338   $   547   $   696   $ 9,606   $ 2,902   $20,797
     Total assets..............    23,457    23,265    25,630    60,867    58,606    67,071    75,582
     Long-term debt (excluding
       current portion)........    19,874    21,398     9,782     7,951     4,670     6,867     3,659
     Shareholders' equity
       (capital
       deficiency)(4)..........    (7,969)   (4,760)    7,693    14,592    36,943    24,478    49,793

------------------------------

(1) Summary of differences between CDN GAAP and U.S. GAAP.

                                                                                    SIX MONTHS ENDED
                                         FISCAL YEARS ENDED DECEMBER 31,                JUNE 30,
                                 ------------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1996      1997
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Net income (loss) -- CDN
      GAAP.....................  $ (8,214)  $ 3,927   $ 9,461   $ 5,870   $23,284   $10,437   $12,628
    Items excluded from income
      under U.S. GAAP
         Dilution gain on
           issuance of common
           shares by a
           subsidiary
           company.............    (1,941)   (5,871)       --        --        --        --        --
         Gain on debt
           settlement treated
           as contributed
           surplus under U.S.
           GAAP................        --        --    (7,955)       --        --        --        --
                                 --------   -------   -------   -------   -------   -------   -------
    Net income (loss) -- U.S.
      GAAP.....................  $(10,155)  $(1,944)  $ 1,506   $ 5,870   $23,284   $10,437   $12,628
                                 ========   =======   =======   =======   =======   =======   =======
    Earnings (loss) per share
      -- U.S. GAAP.............  $  (0.99)  $ (0.16)  $  0.07   $  0.22   $  0.87   $  0.39   $  0.47
                                 --------   -------   -------   -------   -------   -------   -------
    Weighted average number of
      common shares outstanding
      under U.S. GAAP(3).......    10,229    12,199    22,635    26,422    26,784    26,763    26,891
                                 --------   -------   -------   -------   -------   -------   -------

(2) FAS 128, which is effective for interim and annual periods ending after December 15, 1997 specifies a basis of computation of earnings per share which would result in the reporting of earnings per share data under U.S. GAAP equivalent to that under CDN GAAP.

(3) The weighted average number of common shares outstanding for purposes of the computation of the earnings (loss) per share data under U.S. GAAP gives effect to the exercise of outstanding options.

(4) The capital deficiency which would be reported under U.S. GAAP differs from the amounts reported under CDN GAAP. The capital deficiency under U.S. GAAP would have been $(9,141,000) and $(6,303,000) at December 31, 1992 and
     1993, respectively. There are no material differences between shareholders' equity determined under CDN GAAP and U.S. GAAP at December 31, 1994, 1995 and 1996 and June 30, 1996 and 1997.

(5) Upon consummation of the Unit Offering, Biovail will account for its investment in Intelligent Polymers consisting of Special Shares at its cost of $12,000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF BIOVAIL

GENERAL

     Biovail derives its revenues from (i) developing and licensing oral controlled release products using its proprietary drug delivery technologies;
(ii) manufacturing such products for sale to licensees and wholesalers; and
(iii) providing pharmaceutical contract research services to third parties.

RESULTS OF OPERATIONS

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues for the six months ended June 30, 1997 were $34,842,000, compared to $34,577,000 in the comparable period in 1996. While the 1997 revenue increase was small, a sales mix change with respect to Tiazac(R) resulted in a larger improvement in manufacturing margins and net income, as described below. As a result, net income for the first six months of 1997 of $12,628,000 represented a 21% improvement over net income of $10,437,000 in the comparable period in 1996.

     Revenue realized by the CRD from third-party customers was $2,159,000 in the six months ended June 30, 1997, compared to $2,344,000 in the comparable period in 1996. Revenues decreased in the first six months of 1997 primarily as a result of the CRD having performed more services for Biovail and fewer services for third parties. The operating margin on the CRD's services to third parties was 45% in the six months ended June 30, 1997, compared to 20% in the comparable period in 1996 as a result of cost reductions and a more profitable mix of services.

     Manufacturing revenues of $28,537,000 were generated on sales of Tiazac(R) in the six months ended June 30, 1997, compared to $27,901,000 in the comparable period in 1996. In the six months ended June 30, 1997, U.S. "trade sales" (sales other than sample sales) were approximately 80% of total unit sales as compared to only 40% in the comparable period in 1996. Trade supplies are sold at a slightly higher price than sample sales and also have a lower cost of manufacture due to lower packaging and labor costs, resulting in a higher margin for trade sales. In addition, Biovail launched Tiazac(R) in Canada in 1997, accounting for approximately 20% of total manufacturing revenues in the first six months of 1997. Canadian sales are at a higher margin than U.S. sales due to the direct sale by Biovail's distribution subsidiary in Canada, Crystaal, as opposed to U.S. sales, which are made through a third-party distributor. As a result of the higher percentage of trade sales, launch of Tiazac(R), in Canada and improved manufacturing efficiencies, the manufacturing margin increased to 71% in the first six months of 1997 as compared to 58% in the comparable period in 1996.

     Royalty revenue, net of royalty expenses, totaled $4,146,000 in the six months ended June 30, 1997, compared to $4,332,000 in the comparable period in 1996. Net royalty revenues decreased relative to the first six months of 1996 as a result of royalties paid to Galephar on Canadian Tiazac(R) sales by Crystaal in the first six months of 1997.

     Research and product development expenses were $5,365,000 in the six months ended June 30, 1997, an increase from $4,015,000 in the comparable period in 1996, reflecting significant activity on the development of pipeline products.

     Selling, general and administrative expenses were $6,725,000 in the six months ended June 30, 1997, an increase from $6,254,000 in the comparable period in 1996, primarily as a result of promotional costs related to the launch of Tiazac(R) in Canada.

     Operating income of $13,377,000 was achieved in the six months ended June 30, 1997 compared to operating income of $10,736,000 in the comparable period in 1996. Canadian operations incurred operating losses of $141,000 in the six months ended June 30, 1997 as compared to operating losses of $5,611,000 in the comparable period in 1996. The decrease in operating losses is due to the impact of the launch of Tiazac(R) in Canada in 1997. Losses in Canadian operations are due to the current low level of revenues generated in Canada compared to expenses incurred with respect to its corporate office, sales and marketing operations and research and development activity. Operating income of $2,619,000 and $2,129,000 in each of the six months ended June 30, 1997 and the comparable period in 1996, respectively, was earned by Biovail's subsidiary in Switzerland through royalties earned on Biovail's products. Biovail's operations in Barbados and Puerto Rico contributed operating income of $10,899,000 in the six months ended June 30, 1997 compared to $14,218,000 in the comparable period in 1996. The decline in operating income was due primarily to the higher level of research and development costs in the 1997 period.

  COMPARISON OF FISCAL YEARS 1996, 1995 AND 1994

     Revenues in 1996 increased by 239% to $66,430,000, compared to $19,644,000 in 1995, primarily as a result of the successful launch of Tiazac(R) in the U.S. market. Net income of $23,284,000 was achieved in 1996, compared with $5,870,000 earned in 1995 and $9,461,000 in 1994.

     Included in income in 1995 and 1994 were non-operating items of $3,617,000 and $7,955,000, respectively. The 1995 non-operating item was a gain resulting from proceeds from a settlement with Hoechst in the sum of $7.5 million, less legal and other related expenses. The 1994 non-operating item was a gain on the settlement of debt when, in connection with the Amalgamation, a company controlled by a director of Biovail assumed net indebtedness of $9,604,000 in exchange for 1,656,000 common shares of a former subsidiary, owned by Biovail. Excluding these non-operating items in 1995 and 1994, net income would have been $2,253,000 and $1,506,000, respectively.

     Revenue. The CRD generated revenues from third parties of $4,374,000 in 1996, compared to $4,333,000 and $3,909,000 in 1995 and 1994, respectively. Net of significant one-time settlements received in 1995, 1996 CRD revenues increased by approximately 30% over 1995.

     Manufacturing revenue was $54,513,000 in 1996, compared to $7,915,000 in 1995 and $4,975,000 in 1994, respectively. All manufacturing revenues were generated from the sale of Tiazac(R). In 1996, all sales were to Forest. In 1995, sales were primarily to Forest, but included sales to Biovail's previous licensee, Hoechst. In 1994, all sales were to Hoechst.

     Net royalty revenue earned by Biovail in 1996 was $7,743,000, compared to $6,655,000 in 1995 and $6,124,000 in 1994. The increase in net royalty revenue in 1996 was due primarily to royalties earned on sales of Tiazac(R) by Forest in the United States. The increase in net royalty revenue in 1995 over 1994 was primarily due to increased Oruvail sales in the United States by Biovail's licensee, Wyeth-Ayerst Laboratories.

     There were no revenues generated from the licensing of new products in 1996, as compared to $741,000 in 1995 and $1,556,000 in 1994. Licensing revenues received in 1995 and 1994 related to the rights for Tiazac(R) granted to Hoechst for the United States and to a licensee for Canada.

     Expenses. The cost of contract research increased to 78.1% of contract revenue in 1996 from 63.0% in 1995. However, 1995 was favorably impacted due to the inclusion in revenue of non-refundable prepaid amounts which were retained by Biovail as part of a settlement with Hoechst, the exclusion of which would have resulted in a cost of contract research of 81%. Cost of contract research in 1994 was 77.8%.

     The cost of manufactured goods sold was 40.1% in 1996. Data for 1995 and 1994 are not meaningful because of the low sales volumes in those years. In 1996, the cost of manufactured goods sold was impacted by the higher proportion of Tiazac(R) samples versus trade sales, approximating 60% versus 40%, respectively.

     Research and product development expenses were $7,484,000 in 1996, a 68% increase over the $4,462,000 expended in 1995, while such expense in 1995 increased 76% over the $2,542,000 expended in 1994. The increasing expenditures year over year reflect Biovail's increased activities in developing its product pipeline and the establishment in 1996 of a research and development facility in Toronto.

     Selling, general and administrative expenses increased to $10,166,000, compared to $7,182,000 in 1995 and $6,359,000 in 1994, respectively. The year to year increases are primarily due to the hiring of key management personnel, the establishment of the Canadian sales operation in 1996 and 1995 and increased administrative activities associated with Biovail's manufacturing facilities.

     Operating income of $23,606,000 was achieved in 1996 compared to operating income of $2,553,000 in 1995 and $2,525,000 in 1994. Canadian operations incurred losses of $6,153,000, $6,720,000, and $1,307,000 in each of 1996, 1995, and 1994, respectively. Losses in Canadian operations are due to the current low level of revenues generated in Canada compared to expenses incurred with respect to its corporate office, sales and marketing operations and research and development activity. Operating income of $4,167,000, $2,571,000 and $2,225,000 in each of 1996, 1995 and 1994, respectively, was earned by Biovail's subsidiary in Switzerland through royalties earned on Biovail's products. Biovail's operations in Puerto Rico and Barbados contributed operating income of $25,592,000 in 1996, $6,702,000 in 1995 and $1,607,000 in 1994. The increase in operating income in Puerto Rico and Barbados in 1996 and 1995 is due to Tiazac(R) sales.

     Interest income was $392,000 in 1996, compared to interest expense of $99,000 in 1995 and $589,000 in 1994. Net interest income in 1996 was earned as a result of surplus cash and short-term deposits and lower rates on and levels of interest bearing debt as compared to 1995 and 1994.

     Income taxes in 1996, 1995 and 1994 in the amounts of $714,000, $201,000 and $430,000, respectively, relate primarily to Biovail's foreign subsidiaries. The 1996 provision increased to $714,000 from $201,000 in 1995 and $430,000 in 1994, as a result of increased operating income. The 1995 provision included a reduction of income taxes relating to Biovail SA's operation in Switzerland due to a change in tax law in that jurisdiction, effective January 1, 1995. No provision for income taxes was recorded in 1995 and 1994 with respect to gains on the debt settlement or the licensing settlement because tax losses from Canadian operations were sufficient to offset such gains.

LIQUIDITY AND CAPITAL RESOURCES

     As at June 30, 1997, Biovail's working capital was $20,797,000, compared to $9,606,000 at December 31, 1996, which represented a working capital ratio of 1.9:1 as compared to 1.6:1, respectively.

     Biovail had negative cash flow of $3,887,000 in the six months ended June 30, 1997, compared to positive cash flow of $2,080,000 in the comparable period in 1996. Although cash generated from operations before the change in non-cash operating items was $14,059,000 and $11,430,000 in the six months ended June 30, 1997 and 1996, respectively, increased working capital requirements in the first six months of 1997 exceeded the cash flow otherwise generated from operations, primarily due to an increase in accounts receivable related to the initial launch of Tiazac(R) in Canada and substantial shipments of Tiazac(R) to Forest in June 1997, resulting in the net negative cash flow from operations in the first six months of 1997. Although similar increases in the non-cash components of working capital relative to operating income may occur in the future, Biovail believes such increases are temporary in nature and are not expected to have a long-term effect on Biovail's cash flows.

     For the first six months of 1997 and 1996, cash flow used in investing activities was $2,198,000 and $3,351,000, respectively, in each case, representing primarily additions to fixed assets.

     In the six months ended June 30, 1997, $1,304,000 of long-term debt was repaid and proceeds of $337,000 were received from the issuance of common shares. In the comparable period in 1996, net long-term debt repayments were $488,000, and proceeds of $99,000 were received from the issuance of common shares.

     Exchange rate changes on foreign cash balances resulted in a reduction of cash of $32,000 in the six months ended June 30, 1997, compared to a reduction of $727,000 in the comparable period in 1996.

     As a result of the foregoing, Biovail's cash as at June 30, 1997 was $6,774,000, compared to $4,526,000 and $21,936,000 at December 31, 1996 and June
30, 1996, respectively.

     Biovail's total long-term debt was $5,615,000 at June 30, 1997, compared to $6,968,000 at December 31, 1996 and $9,694,000 at June 30, 1996. In addition,
Biovail has available lines of credit aggregating $45,000,000 for short-term financing, of which $9,332,000 was utilized as of June 30, 1997 and none was utilized as of December 31, 1996.

     Biovail believes it has adequate capital and sources of financing to support its ongoing operational requirements for at least the next 24 months and that payments to Biovail under the Development Contract will be sufficient to fund its obligations thereunder. Furthermore, Biovail believes it will be able to obtain long-term capital, if necessary, to support its growth objectives. There can be no assurance, however, that Biovail's capital and sources of financing or its ability to obtain additional capital or sources of financing, at acceptable terms, will be sufficient to sustain Biovail's ongoing operational requirements or its growth objectives.

     Biovail and its subsidiaries generate revenue and expenses primarily in U.S. and Canadian dollars. For the period ending June 30, 1997, revenue was generated in the following proportions: 75% in U.S. dollars, 23% in Canadian dollars and 2% in other currencies. In addition, expenses were incurred in the following proportions: 70% in U.S. dollars and 30% in Canadian dollars. Since Biovail's revenue and expenses are primarily denominated in U.S. and Canadian dollars and because of the relative stability of the Canadian dollar compared to the U.S. dollar, Biovail does not currently believe that its exposure to foreign currency exchange risk is significant. Biovail has not historically utilized foreign currency hedging instruments.

INFLATION

     Inflation has not had a material impact on Biovail's operations.

INTELLIGENT POLYMERS

     Intelligent Polymers was formed by Biovail in July 1997 and has not yet conducted any business. Intelligent Polymers has entered into the Development Contract and Service Agreement with Biovail. Payments to Biovail under the Development Contract will be in amounts equal to Biovail's actual internal costs, plus 45%, consistent with contractual relationships Biovail has with other third parties. Services provided by third parties under contract to Biovail, however, will be billed at Biovail's actual cost plus 15%. Under CDN GAAP, Biovail will record all such payments, including the initial payments under the Development Contract of $3.5 million and $1.25 million, respectively, as either research and development contract or licensing revenue. Under U.S. GAAP, the payments received pursuant to the Development Contract will be prorated between revenue and the warrant subscription receivable recorded as a contra-equity account in shareholders' equity (as described below). The Biovail Option will be granted pursuant to the Development Contract and the option price has been determined by negotiations between Biovail and Intelligent Polymers giving consideration to similar provisions of agreements between other parties in similar transactions. The Biovail Option may be exercised by Biovail upon its agreement to pay, at Biovail's option, either of (i) base royalties of 10% of the net sales from the relevant Product during the License Period or (ii) within 30 days of the exercise of the Biovail Option, a lump sum of $25.0 million. Payments to Biovail under the Services Agreement will be in the amount of $100,000 per quarter to cover the provision of management and administrative services by Biovail.

     Intelligent Polymers will receive net proceeds of approximately $
as a result of the Unit Offering ($          if the Underwriters' over-allotment
option is exercised in full.) All such proceeds, including the proceeds attributable to the value of the Biovail Warrants will be included in Intelligent Polymers' shareholder's equity either as capital attributable to Intelligent Polymers' Common Shares or additional paid-in capital attributable to the Warrants.

     As a consequence of the Unit Offering, under CDN GAAP, Biovail will record a credit to equity equal to the proceeds attributable to the Warrants included in the Unit Offering and a charge of an equivalent amount to retained earnings to reflect the equivalent contribution to Intelligent Polymers. For U.S. GAAP purposes, Biovail will recognize the fair value of the Warrants as a credit to equity with an offsetting debit to a contra-equity account entitled "warrant subscription receivable."

     Intelligent Polymers expects to use substantially all of the net proceeds of the Unit Offering, less $1 million to be used as working capital and a reserve of $1.5 million for possible litigation relating to the Additional Product, for payments under the Development Contract for the purpose of (i) conducting toxicity studies, formulation development and clinical studies for, and pursuing U.S. regulatory approval of, the Products other than the Additional Product and (ii) conducting clinical studies for, and pursuing U.S. regulatory approval of, the Additional Product. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Intelligent Polymers -- Liquidity and Capital Resources."

     Upon consummation of the Unit Offering, Biovail will account for its investment in Intelligent Polymers consisting of Special Shares at its cost of $12,000.

     Biovail, as the holder of all of the issued and outstanding Special Shares, has the right under the Purchase Option to purchase all, but not less than all, of Intelligent Polymers' Common Shares. The Purchase Option Exercise Price will be determined by Biovail and Intelligent Polymers giving consideration to the compound annual rate of return, as required by potential investors, to be achieved upon any exercise of the Purchase Option, the implied returns to investors purchasing securities with a similar structure historically and the comparability of the Unit Offering to those prior offerings; the value of the Warrants; the nature of the Products; the agreements between Biovail and Intelligent Polymers; and such other factors as Biovail and Intelligent Polymers deem appropriate and advice given by the Underwriters. The Purchase Option Exercise Price may be paid by Biovail in cash or Biovail Common Shares, or any combination thereof. Payment by Biovail of the Purchase Option Exercise Price in cash would have a significant effect on Biovail's financial position and payment by Biovail in Biovail Common Shares would have an effect on Biovail's capitalization and result in dilution of existing shareholders' ownership percentage. Until the actual proportion of the Purchase Option Exercise Price that will be paid in cash, if any, is determined, the impact on Biovail's financial position and capitalization cannot be quantified precisely.

     Under U.S. GAAP, a portion of any purchase price paid on the acquisition of Intelligent Polymers would be allocated to "in-process research and development". Accordingly, the exercise of the Purchase Option and the acquisition of Intelligent Polymers would result in an immediate charge to operations if and when the Purchase Option were to be exercised. Under CDN GAAP, the entire cost of the acquisition, including the portion allocated to "in-process research and development," would be capitalized and there would be no immediate write-off.

                SELECTED FINANCIAL DATA OF INTELLIGENT POLYMERS

     Intelligent Polymers was recently formed and has no prior operating history. Prior to the consummation of the Unit Offering, Intelligent Polymers was nominally capitalized, with share capital of $12,000. See "Risk Factors -- Risks Related to Intelligent Polymers -- No Assurance of Profitability."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION OF INTELLIGENT POLYMERS

GENERAL

     Intelligent Polymers was formed by Biovail in July 1997 and has not yet conducted any business. Intelligent Polymers has entered into the Development Contract with Biovail. Intelligent Polymers will receive net proceeds of
approximately $          as a result of the Unit Offering ($          if the
Underwriters' over-allotment option is exercised in full). Intelligent Polymers expects to use substantially all of such proceeds, less $1.0 million to be used as working capital and a reserve of $1.5 million for possible litigation relating to the Additional Product, for payments under the Development Contract for the purpose of (i) conducting toxicity studies, formulation development and clinical studies for, and pursuing U.S. regulatory approval of, the Products other than the Additional Product and (ii) conducting clinical studies for, and pursuing U.S. regulatory approval of, the Additional Product. For an estimated schedule of expenditures by Intelligent Polymers under the Development Contract, see "Use of Proceeds."

SPECIAL SHARES

     There are currently issued 12,000 Special Shares, all of which are held by Biovail. These shares have no right to any profits of Intelligent Polymers. Following the issuance of the Intelligent Polymers Common Shares, the Special Shares do not confer on the holders thereof the right to vote at any meeting of Intelligent Polymers shareholders except as referred to in the next paragraph and except that holders of a majority of Special Shares are entitled to elect one director. In the event of the winding up of Intelligent Polymers, the Intelligent Polymers Common Shares shall have a priority over the Special Shares with respect to return of capital, and the Special Shares shall not otherwise be entitled to participate in any way in the profits or assets of Intelligent Polymers.

     Until the expiration of the Purchase Option, no resolution or act of Intelligent Polymers to authorize or permit any of the following will be effective without the prior written approval of the holders of a majority of the outstanding Special Shares: (i) the allotment or issue of shares or other securities of Intelligent Polymers or the creation of any right to such an allotment or issue; (ii) the reduction of Intelligent Polymers' authorized share capital; (iii) outstanding borrowings by Intelligent Polymers over an aggregate of $1 million; (iv) the sale or other disposition of or the creation of any lien or liens on the whole or a material part of Intelligent Polymers' undertaking or assets; (v) the declaration or payment of dividends or the making of any other distributions to shareholders; (vi) the amalgamation of Intelligent Polymers; and (vii) any alteration of the Purchase Option. See "The Agreements and the Purchase Options -- Purchase Option"

     Thus Biovail, as the holder of a majority of the outstanding Special Shares, could preclude the holders of a majority of the outstanding Intelligent Polymers Common Shares and the Board of Directors of Intelligent Polymers from taking any of the foregoing actions during such period. In addition, any resolution to wind up the affairs of or liquidate Intelligent Polymers will confer upon the holders of the Special Shares a right to vote and such Special Shares will carry a number of votes equal to the total number of votes carried by the Intelligent Polymers Common Shares at the time outstanding.

PURCHASE OPTION

     Biovail's Purchase Option, as the holder of the Special Shares of Intelligent Polymers, is set forth in Intelligent Polymers' Bye-Laws. The Purchase Option is an exclusive, irrevocable option to purchase all, but not less than all, of the issued and outstanding Intelligent Polymers Common Shares. The Purchase Option will be exercisable by written notice given at any time beginning on the closing date of the Unit Offering and ending on the earlier of (i) September 30, 2002 and (ii) the 90th day, after the Financial Notice; provided, however, that if Biovail, prior to such 90th day, shall provide written confirmation to Intelligent Polymers that Biovail will use commercially reasonable efforts, at no expense to Intelligent Polymers beyond the Available Funds, to continue to develop any or all of the Products, the Purchase Option shall continue in effect through such date for so long as Biovail continues to use commercially reasonable efforts, but in no case beyond September 30, 2002.

EXPENSES

     Intelligent Polymers will treat payments to Biovail under the Development Contract as research and development expenses for accounting purposes.

LIQUIDITY AND CAPITAL RESOURCES

     It is anticipated that Intelligent Polymers will pay to Biovail under the Development Contract substantially all of the net proceeds of the Unit Offering, together with interest earned thereon, less working capital to be retained by Intelligent Polymers of $1.0 million and a reserve of $1.5 million for possible litigation.

     It is anticipated that the estimated net proceeds of the Unit Offering of $54.7 million (after payments of the underwriting discounts and commissions and other estimated expenses relating to the Unit Offering and the initial payments under the Development Contract of $1.25 million and $3.5 million, respectively) will be spent over the period beginning upon issuance of the Units and ending March 31, 2001. Currently, Intelligent Polymers has no alternative sources for funding.

           DESCRIPTION OF THE WARRANTS AND THE BIOVAIL COMMON SHARES

THE WARRANTS

     Each Unit includes one Warrant to purchase one Biovail Common Share. Until the Separation Date, the Warrants will trade only with the Intelligent Polymers Common Shares as Units. From and after such date, the Warrants will be separable from the Intelligent Polymers Common Shares and will trade independently.

     The Warrants will be exercisable at any time from October 1, 1999 through September 30, 2002 (the "Warrant Expiration Date") at an exercise price per
Biovail Common Share of $     (the "Warrant Exercise Price"), subject to certain
adjustments, as described below. Warrants not exercised on or prior to the Warrant Expiration Date shall become void and all rights in respect thereof shall cease as of such time.

     Biovail has executed a Warrant Agreement with           (the "Warrant
Agent") in favor of the Warrant holders which will provide that the number of Biovail Common Shares to be obtained upon exercise of a Warrant and the Warrant Exercise Price are subject to adjustment (a) in the event of a stock dividend, split-up, subdivision, consolidation or reclassification of Biovail Common Shares, (b) in the event of a merger or amalgamation of Biovail with another entity or the sale of substantially all of the assets of Biovail and (c) in the event that securities or assets of Biovail are issued as a dividend on outstanding Biovail Common Shares.

     The Warrants do not confer upon the holder thereof any voting, preemptive or other rights as a stockholder of Biovail.

     Warrants may be exercised in whole or in increments of ten Biovail Common Shares. The Warrants may be exercised by surrender to the Warrant Agent of a duly executed certificate evidencing the Warrants accompanied by payment in full by check, payable to the order of Biovail, for the Warrant Exercise Price. Biovail intends to pay the Warrant Agent's fee for the collection of the Warrant, if applicable, and the Warrant Agent's fee for the issuance of the Biovail Common Shares.

     Certificates evidencing the Warrants will bear the following legend:

     "Until September 30, 1999 or such earlier date as the Purchase Option is exercised or expires unexercised (the 'Separation Date'), the Warrants represented by this Certificate may be traded, exchanged or otherwise transferred only together with the Common Shares of Intelligent Polymers Limited issued herewith. The holder hereof may, but need not, submit this Certificate for the removal of this legend after the Separation Date."

     The fair value of the Warrants will be determined by agreement among Biovail, Intelligent Polymers and the Underwriters subsequent to the completion of the Unit Offering and will be based on valuation principles applicable to such contingent securities. The fair value of the Warrants will be estimated using an option pricing model that will take into account as of the date of issue of the Warrants: the Warrant Exercise Price, the then current price of Biovail Common Shares, the life of the Warrants, the non-separability of each Warrant from its Unit for the first two years, the expected volatility in the Biovail Common Shares' market price, the expected dividend payments from Biovail and the then current risk-free interest rate estimated for the expected life of the Warrants.

THE BIOVAIL COMMON SHARES

     Biovail is authorized to issue 60,000,000 Biovail Common Shares, without par value. As of July 28, 1997, Biovail had outstanding 25,471,140 Biovail Common Shares. Each holder of Biovail Common Shares is entitled to one vote per share in the election of directors of Biovail and on all other matters submitted to a vote of shareholders of Biovail. The holders of Biovail Common Shares are entitled to share pro rata in any dividends declared by the Board of Directors of Biovail and, in the event of liquidation, in the net assets of Biovail available for distribution. There are no preemptive or conversion rights, and the Biovail Common Shares are not subject to redemption. All Biovail Common Shares now outstanding and to be outstanding upon exercise of the Warrants are, and will be, fully paid and non-assessable.

     Biovail's by-laws provide for certain of the rights of shareholders of Biovail in accordance with statutory guidelines of the Business Corporations Act (Ontario) which provide that such by-laws may be amended by a majority vote of the shareholders or by a majority vote of the Board of Directors of Biovail. Any amendment of the by-laws by action of the Board of Directors of Biovail must be submitted to the next meeting of the shareholders of Biovail whereupon the by-laws amendment must be confirmed, confirmed as amended or repealed by a majority vote of the shareholders of Biovail.

     Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any director.

     While the payment of dividends rests within the discretion of the Board of Directors, Biovail presently intends to retain all earnings, if any, in the foreseeable future for use in the development of its business. See "Price Range of Biovail Common Shares and Dividend Policies."

     ChaseMellon Shareholder Services and CIBC Mellon Trust Company are the principal transfer agents and registrars for the Biovail Common Shares in the U.S. and Canada, respectively.

     There is no provision in Biovail's charter or by-laws that would have the effect of delaying, deferring or preventing a change in control in Biovail or that would operate only with respect to an extraordinary corporate transaction involving Biovail, such as a merger, reorganization, tender offer, sale or transfer of substantially all of Biovail's assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business. See "Exchange Controls and Other Limitations Affecting Security Holders."

               DESCRIPTION OF INTELLIGENT POLYMERS CAPITAL STOCK

     Intelligent Polymers authorized capital stock consists of 5,300,000 common shares, par value $0.01 per share (the "Intelligent Polymers Common Shares"), and 12,000 Special Shares, par value $1.00 per share. It is not expected that Intelligent Polymers will pay any dividends for the foreseeable future.

INTELLIGENT POLYMERS COMMON SHARES

     GENERAL

     Upon completion of the Unit Offering all of the outstanding Intelligent Polymers Common Shares will be duly authorized, fully paid and validly issued. See "The Agreements and the Purchase Option -- Purchase Option." Holders of Intelligent Polymers Common Shares are entitled to receive such dividends as may be recommended by the Board of Directors of Intelligent Polymers and approved by the majority Special Shareholder. It is expected that Intelligent Polymers will not pay dividends on the Intelligent Polymers Common Shares. In a solvent winding-up or liquidation of Intelligent Polymers, the assets available for distribution among the holders of Intelligent Polymers Common Shares shall be distributed pro rata. Intelligent Polymers Common Shares have no conversion or redemption rights. Prior to the Unit Offering, no Intelligent Polymers Common Shares are outstanding.

     VOTING RIGHTS

     The Bye-Laws of Intelligent Polymers provide that the holders of Intelligent Polymers Common Shares are entitled to one vote per share, either in person or by proxy, at shareholder meetings. Two or more shareholders present in person or by proxy holding not less than one third of the issued and outstanding Intelligent Polymers Common Shares constitutes a quorum at such meetings. A majority of votes cast is required for most items of business placed before a general meeting of shareholders. The consent of the holder of Special Shares is required for certain actions. See "Risk Factors -- Business Risks Related to Intelligent Polymers -- Limitation on Certain Intelligent Polymers Activities." Shareholders do not have cumulative voting rights for the election of directors, which means that the holders of a majority of the shares elect all of the directors.

     SHAREHOLDER MEETINGS

     Under Bermuda company law, a meeting of the shareholders of a company must be convened at least once every calendar year. This meeting, referred to as the annual general meeting, may, but as a matter of law need not, be held in Bermuda. Notice of all general meetings of the shareholders must be furnished to shareholders, specifying the place, the day and the hour of the meeting and the general nature of the business to be considered.

     CLASS ACTION SUITS AND SHAREHOLDERS' ACTIONS

     Bermuda law permits an action by a shareholder in his own right where he alleges that his personal rights have been infringed. If such a shareholder has rights which are identical to those enjoyed by other members or by all members of the same class of shareholders, it is possible for the shareholder to commence a suit in a representative capacity on behalf of himself and the other persons affected.

     Additionally, under Bermuda company law any shareholder of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the shareholders (including himself) or in disregard of his or their interests as shareholders, may apply to the courts for an appropriate order.

     DIRECTORS' INTERESTS

     Subject to the provisions of the Bermuda Companies Act, 1981 (the "Companies Act"), a director of a company may, notwithstanding his office, be a party to or otherwise interested in any transaction or arrangement with such company or in which such company is otherwise interested; and be a director or officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by such company or in which such company is interested. So long as, where it is necessary, a director declares the nature of his interest at the first opportunity at a meeting of the board or by writing to the directors as required by the Companies Act, a director shall not by reason of his office be accountable to a company for any benefit which he derives from any office or employment to which the bye-laws of the company allow him to be appointed or from any transaction or arrangement in which the bye-laws of such company allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit. A general notice to the directors by a director or officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

INTELLIGENT POLYMERS SPECIAL SHARES

     There are currently issued 12,000 Special Shares, all of which are held by Biovail. Following the issuance of the Intelligent Polymers Common Shares, the Special Shares do not confer on the holders thereof the right to vote at any meeting of Intelligent Polymers shareholders except as referred to in the next paragraph and except that holders of a majority of Special Shares are entitled to elect one director. Nor do these shares have the right to any profits of Intelligent Polymers. In the event of the winding up of Intelligent Polymers, the Intelligent Polymers Common Shares shall have a priority over the Special Shares with respect to return of capital, and the Special Shares shall not otherwise be entitled to participate in any way in the profits or assets of Intelligent Polymers.

     Until the expiration of the Purchase Option, no resolution or act of Intelligent Polymers to authorize or permit any of the following will be effective without the prior written approval of the holders of a majority of the outstanding Special Shares: (i) the allotment or issue of shares or other securities of Intelligent Polymers or the creation of any right to such an allotment or issue; (ii) the reduction of Intelligent Polymers' authorized share capital; (iii) outstanding borrowings by Intelligent Polymers over an aggregate of $1 million; (iv) the sale or other disposition of or the creation of any lien or liens on the whole or a material part of Intelligent Polymers' undertaking or assets; (v) the declaration or payment of dividends or the making of any other distributions to shareholders; (vi) the amalgamation of Intelligent Polymers; and (vii) any alteration of the Purchase Option. See "The Agreements and the Purchase Options -- Purchase Option."

     Thus Biovail, as the holder of a majority of the outstanding Special Shares, could preclude the holders of a majority of the outstanding Intelligent Polymers Common Shares and the Board of Directors of Intelligent Polymers from taking any of the foregoing actions during such period. In addition, any resolution to wind up the affairs of or liquidate Intelligent Polymers will confer upon the holders of the Special Shares a right to vote and such Special Shares will carry a number of votes equal to the total number of votes carried by the Intelligent Polymers Common Shares at the time outstanding.

                     THE AGREEMENTS AND THE PURCHASE OPTION

PURCHASE OPTION

     Biovail's Purchase Option, as the holder of the Special Shares of Intelligent Polymers, is set forth in Intelligent Polymers' Bye-Laws. The Purchase Option is an exclusive, irrevocable option to purchase all, but not less than all, of the issued and outstanding Intelligent Polymers Common Shares. The Purchase Option will be exercisable by written notice given at any time beginning on the closing date of the Unit Offering and ending on the earlier of
(i) September 30, 2002 and (ii) the 90th day, after the Financial Notice; provided, however, that if Biovail, prior to such 90th day, extends such period by providing additional funding for the continued development of any or all of the Products or provides written confirmation to Intelligent Polymers that Biovail will use commercially reasonable efforts, at no expense to Intelligent Polymers beyond the Available Funds, to continue to develop any or all of the Products, the Purchase Option shall continue in effect through such date, but in no case beyond September 30, 2002.

     The Purchase Option Exercise Price per share is currently expected to be as follows:

                                                                            EXPECTED PURCHASE
IF THE INTELLIGENT POLYMERS COMMON SHARES ARE ACQUIRED PURSUANT TO THE           OPTION
                           PURCHASE OPTION:                                  EXERCISE PRICE
-----------------------------------------------------------------------  -----------------------
Before October 1, 2000.................................................          $ 39.06
On or after October 1, 2000 and on or before September 30, 2001........            48.83
On or after October 1, 2001 and on or before September 30, 2002........            61.04

     The Expected Purchase Option Excercise Prices set forth above are subject to change at the time of the pricing of the Unit Offering based on the considerations described under "Underwriting," including the compound annual rate of return, as required by potential investors, to be achieved upon any exercise of the Purchase Option, but will not be less than $34.56 for the period before October 1, 2000, $41.47 for the period from October 1, 2000 through September 30, 2001 and $49.77 for the period from October 1, 2001 through September 30, 2002.

     The Purchase Option Exercise Price may be paid in cash or in Biovail Common Shares, or in any combination of the foregoing, at Biovail's sole discretion. Any such Biovail Common Shares will be valued based upon the average of the closing prices for Biovail Common Shares on the NYSE for the five trading days immediately preceding the date of any such notice. In the event the Purchase Option were transferred, the payment by the subsequent holder of the majority of the Special Shares could be made in cash or, if such holder is a company whose common equity securities are listed on a national securities exchange in the United States or admitted to unlisted trading privileges or listed on the Nasdaq National Market System, in the sole discretion of such holder, in shares of such listed common equity security.

     Under its Bye-Laws, Intelligent Polymers will be restricted from taking or permitting certain actions inconsistent with Biovail's rights under the Purchase Option. For example, until the expiration of the Purchase Option, Intelligent Polymers may not, without the consent of the holder of a majority of the Special Shares, issue additional capital stock, amalgamate or amend its Bye-Laws to alter the Purchase Option. The Special Shares and the rights attached thereto are unconditionally transferable without limitation, subject to compliance with the law and the prior written approval of the Bermuda Monetary Authority (Foreign

Exchange Control). At present Biovail has no intention of transferring such Special Shares. See "Description of Intelligent Polymers Capital Stock."

     Certificates evidencing the Intelligent Polymers Common Shares will bear the following legend:

     "The securities of Intelligent Polymers Limited, a Bermuda company ('Intelligent Polymers'), evidenced hereby are subject to an option of the holder or holders of a majority of the Special Shares of Intelligent Polymers, as described in the Bye-Laws of Intelligent Polymers, to purchase such securities at an agreed upon price, exercisable by notice at any time beginning on the closing date of the Unit Offering and ending on the earlier of (i) September 30, 2002 and
     (ii) the 90th day after the date that Intelligent Polymers provides such holder or holders with quarterly financial statements of Intelligent Polymers showing cash or cash equivalents of less than $3.0 million. Copies of the Bye-Laws of Intelligent Polymers are available at the registered office of Intelligent Polymers at Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and will be furnished to any shareholder of Intelligent Polymers on request and without cost.

     "Until September 30, 1999 or such earlier date as the Purchase Option is exercised or expires unexercised (the 'Separation Date'), the shares represented by this Certificate may be traded, exchanged or otherwise transferred only together with the Warrants of Biovail Corporation International issued herewith. The holder hereof may, but need not, submit this Certificate for the removal of this legend after the Separation Date."

DEVELOPMENT CONTRACT

     Under the Development Contract, Biovail has agreed to use diligent efforts to (i) conduct toxicity studies, formulation development and clinical studies for, and pursue U.S. regulatory approval of, the Products other than the Additional Product and (ii) conduct clinical testing, and pursue U.S. regulatory approval of, the Additional Product. Biovail and Intelligent Polymers have mutually designated the Products for development under the Development Contract. The Board of Directors of Intelligent Polymers has the right, with the consent of Biovail, to select additional controlled release Products for development under the Development Contract. It is anticipated that Intelligent Polymers will pay to Biovail under the Development Contract substantially all of the net proceeds of the Unit Offering, together with interest earned thereon, less working capital to be retained by Intelligent Polymers of $1.0 million and a reserve of $1.5 million for possible litigation relating to the Additional Product.

     Payments to Biovail under the Development Contract will be in amounts equal to the full amount of all of Biovail's research expenses, general and administrative expenses, capital asset costs and all other costs and expenses (the "Development Costs") incurred by Biovail in performing the activities described above, up to the amount of Available Funds. Development Costs consist of (i) development expenses (including salaries, benefits and supplies), which are billed at a rate of cost plus 45% of costs; provided, however, that services provided by third parties will be billed at a rate of cost plus 15% of costs;
(ii) an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with product development; and (iii) an initial payment of $1.25 million as payment for the transfer of the Additional Product, based on Biovail's Development Costs in May and June 1997 relating to the development of the Additional Product.

     The pricing structure is considered by Biovail to be consistent with contractual relationships it has had with other third parties.

     Intelligent Polymers will make payments to Biovail quarterly, in advance, based on initial budgets prepared by Biovail for all of the Development Costs expected to be incurred during such quarter. Biovail is required to provide quarterly reports to Intelligent Polymers stating the Development Costs incurred during such quarter and a summary of work performed by Biovail. To the extent that actual expenditures by Biovail for the quarter exceed or are less than the amount set forth in the budget for such quarter, Intelligent Polymers shall make an additional payment as the expenditures are made or receive a credit against the advance payment to be made for the next quarter. Budgets for succeeding quarters may be adjusted to take into account any material budget variances from the prior quarter.

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

     Biovail's and Intelligent Polymers' respective development obligations under the Development Contract will terminate upon the payment to Biovail of all Available Funds, which is projected by Intelligent Polymers to occur on or about March 31, 2001 (without taking into account any licensing or marketing income earned by Intelligent Polymers and any cash received upon the exercise of the Biovail Option), or at such other time as Intelligent Polymers and Biovail may mutually determine. Intelligent Polymers and Biovail each may terminate the Development Contract (i) if the other party breaches an obligation thereunder and such breach is not remedied within 60 days after written notice by the non-breaching party or (ii) on 30 days' notice after the other party enters into any proceeding, voluntary or involuntary, in bankruptcy, liquidation, receivership, reorganization or an arrangement or composition for the benefit of its creditors or there is a change in the control of the other party.

     On the 90th day after the Financial Notice, to the extent Biovail has neither exercised the Purchase Option nor extended the termination date of the Purchase Option, Intelligent Polymers and Biovail shall commence negotiating as to the terms on which Biovail might provide additional funding for any or all of the Products. Such negotiations will extend for a maximum period of 60 days and will take into account relevant issues, including, but not limited to, the amount and timing of such funding, possible alterations in the terms of the Biovail Option if the Biovail Option has not yet been exercised or the possibility of granting Biovail a renewed Biovail Option if the Biovail Option has been exercised and the terms of the Development Contract (including as it relates to manufacturing and licensing). If the parties negotiate successfully new funding terms, the Purchase Option can be extended, but not beyond September 30, 2002. See "-- Purchase Option." During such period of negotiation, Intelligent Polymers will have the right, but will not be required, to expend any Available Funds under the Development Contract. If Intelligent Polymers and Biovail fail to reach agreement as to any additional funding by Biovail, Biovail will grant to Intelligent Polymers a worldwide license for all of its patent rights and other intellectual property (as reasonably agreed to by Biovail and Intelligent Polymers as being necessary to develop further any such Products) solely in connection with the application of such rights and property to the Products. See "-- License." The license to Intelligent Polymers shall be non-royalty bearing and shall be exclusive during the License Period and non-exclusive thereafter.

     During the term of the Development Contract, each of Intelligent Polymers and Biovail will provide the other with quarterly reports with respect to all payments due and all credits taken for such quarter. Such reports shall indicate for such quarter the quantity and amount of sales of Products by Intelligent Polymers and Biovail and their respective affiliates, subsidiaries, sublicensees and distributors with respect to which such payments are due or credits are taken. Each of Intelligent Polymers and Biovail is required to maintain and make available for inspection by an independent chartered accountant selected by the requesting party, once in each calendar year and upon reasonable notice and during regular business hours, such records of the other party as may be necessary to verify the accuracy of reports and payments made in respect of the Development Contract.

LICENSE

     Pursuant to the Development Contract and subject to the Biovail Option, Intelligent Polymers will have a license (the "License") to manufacture or obtain manufacturing for (subject to Biovail's exclusive manufacture period, right of first refusal and right of approval described below), sell and otherwise market and sublicense others to market, throughout the world (other than Canada), any one or more of the Products developed for Intelligent Polymers under the Development Contract or, as to Products for which Intelligent Polymers and Biovail fail to reach agreement as to any necessary additional funding, under other arrangements. Intelligent Polymers will have a non-royalty bearing license with respect to the rights described above which is exclusive for the License Period and is non-exclusive thereafter. Pursuant to the terms of the Development Contract, Biovail will have the exclusive right to manufacture any Product manufactured through the fifth anniversary of FDA approval of any such Product approved by the FDA and will be obligated during such period, at the request of Intelligent Polymers, to manufacture any Product at Biovail's cost of manufacture plus 25% of such cost. Thereafter, Intelligent Polymers' right to obtain manufacturing will be subject to a right of first refusal on the part of Biovail to match any manufacturing arrangements offered by third-party manufacturers and, in the event Biovail does not exercise such right of first refusal, to Biovail's

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

right to approve any proposed manufacturer or sublicensee, which approval may be withheld only if any such manufacturer (including a manufacturer on behalf of a sublicensee) has insufficient or inadequate manufacturing capability (including lack of compliance with GMP regulations) or if any such manufacturer's activities will have a material adverse effect on Biovail's overall competitive position in the pharmaceutical industry. In the event that Biovail exercises its right to reject a manufacturer proposed by Intelligent Polymers and Intelligent Polymers and Biovail cannot agree on an alternative manufacturer, Biovail will be obligated to manufacture any such Product for Intelligent Polymers at prevailing market rates but not less than Biovail's standard cost of manufacture plus 15% of such cost. Biovail will have the right to terminate the License for any particular product in the event that Intelligent Polymers does not market such Product within nine months from the date of marketing approval by the FDA.

     Crystaal will pay to Intelligent Polymers royalties equal to 3% of net sales of any Product (other than any Product as to which Biovail exercises the Biovail Option) sold in Canada during the License Period by Biovail or its sublicensees.

     Biovail will have the right to acquire an exclusive license with respect to any one Product which would otherwise be licensed to Intelligent Polymers, exercisable within 60 days of U.S. regulatory approval of such Product (the "Biovail Option") upon Biovail's agreement to pay, at Biovail's option, either of (i) base royalties of 10% of the net sales of the relevant Product during the License Period or (ii) a lump sum of $25 million within 30 days of the exercise of the Biovail Option. In the event that Biovail exercises the Biovail Option, Biovail will possess all rights, including, without limitation, the right to manufacture or obtain manufacturing for, license and market the Product covered by the Biovail Option.

     During the term of the Development Contract, Biovail will cause appropriate patent applications to be prepared and prosecuted with respect to the Products in accordance with the Development Contract which Biovail reasonably believes are patentable and technically significant. Biovail is required to take reasonable measures to maintain such patents as Intelligent Polymers and Biovail shall reasonably agree from time to time, all at Intelligent Polymers' expense.

     In the event Intelligent Polymers or Biovail is charged by a third party with infringement of a patent or patents in relation to the commercialization of a Product, such party shall promptly notify the other party and Intelligent Polymers and Biovail shall mutually agree upon a defense strategy. If the alleged infringement arises from the use or sale of a Product, the selling party shall hold the other party free, clear and harmless from any and all costs, expenses and damages arising from such litigation. If the alleged infringement arises from the manufacturing process used for a Product, (i) if Biovail manufactures such Product for Intelligent Polymers under the Development Contract, Biovail shall hold Intelligent Polymers free, clear and harmless from any and all costs, expenses (including attorneys' fees and disbursements) and damages arising from such litigation, and (ii) if Intelligent Polymers has obtained such manufacturing from any other person, Intelligent Polymers shall hold Biovail free, clear and harmless from any and all costs, expenses (including attorneys' fees and disbursements) and damages arising from such litigation. If the circumstances in both of the previous two sentences apply to the infringement alleged by a third party, Biovail and Intelligent Polymers shall share equally all costs, expenses and damages arising from such litigation. Intelligent Polymers has established a cash reserve of $1.5 million for litigation costs relating to the Additional Product and has agreed that such funds will be used to pay up to $1.5 million of any such costs.

     Pursuant to the terms of the Development Contract, in the event Intelligent Polymers or Biovail becomes aware of alleged infringement of any patent, it shall promptly notify the other party of such infringement and Intelligent Polymers and Biovail shall mutually agree upon an appropriate strategy to pursue the alleged infringer. If Intelligent Polymers or Biovail declines to join any infringement action, such party nevertheless shall join the other party if necessary as a plaintiff but shall be held free, clear and harmless from any and all costs and expenses (including attorney's fees and disbursements) of any litigation by the other party, who shall thereafter be solely entitled to retain any sums recovered in such suit or in settlement thereof.

SERVICES AGREEMENT

     Pursuant to the Services Agreement, Biovail will provide management and administrative services to Intelligent Polymers for a quarterly fee of $100,000. In addition, all out-of-pocket expenses incurred by Biovail in connection with the Unit Offering will be billed to Intelligent Polymers upon consummation of the Unit Offering. The Services Agreement terminates one year after the termination of the Purchase Option. In addition, Intelligent Polymers may terminate the Services Agreement at any time upon 90 days' notice. Either Biovail or Intelligent Polymers may terminate the Services Agreement in the event that the other party (a) breaches any material obligation thereunder or under the Development Contract or any license granted under the Development Contract and such breach continues for a period of 60 days after written notice thereof, or (b) enters into any liquidation or bankruptcy proceedings.

                                    TAXATION

     The following discussion is a summary of the material Bermuda, Canadian and United States federal income tax considerations relevant to an investment decision by a U.S. Holder (as defined below) with respect to the Units, Warrants, Intelligent Polymers Common Shares and Biovail Common Shares (the "Securities"). This discussion does not purport to deal with the tax consequences of owning the Securities to all categories of investors, some of which (such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, investors who own 5% or more of the shares of either Intelligent Polymers or Biovail, and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase Units in connection with this offering. Prospective purchasers of Units are advised to consult their own tax advisors concerning the overall tax consequences arising in their own particular situations under U.S. federal, state, local or foreign law of the ownership of the Securities. In addition, the discussion is based in part on the description of Intelligent Polymers' business as described in "Business of Intelligent Polymers" above and assumes that Intelligent Polymers continues to conduct its business as described therein.

BERMUDA TAX CONSIDERATIONS

     In the opinion of Conyers Dill & Pearman, Bermuda counsel for Intelligent Polymers, the following are the material tax consequences of the ownership of the Securities under Bermuda law.

     Intelligent Polymers is incorporated in Bermuda. Under current Bermuda law, Intelligent Polymers is not subject to tax on income or capital gains, and no Bermuda withholding tax will be imposed upon payments of dividends by Intelligent Polymers to its shareholders. Furthermore, Intelligent Polymers has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, appreciation, or any tax in the nature of an estate, duty or inheritance tax, the imposition of such tax shall not be applicable to Intelligent Polymers or any of its operations, nor to the shares, debentures or other obligations of Intelligent Polymers, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on Intelligent Polymers-owned real property or leasehold interests in Bermuda. Intelligent Polymers is not expected to own or lease property in Bermuda.

     As an exempted company, Intelligent Polymers is liable to pay to the Bermuda government an annual registration fee calculated on a sliding-scale basis by reference to its assessable capital, that is, its authorized capital plus any share premium.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Cassels Brock & Blackwell, Canadian counsel for Biovail, the following are the material Canadian federal income tax considerations generally applicable to purchasers of Units who, for purposes of the Income Tax Act (Canada) (the "Canadian Act"), deal at arm's length with Biovail, hold Warrants or Biovail Common Shares as capital property, are not residents of Canada at all times when holding Warrants,

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

Intelligent Polymers Common Shares or Biovail Common Shares and do not use or hold and are not deemed to use or hold Warrants, Intelligent Polymers Common Shares or Biovail Common Shares in or in the course of carrying on business in Canada and, in the case of insurers who carry on an insurance business in Canada and elsewhere, do not hold Warrants, Intelligent Polymers or Biovail Common Shares that are effectively connected with an insurance business carried on in Canada.

     This summary is based on the current provisions of the Canadian Act and the regulations thereto (the "Regulations") in force as of the date hereof, counsel's understanding of the current administrative practices of Revenue Canada Customs, Excise & Taxation ("Revenue Canada") and all specific proposals to amend the Canadian Act or the regulations that have been publicly announced prior to the date hereof (the "Amendments"). This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Amendments, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein.

     This summary assumes that Intelligent Polymers will not be resident in Canada at any relevant time for purposes of the Canadian Act. The Canadian Act contains provisions which may deem a non-resident person to be resident in Canada, to dispose of property or to be carrying on business in Canada. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES RELATING TO ANY OF THE IMPLICATIONS UNDER THE CANADIAN ACT.

     GAINS ON DISPOSITION OF WARRANTS, INTELLIGENT POLYMERS COMMON SHARES AND BIOVAIL COMMON SHARES

     Warrants and Biovail Shares. Under the Canadian Act, a non-resident person who disposes or is deemed to dispose of "taxable Canadian property" is subject to tax in Canada on any gain. The Warrants and the Biovail Common Shares will be taxable Canadian property of a person who at any time in the immediately preceding five year period, either individually or together with one or more other persons with whom the person does not deal at arm's length, has owned 25% or more of the Warrants or Biovail Common Shares or of any other class of stock of Biovail. The definition of taxable Canadian property includes, in certain circumstances, an interest or option in shares. Revenue Canada has stated that warrants to acquire shares of a public corporation held by a non-resident person will be treated as if the warrant had been exercised to acquire shares of the particular class in question, and warrants held by persons not dealing at arm's length with the particular non-resident person will also be considered to have been exercised for the same purpose. Accordingly, in determining whether Warrants or Biovail Common Shares are taxable Canadian property, a non-resident person will be regarded as owning the Biovail Common Shares that can be acquired upon exercise of the Warrants. As a result, in determining whether the Warrants or Biovail Common Shares are taxable Canadian property, the non-resident person must take into account the implications of exercising the Warrant or having been deemed to do so.

     Intelligent Polymers Common Shares. The Intelligent Polymers Common Shares will be taxable Canadian property at a particular time if during the immediately preceding 12 months, the fair market value of certain of the assets of Intelligent Polymers consisting of, inter alia, taxable Canadian property constituted more than 50% of the fair market value of all of the assets of Intelligent Polymers and more than 50% of the fair market value of the Intelligent Polymers Common Shares is derived directly or indirectly from, inter alia, real property situated in Canada. Biovail has advised counsel that it is of the view that the Intelligent Polymers Common Shares and assets of Intelligent Polymers currently do not and will not in the future derive their value principally from or consist of such assets as would cause the Intelligent Polymers Common Shares to be taxable Canadian property.

     Tax Treaties. In some cases, tax treaties entered into between Canada and other countries may provide an exemption from tax on such gains. Under the provisions of the Canada-United States income Tax Convention (1980), as amended (the "Convention"), United States corporations and individuals who are resident in the United States (collectively, "U.S. Shareholders") that do not, and are not deemed to, use or hold Warrants or Biovail Common Shares in carrying on a business in Canada ("Unconnected U.S. Shareholders") generally will not be subject to Canadian federal income tax on any capital gain recognized upon the disposition or deemed disposition of Warrants, Intelligent Polymers Common Shares or Biovail Common Shares, provided the value of the Warrants, Intelligent Polymers Common Shares or Biovail Common Shares is not derived principally from real estate situated in Canada, as determined at the time of the disposition. Biovail has advised counsel that it is of the view that the Biovail Common Shares currently do not derive their value principally from such real estate.

     Under the Convention, Canada reserves the right to tax a capital gain of an individual who is a resident of the U.S. if the Warrants, Intelligent Polymers Common Shares or Biovail Common Shares are taxable Canadian property and the individual was a resident of Canada for a period of 120 months during any period of 20 consecutive years preceding the disposition and was a resident of Canada at any time during the 10 years immediately preceding the disposition, if the Warrants, Intelligent Polymers Common Shares or Biovail Common Shares (or any property for which they were substituted in a non-recognition transaction) were owned by the individual when he or she ceased to be a resident of Canada.

     If a non-resident person disposes of Warrants, Intelligent Polymers Common Shares or Biovail Common Shares in circumstances such that they constitute taxable Canadian property and no exemption is available under the Convention or under any other relevant tax treaty, generally three-quarters of any capital gain must be included in income in the year of disposition. In addition, each holder of Warrants, Intelligent Polymers Common Shares or Biovail Common Shares will have an "adjusted cost base" that is equal to the total cost of all such securities owned at that time, plus or minus certain adjustments required by the Canadian Act, divided by the number of such shares held. Accordingly, any capital gain realized on a disposition or deemed disposition will be measured by reference to the average cost of all Warrants, Intelligent Polymers Common Shares or Biovail Common Shares held immediately before the disposition.

     Exercise or Expiration Warrants. No gain or loss should be realized by a holder of a Warrant on the exercise thereof. The cost of each Biovail Common Share acquired on the exercise of a Warrant will be the aggregate of the adjusted cost base of the Warrant to the holder immediately prior to the exercise thereof and the exercise price paid for the Biovail Common Shares received upon exercise.

     A holder of a Unit will not recognize gain or loss at the time the Warrant and the Intelligent Polymers Common Shares become separately tradable.

     Any gain realized on the sale or other disposition of a Warrant will be subject to the same rules that apply to a sale or other disposition of Biovail Common Shares, if the Warrant is taxable Canadian property and no exemption is available under the Convention or any other relevant tax treaty.

     For purposes of determining the adjusted cost base of the Warrants, a holder who purchases a Unit will be required to allocate the purchase price for the Unit between the Intelligent Polymers Common Shares and the Warrants, on a reasonable basis, at the time of purchase. Counsel understand that Intelligent Polymers intends to allocate as consideration for each Intelligent Polymers Common Share and as consideration for each Warrant. Although Intelligent Polymers and Biovail believe that this allocation is reasonable, the allocation is not binding on Revenue Canada.

     Taxation of Dividends. Dividends paid by Biovail to a non-resident shareholder will generally be subject to Canadian withholding tax at the rate of 25%. Dividends paid to Unconnected U.S. Shareholders who own less than 10% of the voting shares of Biovail will generally be subject to Canadian withholding tax at the reduced rate of 15% under the Convention. Where a corporation resident in the U.S. for purposes of the Convention is an Unconnected U.S. Shareholder and owns 10% or more of the Biovail Common Shares, the withholding tax rate will generally be reduced to 5% under the Convention.

     Where a shareholder of Biovail resides in a country other than the U.S., a reduction in the withholding rate below 25% may be applicable, depending on the terms of any relevant tax treaty.

UNITED STATES TAX CONSIDERATIONS

     In the opinion of Cahill Gordon & Reindel, U.S. counsel for Biovail and Intelligent Polymers ("U.S. Counsel"), the following are the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities to U.S. Holders. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury (the "Treasury Department") now in effect, all of which are subject to change, possibly with retroactive effect.

     As used herein, the term "U.S. Holder" means a beneficial owner of Securities that (i) owns the Securities as capital assets and (ii) is a U.S. citizen or resident, a U.S. corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust that meets the following two tests: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     It is expected that Intelligent Polymers will initially be classified as a "passive foreign investment company" for U.S. federal income tax purposes. If Intelligent Polymers is so classified, a U.S. Holder will generally be subject to a special U.S. tax regime with respect to certain distributions received from Intelligent Polymers as well as with respect to gain from the disposition of Intelligent Polymers Common Shares (including as part of the Units), unless such U.S. Holder makes the qualified election described below. See "Other Considerations -- Passive Foreign Investment Company Considerations."

     TAXATION OF UNITS

     Sale, Exchange or Other Disposition. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, U.S. Holders will recognize capital gain or loss for U.S. federal income tax purposes on the sale or other disposition of a Unit measured by the difference between the amount received and such holder's tax basis in the Unit.

     A U.S. Holder of a Unit will not recognize gain or loss at the time that the Warrant and the Intelligent Polymers Common Shares become separately tradable. The respective holding period of each constituent part of a Unit on and after the Separation Date will include the holding period for the Unit prior to the Separation Date.

     TAXATION OF INTELLIGENT POLYMERS COMMON SHARES

     Taxation of Dividends. U.S. Holders will not be entitled to claim a dividends received deduction with respect to dividends paid by Intelligent Polymers on Intelligent Polymers Common Shares.

     Sale, Exchange or Other Disposition. Subject to the discussion under " -- Other Considerations -- Passive Foreign Investment Company Considerations" below, U.S. Holders will recognize capital gain or loss for U.S. federal income tax purposes on the sale or other disposition of Intelligent Polymers Common Shares in the same manner as on the sale or other disposition of any other shares held as capital assets.

     For purposes of determining a U.S. Holder's tax basis in the Intelligent Polymers Common Shares and Warrants, a U.S. Holder who purchases a Unit will be required to allocate the purchase price for the Unit between the Common Share and Warrant according to their respective fair market values at the time of purchase.

     U.S. Gift and Estate Tax. An individual U.S. Holder of Intelligent Polymers Common Shares will be subject to U.S. gift and estate taxes with respect to the Intelligent Polymers Common Shares in the same manner and to the same extent as with respect to other types of personal property.

     WARRANTS AND BIOVAIL COMMON SHARES

     Warrants. No gain or loss will be realized for U.S. federal income tax purposes on the exercise of a Warrant. A U.S. Holder's basis in the Biovail Common Shares received on exercise of a Warrant will include the amount paid on exercise of such Warrant, but its holding period for such Biovail Common Shares will not include its holding period for the Warrant.

     If a Warrant expires unexercised, a U.S. Holder will recognize a capital loss equal to such holder's tax basis in the Warrant.

     Adjustments to the exercise price of a Warrant pursuant to the anti-dilution provisions of the Warrant Agreement, or the failure to make adjustments to the exercise price upon the occurrence of certain events, may result in constructive dividends to the holders of the Warrants under Section 305 of the Code regardless of whether there is a distribution of cash or property.

     Gain realized on the sale or other disposition of a Warrant will be subject to the same rules that apply to a sale of Biovail Common Shares.

     Taxation of Dividends. Dividends paid by Biovail on Biovail Common Shares, if any, will not qualify for the dividends received deduction otherwise available to U.S. corporate shareholders.

     Sale, Exchange or Other Disposition. U.S. Holders will recognize capital gain or loss for U.S. federal income tax purposes on the sale or other disposition of Biovail Common Shares in the same manner as on the sale or other disposition of any other shares held as capital assets.

     U.S. Gift and Estate Tax. An individual U.S. Holder of Biovail Common Shares will be subject to U.S. gift and estate taxes with respect to the Biovail Common Shares in the same manner and to the same extent as with respect to other types of personal property.

     OTHER CONSIDERATIONS

     Backup Withholding and Information Reporting. A U.S. Holder of Biovail Common Shares or Intelligent Polymers Common Shares (collectively, the "Shares") may, under certain circumstances, be subject to certain information reporting requirements and backup withholding tax at the rate of 31% with respect to dividends paid on the Shares or the proceeds of a disposition of the Shares, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("T.I.N."), (iii) certifies that such holder is not subject to backup withholding and (iv) otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Shares who does not provide a correct T.I.N. may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld under these rules will be creditable against the holder's U.S. federal income tax liability.

     Passive Foreign Investment Company Considerations. A "passive foreign investment company" ("PFIC") is any foreign corporation if, after the application of certain "look-through" rules, (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce "passive income" or that are held for the production of "passive income." The determination as to PFIC status is made annually. Whether Intelligent Polymers or Biovail is a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of the income of Intelligent Polymers and Biovail. Because Intelligent Polymers will receive interest income and may receive royalties, it is expected that Intelligent Polymers will initially be a PFIC and a U.S. Holder would be subject to the PFIC taxation rules regardless of whether Intelligent Polymers continues to be a PFIC in any subsequent year. Under the PFIC taxation rules, U.S. Holders owning shares of a PFIC are subject to a special U.S. federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain from the sale or disposition of PFIC stock.

     If Intelligent Polymers is a PFIC for any taxable year during which a U.S. Holder holds Intelligent Polymers Common Shares, unless such U.S. Holder makes the qualified election described below, such U.S. Holder would generally be subject to various adverse U.S. tax consequences. Generally, the direct and indirect U.S. shareholders of a PFIC must either (i) elect to have Intelligent Polymers treated, with respect to the holder's shareholding, as a "Qualified Electing Fund" and to report currently their pro rata share of the PFIC's ordinary earnings and net capital gain even if they do not receive distributions (the "qualified election"), or (ii) upon disposition of the shares of the PFIC, including a disposition pursuant to an otherwise tax-free reorganization, or receipt of an "excess distribution" (generally the U.S. Holder's ratable share of distributions in any year that are greater than 125% of the average annual distributions received by such U.S. Holder in the three preceding years or its holding period, if shorter), be subject generally to tax at the highest applicable rate of tax imposed on ordinary income in effect for that year as if the gain or distribution were earned ratably over the period in which the Intelligent Polymers Common Shares were held (including payment of an interest charge at the rate equal to the charge generally applicable to underpayments of tax, on the deferred tax). A shareholder that makes a qualified election may recognize ordinary income or loss as a result of currency fluctuations between the dates of deemed and actual distributions from the PFIC.

     The qualified election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. Each shareholder should consult with his own tax advisor to decide whether to make the "qualified election." This election is made by attaching the shareholder election statement, the PFIC annual information statement and Form 8621 to such shareholder's timely filed income tax return with a copy of the shareholder election statement and Form 8621 being sent to the Internal Revenue Service Center, P.O. Box 21086, Philadelphia, Pennsylvania 19114. Intelligent Polymers will supply the PFIC annual information statement to all shareholders of record for each year. Copies of the Form 8621 must also be filed every year during which the "qualified election" is outstanding, both with such shareholder's tax return and with the IRS Service Center in Philadelphia.

     THE FOREGOING SUMMARY OF BERMUDA, CANADA AND UNITED STATES TAX CONSEQUENCES IS BASED ON THE APPLICABLE INCOME TAX CONVENTION, ESTATE TAX CONVENTION, UNITED STATES LAW, BERMUDA LAW, CANADIAN LAW, AND REGULATIONS, ADMINISTRATIVE RULINGS AND PRACTICES OF THE UNITED STATES, BERMUDA AND CANADA, ALL AS THEY EXIST AS OF THE DATE OF THIS PROSPECTUS. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO PROSPECTIVE INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO PROSPECTIVE INVESTORS RESIDENT OR ORDINARILY RESIDENT OR DOMICILED IN CANADA OR DOING BUSINESS IN CANADA. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

                    EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

     There are currently no limitations imposed by Canadian federal or provincial laws on the rights of non-resident or foreign owners of Canadian securities to hold or vote the securities held. There are also no such limitations imposed by the Company's articles and bylaws with respect to the Common Shares of the Company.

INVESTMENT CANADA ACT

     Under the Investment Canada Act, the acquisition of certain "businesses" by "non-Canadians" are subject to review by Investment Canada, a government agency, and will not be allowed unless they are found likely to be of net benefit to Canada. An acquisition will be reviewable by Investment Canada only if the value of the assets of the Canadian business being acquired is Cdn$5 million or more in the case of a "direct" acquisition (or where the Canadian assets acquired constitute more than 50% of the value of all entities acquired), or Cdn$50 million or more in the case of an "indirect" acquisition.

     These thresholds have been increased for the purposes of acquisition of Canadian businesses by investors from members of the World Trade Organization ("WTO"), including Americans, or WTO member-controlled companies. A direct acquisition by a WTO investor is reviewable only if it involves the direct acquisition of a Canadian business with assets of Cdn$172 million or more (this figure is adjusted annually to reflect inflation). Indirect acquisitions by WTO investors are not reviewable, regardless of the size of the Canadian business acquired, unless the Canadian assets acquired constitute more than 50% of the value of all entities acquired, in which case the Cdn$172 million threshold applies.

     These increased thresholds do not apply to acquisitions of Canadian businesses engaged in certain sensitive areas such as uranium production, financial services, transportation or cultural heritage or national identity. If the foregoing thresholds are not met, the acquisition of a Canadian business will not be subject to review unless it relates to Canada's cultural heritage or national identity. Even if the transaction is not reviewable, a non-Canadian must still give notice to Investment Canada of the acquisition of a Canadian business within 30 days after its completion.

COMPETITION ACT

     Under the Competition Act (Canada), certain transactions are subject to the pre-notification requirements of the Act whereby notification of the transaction and specific information in connection therewith must be provided to the Director of Investigation and Research, Competition Bureau and the transaction may not be completed, in normal circumstances, until either 21 days after the Director has received the information required under the Act or 7 days after the Director has received the information where a short filing is permitted.

     A proposed transaction is subject to pre-notification only if the parties to the transaction together with their affiliates have assets in Canada that exceed Cdn$400 million in aggregate value. Having met this first threshold, the parties must then provide pre-notification if any one of the following additional thresholds is met: 1) for an acquisition of assets in Canada (either directly or by means of a share purchase) where the aggregate value of the assets or the gross revenues from sales in or from Canada that are being acquired exceeds Cdn$35 million; 2) in the case of an acquisition of shares of a company in Canada, where as a result of the proposed acquisition, the person acquiring the shares, together with its affiliates, would own more than 20% (or, if the person making the acquisition already owns 20% or more of the voting shares of the target, then 50%) of the shares of a corporation that are publicly traded, or in the case of a company of which the shares are not publicly traded, the threshold is 35% (and 50% if the acquiror owns 35% or more of the shares of the subject company prior to making the acquisition); or 3) in the case of a proposed amalgamation of two or more corporations where one or more of the amalgamating corporations carries on an operating business (either directly or indirectly) where the aggregate value of the assets in Canada that would be owned by the continuing corporation resulting from the amalgamation would exceed Cdn$70 million or the gross revenues from sales in or from Canada generated from the assets of the amalgamated entity would exceed Cdn$70 million.

BERMUDA EXCHANGE CONTROL; OTHER BERMUDA ISSUER CONSIDERATIONS

     Intelligent Polymers has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, whose permission for the issue of the Intelligent Polymers Common Shares pursuant to this Prospectus has been obtained. The transfer of Intelligent Polymers Common Shares between persons regarded as resident outside Bermuda for exchange control purposes may be effected without specific consent under The Bermuda Exchange Control Act 1972 (the "Bermuda Act") and regulations made thereunder. Issues and transfers of Intelligent Polymers Common Shares involving any person regarded as resident in Bermuda for Exchange Control purposes require specific prior authorization under the Bermuda Act. Pursuant to its non-resident status, Intelligent Polymers may hold any non-Bermudian currency and convert that currency into any other currency (other than Bermuda dollars) without restriction.

     Non-Bermuda owners of Intelligent Polymers Common Shares are not restricted in the exercise of the rights to hold or vote such shares. Because Intelligent Polymers has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Intelligent Polymers Common Shares, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, Intelligent Polymers is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust. Intelligent Polymers will take no notice of any trust applicable of any of its shares whether or not it had notice of such trust.

     As an "exempted company," Intelligent Polymers is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company Intelligent Polymers may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of Intelligent Polymers carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, SBC Warburg Dillon Read Inc. and Lazard Freres & Co. LLC are acting as representatives (the "Representatives"), have severally agreed to purchase from Biovail and Intelligent Polymers an aggregate of 3,250,000 Units. The number of Units that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                    NUMBER OF
                                   UNDERWRITERS                                       UNITS
Donaldson, Lufkin & Jenrette Securities Corporation...............................
SBC Warburg Dillon Read Inc.......................................................
Lazard Freres & Co. LLC...........................................................
                                                                                    ---------
          Total...................................................................  3,250,000
                                                                                    =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept Units are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Units offered hereby (other than in connection with the over-allotment option described below), if any are taken.

     Biovail and Intelligent Polymers have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives have advised Biovail and Intelligent Polymers that the Underwriters propose to offer the Units to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not in excess
of $          per Unit. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $          per Unit to any other Underwriter
and certain other dealers.

     Pursuant to the Underwriting Agreement, Biovail and Intelligent Polymers have granted to the Underwriters an option to purchase up to an aggregate of 487,500 additional Units at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Representatives exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of Units proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     In connection with the Unit Offering, the Representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the Units, the Intelligent Polymers Common Shares, the Warrants and the Biovail Common Shares. Specifically, the Representatives may overallot the Unit Offering, creating a syndicate short position. In addition, the Representatives may bid for and purchase shares of the Units, the Intelligent Polymers Common Shares, the Warrants and the Biovail Common Shares in the open market to cover syndicate short positions or to stabilize the price of the Units, the Intelligent Polymers Common Shares, the Warrants and the Biovail Common Shares. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Unit Offering, if the syndicate repurchases previously distributed the Units, the Intelligent Polymers Common Shares, the Warrants and the Biovail Common Shares in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Units, the Intelligent Polymers Common Shares, the Warrants or the Biovail Common Shares above independent market levels. The Representatives are not required to engage in these activities, and may end any of these activities at any time. The Representatives have advised Biovail and

Intelligent Polymers that such transactions may be effected on the AMEX, the NYSE, the TSE or otherwise and, if commenced, may be discontinued at any time.

     The Representatives have informed Biovail and Intelligent Polymers that the Underwriters do not intend to sell as part of the initial Unit Offering Units offered hereby to accounts over which they exercise discretionary authority.

     Prior to the Unit Offering, there has been no established public trading market for the Units, the Warrants or the Intelligent Polymers Shares. The initial public offering price for the Units has been determined by negotiation among Biovail and Intelligent Polymers and the Representatives. Among the factors considered in such negotiations were the history of and the prospects for the industry in which Biovail and Intelligent Polymers compete, the past and present operations of Biovail and Intelligent Polymers, the historical results of operations of Biovail, the prospects for future earnings of Biovail and Intelligent Polymers, the market price of Biovail Common Shares, the volatility of Biovail Common Shares, the interest rate environment, the potential terms of the Warrants, the potential price to exercise the Purchase Option and the general condition of the securities markets at the time of the Unit Offering.

     The Purchase Option Exercise Price will be determined by Biovail and Intelligent Polymers giving consideration to the compound annual rate of return, as required by potential investors, to be achieved upon any exercise of the Purchase Option, the implied returns to investors purchasing securities with a similar structure historically and the comparability of the Unit Offering to those prior offerings; the value of the Warrants; the nature of the Products; the agreements between Biovail and Intelligent Polymers; and such other factors as Biovail and Intelligent Polymers deem appropriate and advice given by the Underwriters.

     Biovail and its officers and directors and Intelligent Polymers' officers and directors have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of Biovail Common Shares (or, in the case of Biovail, rights to acquire Biovail Common Shares), subject to certain exceptions, without the prior written consent of the Underwriters, for a period of 120 days after the date of this Prospectus.

     The Units have been approved for listing on the AMEX, subject to notice of issuance, under the symbol "INP."

                                 LEGAL MATTERS

     Certain U.S. legal matters relating to the Unit Offering will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, U.S. counsel for Biovail and Intelligent Polymers. Certain Canadian legal matters, including the validity of the underlying Biovail Common Shares and certain legal matters relating to the Warrants, will be passed upon by Cassels Brock & Blackwell, Canadian counsel for Biovail. Certain Bermuda legal matters relating to Intelligent Polymers will be passed upon by Conyers Dill & Pearman, Bermuda counsel for Intelligent Polymers. Certain legal matters in connection with the Unit Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York, counsel for the Underwriters. Cahill Gordon & Reindel and Shearman & Sterling may rely upon Cassels Brock & Blackwell with respect to certain matters governed by Canadian law and upon Conyers Dill & Pearman with respect to certain matters governed by the laws of Bermuda.

                                    EXPERTS

     The consolidated financial statements of Biovail as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 incorporated by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 1996 have been audited by Deloitte & Touche, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheet of Intelligent Polymers as of September 8, 1997, included in this prospectus, has been audited by Deloitte & Touche, independent accountants, as stated in their report included herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                       ------
Report of Independent Chartered Accountants..........................................     F-2
Balance Sheet of Intelligent Polymers Limited as at September 8, 1997................     F-3
Notes to the Balance Sheet of Intelligent Polymers Limited...........................     F-4

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors of Intelligent Polymers Limited

     We have audited the balance sheet of Intelligent Polymers Limited as at September 8, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, this balance sheet presents fairly, in all material respects, the financial position of the Company as at September 8, 1997, in accordance with accounting principles generally accepted in the United States.

                                          DELOITTE & TOUCHE
                                          Chartered Accountants

Toronto, Ontario, Canada
September 9, 1997

                          INTELLIGENT POLYMERS LIMITED

                                 BALANCE SHEET
                            AS AT SEPTEMBER 8, 1997
                                   (U.S.$000)

ASSETS
Cash..................................................................................   $12
                                                                                         ---
Total assets..........................................................................   $12
                                                                                         ===
Commitments (Note 3)
SHAREHOLDER'S EQUITY
Special shares, par value $1.00 per share;
12,000 shares issued and outstanding (Note 2).........................................   $12
                                                                                         ---
Total shareholder's equity............................................................   $12
                                                                                         ===

                          INTELLIGENT POLYMERS LIMITED

                           NOTES TO THE BALANCE SHEET

1.   INCORPORATION AND DESCRIPTION OF BUSINESS

     Intelligent Polymers Limited ("Intelligent Polymers" or the "Company") was incorporated on July 30, 1997 pursuant to the terms of the Bermuda Companies Act, 1981.

     Intelligent Polymers was formed by Biovail in July 1997, primarily to develop once-daily controlled release versions of selected drugs which are currently marketed only in immediate release form or in controlled release form requiring multiple daily dosing and whose patents have or will have expired upon the anticipated date of receipt of U.S. Food and Drug Administration (the "FDA") marketing approval for the once-daily controlled release formulations to be developed. Upon development and regulatory approval of such products, Intelligent Polymers expects that such products will be marketed under distinct brand names. Intelligent Polymers has not yet conducted any business and has no employees other than its sole executive officer, who is not a full-time employee and who is a full-time employee of Biovail Corporation International ("Biovail") which owns all of Intelligent Polymers' issued special shares. Intelligent Polymers does not intend to perform any research or other activities on its own behalf, but rather will pay Biovail to perform all such activities pursuant to the terms of the Development Contract (see Note 3).

     The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.

2.   SHARE CAPITAL

                                                                              NUMBER      $
                                                                              ------    ------
Authorized and Issued:
     Special shares, par value $1.00 per share.............................   12,000    12,000
    As of September 8, 1997, Intelligent Polymers is a wholly-owned subsidiary of Biovail.

3.   CERTAIN TRANSACTIONS WITH BIOVAIL

     The Company intends to enter into certain agreements with Biovail including a development and licensing agreement and a services agreement relating to the proposed research, development and licensing of once-daily controlled release drug products. Pursuant to a development contract (the "Development Contract"), Biovail has agreed to use diligent efforts to conduct toxicity studies, formulation development and clinical studies for, and pursue U.S. regulatory approval of, certain agreed upon drug products. Payments to Biovail under the Development Contract will be in an amount equal to the full amount of all development costs incurred by Biovail in performing these activities. Such costs shall be computed with respect to internal costs incurred by Biovail at Biovail's cost plus 45% and with respect to services provided by third parties under contract to Biovail at Biovail's cost plus 15% to the maximum amount of available funds, as defined. Such payments to Biovail will include an initial payment of $3.5 million for access to and use of Biovail's proprietary technology in connection with such product development and of $1.25 million as payment for the transfer of a specific product, based on Biovail's development costs in May and June 1997 relating to the development of that product. Intelligent Polymers will treat payments to Biovail under the Development Contract as research and development expenses.

     Substantially all of the management and operating activities of Intelligent Polymers will be carried out by Biovail under the Development Contract and a services agreement ("Services Agreement").

     Biovail will own all rights to the products which it will develop for Intelligent Polymers pursuant to the Development Contract. However, Intelligent Polymers will have a license (the "License") to manufacture or obtain manufacturing for (subject to Biovail's exclusive manufacture period, right of first refusal and right of

                          INTELLIGENT POLYMERS LIMITED

                           NOTES TO THE BALANCE SHEET

3. CERTAIN TRANSACTIONS WITH BIOVAIL -- CONTINUED approval), sell and otherwise market and sublicense others to market, throughout the world (other than in Canada), such products or, as to products for which Intelligent Polymers and Biovail fail to reach agreement as to any necessary additional funding, under other arrangements. Intelligent Polymers will have a non-royalty bearing license with respect to the rights described above which is exclusive for the license period and is nonexclusive thereafter. Biovail will have the right to terminate the License as to any product in the event that Intelligent Polymers does not market such product within nine months from the date of marketing approval by the FDA. The License as to any particular product will be exclusive until the expiration of any patents covering the licensed product or, if there are no such patents, for a period of 10 years from the date of the first commercial sale of the product (such longer period being the "License Period"). Any such license shall be royalty-free and, after the License Period, non-exclusive. Crystaal Corporation, a subsidiary of Biovail, will pay to Intelligent Polymers royalties equal to 3% of net sales (as defined) of any product developed under the Development Contract (other than any product as to which Biovail exercises the Biovail Option) sold in Canada during the License Period by Biovail or its sublicensee.

     Biovail will have the right to acquire an exclusive license with respect to any one product which would otherwise be licensed to Intelligent Polymers, exercisable within 60 days of U.S. regulatory approval of such product (the "Biovail Option") upon Biovail's agreement to pay, at Biovail's option, either of (i) base royalties of 10% of net sales from the relevant product during the License Period or (ii) within 30 days of the exercise of the Biovail Option, a lump sum of $25.0 million. In the event that Biovail exercises the Biovail Option, Biovail will possess all rights, including, without limitation, the right to manufacture or obtain manufacturing for, license and market the product covered by the Biovail Option.

     Biovail, as the holder of all of the issued and outstanding special shares, par value $1.00 per share, of Intelligent Polymers (the "Special Shares") has the right to purchase all, but not less than all, of the Intelligent Polymers Common Shares outstanding at the time such right is exercised (the "Purchase Option"). The Purchase Option will be exercisable by notice (the "Exercise Notice") given at any time during the period beginning on the closing date of the Unit Offering described in Note 5 and ending on the earlier of (i) September 30, 2002 and (ii) the 90th day after the date Intelligent Polymers provides Biovail (as such holder) with quarterly financial statements of Intelligent Polymers showing cash or cash equivalents of less than $3.0 million (the "Financial Notice"), although Biovail may at its election extend such period by providing additional funding for the continued development of any or all of the products covered by the Development Contract (but in no event beyond September 30, 2002). If the Purchase Option is exercised, the purchase price calculated on a per share basis (the "Purchase Option Exercise Price") will be as determined at the time of the pricing of the Unit Offering. The Purchase Option Exercise Price will vary depending upon the date of exercise.

     The Purchase Option Exercise Price may be paid in cash or Biovail Common Shares, or any combination of the foregoing, at Biovail's sole discretion. Any such Biovail Common Shares will be valued based upon the average of the closing prices for Biovail Common Shares on the NYSE for the five trading days immediately preceding the date of the Exercise Notice.

     Biovail owns all of the issued and outstanding Special Shares of Intelligent Polymers, which grant the holder of a majority of such Special Shares the Purchase Option and confer limited voting and other rights on the holder. The Special Shares and the rights attached thereto are unconditionally transferable without limitation subject to compliance with the law and the prior written approval of the Bermuda Monetary Authority (Foreign Exchange Control). Under Intelligent Polymers' Bye-Laws, Intelligent Polymers will be restricted, until the expiration of the Purchase Option, from taking or permitting certain actions inconsistent with Biovail's rights under the Purchase Option. For example, until the expiration of the Purchase Option, Intelligent Polymers will not be able to, among other things, without the consent of the holder of a majority of

                          INTELLIGENT POLYMERS LIMITED

                           NOTES TO THE BALANCE SHEET

3. CERTAIN TRANSACTIONS WITH BIOVAIL -- CONTINUED the Special Shares, pay any dividends, issue additional shares of capital stock, have outstanding borrowings in excess of an aggregate of $1.0 million, amalgamate or alter the Purchase Option.

     Intelligent Polymers has entered into the Services Agreement pursuant to which Biovail has agreed to provide management and administrative services to Intelligent Polymers for a quarterly fee of $100,000. The Services Agreement terminates one year after termination of the Purchase Option. In addition, Intelligent Polymers may terminate the Services Agreement at any time upon 90 days' notice. Either Biovail or Intelligent Polymers may terminate the Services Agreement in the event that the other party (i) breaches any material obligation thereunder or under the Development Contract, which breach continues for 60 days after notice thereof, or (ii) enters into any liquidation or bankruptcy proceedings.

4.   TAXES

     At the present time, no income, profit, capital or capital gains taxes are levied in Bermuda and, accordingly, no provision for such taxes has been recorded by Intelligent Polymers.

5.   PROPOSED UNIT OFFERING

     The Company intends to file a Registration Statement with the U.S. Securities and Exchange Commission with respect to the proposed offering of 3,250,000 units, each unit consisting of one Common Share, par value $.01 per share, of Intelligent Polymers and one Warrant to purchase one Common Share, no par value, of Biovail (the "Units"). The Warrants will be exercisable at any time from October 1, 1999 through September 30, 2002. The exercise price of the Warrants will be determined by negotiations between Biovail and Intelligent Polymers giving consideration to similar provisions of agreements between other parties in similar transactions.

     The proceeds attributable to the Intelligent Polymers Common Shares will be shown as capital (split between the par value and additional paid-in capital) and the proceeds attributable to the value of the Biovail Warrants will be shown as a separate component of additional paid-in capital.

======================================================
                          ======================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BIOVAIL CORPORATION INTERNATIONAL, INTELLIGENT POLYMERS LIMITED OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE UNITS BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
Disclosure Regarding Forward-Looking
  Statements....................................       3
Available Information...........................       3
Incorporation of Certain Documents by
  Reference.....................................       4
Currency Translation............................       4
Enforceability of Civil Liabilities Under United
  States Federal Securities Laws................       5
Trademarks......................................       5
Prospectus Summary..............................       6
Risk Factors....................................      15
Use of Proceeds.................................      23
Price Range of Biovail Common Shares and
  Dividend Policies of Biovail and Intelligent
  Polymers......................................      25
Biovail Capitalization..........................      26
Intelligent Polymers Capitalization.............      26
Business of Intelligent Polymers................      27
Business of Biovail.............................      34
Regulation......................................      44
Management......................................      48
Selected Financial Data of Biovail..............      52
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  of Biovail....................................      55
Selected Financial Data of Intelligent
  Polymers......................................      60
Management's Discussion and Analysis of
  Financial Condition of Intelligent Polymers...      60
Description of the Warrants and the Biovail
  Common Shares.................................      62
Description of Intelligent Polymers Capital
  Stock.........................................      63
The Agreements and the Purchase Option..........      65
Taxation........................................      69
Exchange Controls and Other Limitations
  Affecting Security Holders....................      74
Underwriting....................................      77
Legal Matters...................................      78
Experts.........................................      79
Index to Financial Statements...................     F-1

    UNTIL          , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE UNIT OFFERING)
ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                      LOGO
                              INTELLIGENT POLYMERS
                                    LIMITED

                                      LOGO
                              BIOVAIL CORPORATION
                                 INTERNATIONAL

                                3,250,000 UNITS

                            UNITS CONSISTING OF ONE
                                  COMMON SHARE
                      OF INTELLIGENT POLYMERS LIMITED AND
                          ONE WARRANT TO PURCHASE ONE
                            COMMON SHARE OF BIOVAIL
                           CORPORATION INTERNATIONAL

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                          SBC WARBURG DILLON READ INC.
                            LAZARD FRERES & CO. LLC

                                            , 1997

======================================================
                          ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 (FORM F-1)/ITEM 14 (FORM F-3).* OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by Intelligent Polymers in connection with the sale of Units being registered (all amounts are estimated except the SEC Registration Fee and the American Stock Exchange Listing Application Fee):

    SEC Registration Fee.....................................................   $ 66,891
    Listing Application Fee..................................................
    Blue Sky Qualification Fees and Expenses.................................
    Accounting Fees..........................................................
    Legal Fees and Expenses..................................................
    NASD Filing Fee..........................................................     22,574
    Printing and Engraving...................................................    100,000
    Miscellaneous............................................................
                                                                                --------
    Total....................................................................   $
                                                                                ========

------------------------------

* Pursuant to the Services Agreement, Biovail and Intelligent Polymers have agreed that Intelligent Polymers will pay all expenses associated with the issuance and distribution of the Units.

ITEM 14 (FORM F-1)/ITEM 15 (FORM F-3).  INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of either of the Registrants is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     With respect to Intelligent Polymers:

     Intelligent Polymers' Bye-Laws provide that Intelligent Polymers shall indemnify out of the funds of Intelligent Polymers, except as set forth below, every director and officer of Intelligent Polymers and every member of a committee of the Board of Directors of Intelligent Polymers, against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member and any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained by the Bye-Laws shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the foregoing persons. To the extent that any director, officer or member of a committee duly constituted under the Bye-Laws is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of Intelligent Polymers to reimburse the person making such payment or effecting such discharge. No director, secretary or other duly appointed officer of Intelligent Polymers shall be personally liable to Intelligent Polymers or its shareholders for monetary damages in respect of the exercise or non-exercise of any power or duty vested in such director, secretary or officer, provided, however, the foregoing shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the foregoing persons. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by Intelligent Polymers in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of Intelligent Polymers upon receipt of an undertaking by or on behalf of a director, officer, liquidator or trustee to repay such amount, unless it shall be ultimately determined that he is entitled to be indemnified by Intelligent Polymers as authorized in the Bye-Laws or otherwise pursuant to applicable laws.

     With respect to Biovail:

     Section 6.04 of By-Law No. 1 of Biovail provides as follows:

     Subject to the limitations contained in statutory law, Biovail shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Biovail's request as a director or officer of a body corporate of which Biovail is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Biovail or such body corporate, if

          (a) he acted honestly and in good faith with a view to the best interest of Biovail; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Biovail shall also indemnify such person in such other circumstances as statutory law permits or requires.

ITEM 15 (FORM F-1).  RECENT SALES OF UNREGISTERED SECURITIES

     On July 30, 1997 Intelligent Polymers sold 12,000 Special Shares to Biovail for an aggregate cash purchase price of $12,000. The Special Shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of the Act. No underwriting commissions were paid in connection with such issuance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

    EXHIBIT
    NUMBER                                        DESCRIPTION
    ------       ------------------------------------------------------------------------------
     1.1*    --  Form of Underwriting Agreement
     2.9**   --  Amalgamation Agreement between Trimel Corporation and Biovail Corporation
                 International dated January 12, 1994
     3.1*    --  Memorandum of Association of Intelligent Polymers
     3.2*    --  Bye-Laws of Intelligent Polymers
     4.1*    --  Purchase Option (included in Exhibit 3.2)
     4.2*    --  Form of Warrant Agreement
     4.3*    --  Form of Warrant (included in Exhibit 4.2)
     4.4*    --  Form of Unit Certificate
     4.5+    --  Specimen Stock Certificate for Biovail Common Shares
     4.6*    --  Specimen Stock Certificate for Intelligent Polymers Common Shares (included in
                 Exhibit 4.4)
     4.7*    --  Specimen Stock Certificate for Intelligent Polymers Special Shares
     5.1*    --  Opinion of Cassels Brock & Blackwell as to legality of underlying Biovail
                 Common Shares, including consent
     5.2*    --  Opinion of Conyers Dill & Pearman as to legality of Intelligent Polymers
                 Common Shares, including consent
     8.1*    --  Opinion of Cahill Gordon & Reindel as to U.S. tax matters, including consent
     8.2*    --  Opinion of Cassels Brock & Blackwell as to Canadian tax matters, including consent
     8.3*    --  Opinion of Conyers Dill & Pearman as to Bermuda tax matters, including consent
    10.1*    --  Form of Development and License Agreement

    EXHIBIT
    NUMBER                                        DESCRIPTION
    ------       ------------------------------------------------------------------------------
    10.2*    --  Form of Services Agreement
    21.1*    --  List of Subsidiaries of Biovail
    23.1*    --  Consent of Cahill Gordon & Reindel (included in Exhibit 8.1)
    23.2*    --  Consent of Cassels Brock & Blackwell (included in Exhibit 5.1 and Exhibit 8.2)
    23.3*    --  Consent of Conyers Dill & Pearman (included in Exhibit 5.2 and Exhibit 8.3)
    23.4     --  Consent of Deloitte & Touche, independent Chartered Accountants, regarding
                 Intelligent Polymers Balance Sheet and Biovail Consolidated Financial
                 Statements
    24.1     --  Powers of Attorney (included on signature pages)

------------------------------

 * To be filed by amendment.
** Incorporated by reference to Registrant's registration statement on Form F-4,
   Registration Statement No. 33-74120.
 + Incorporated by reference to Biovail's registration statement on Form F-4, Registration Statement No. 33-74120.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrants hereby undertake:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (2) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Intelligent Polymers hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mississauga, Canada, on September 17, 1997.

                                          BIOVAIL CORPORATION INTERNATIONAL

                                          By:    /s/ ROBERT A. PODRUZNY
                                            ------------------------------------
                                                    (Robert A. Podruzny)
                                                  Vice President Finance,
                                            Chief Financial Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Biovail Corporation International, a Canadian corporation, does hereby constitute and appoint Robert A. Podruzny and Kenneth C. Cancellara, and each of them the lawful attorney and agent or attorney or agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, all whether pre-effective or post-effective, and all supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments, whether pre-effective or post-effective, or supplements to this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Biovail Corporation International by the following persons in the capacities and on the dates indicated

                SIGNATURE                               TITLE                      DATE
-----------------------------------------                                   -------------------

           /s/   EUGENE N. MELNYK          Chairman of the Board of         September 17, 1997
-----------------------------------------  Directors
            Eugene N. Melnyk

           /s/    BRUCE D. BRYDON          President, Chief Executive       September 17, 1997
-----------------------------------------  Officer and Director (Principal
             Bruce D. Brydon               Executive Officer)
           /s/ ROLF K. REININGHAUS         Senior Vice President,           September 17, 1997
-----------------------------------------  Corporate and Strategic
           Rolf K. Reininghaus             Development and Director

                SIGNATURE                               TITLE                      DATE
-----------------------------------------                                   -------------------


            /s/     MAHMOOD KHAN           Senior Vice President,           September 17, 1997
-----------------------------------------  Chief Operating Officer and
              Mahmood Khan                 Director

          /s/ KENNETH C. CANCELLARA        Senior Vice President, General   September 17, 1997
-----------------------------------------  Counsel, Secretary and Director
          Kenneth C. Cancellara

           /s/ ROBERT A. PODRUZNY          Vice President Finance,          September 17, 1997
-----------------------------------------  Chief Financial Officer and
           Robert A. Podruzny              Director (Principal Financial
                                           and Accounting Officer)

           /s/  WILFRED G. BRISTOW         Director                         September 17, 1997
-----------------------------------------
           Wilfred G. Bristow

            /s/      ROGER ROWAN           Director                         September 17, 1997
-----------------------------------------
               Roger Rowan

            /s/      ROBERT VUJEA          Director                         September 17, 1997
-----------------------------------------
              Robert Vujea

  Authorized Representative in the U.S.                                     September 17, 1997

           /s/   EUGENE N. MELNYK                                           September 17, 1997
-----------------------------------------
         Biovail Americas Corp.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Philip, Barbados on September 17, 1997.

                                          INTELLIGENT POLYMERS LIMITED

                                          By:     /s/ EUGENE N. MELNYK
                                            ------------------------------------
                                                      Eugene N. Melnyk
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Intelligent Polymers Limited, a Bermuda company, does hereby constitute and appoint Robert A. Podruzny and Kenneth C. Cancellara, and each of them the lawful attorney and agent or attorney or agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, all whether pre-effective or post-effective, and all supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments, whether pre-effective or post-effective, or supplements to this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Intelligent Polymers Limited by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                      DATE
----------------------------------------                                    -------------------

           /s/  EUGENE N. MELNYK          Chairman/Chief Executive Officer  September 17, 1997
----------------------------------------  (Principal Executive, Financial
            Eugene N. Melnyk              and Accounting Officer)

           /s/ ROBERT A. PODRUZNY         Special Director                  September 17, 1997
----------------------------------------
           Robert A. Podruzny

           /s/     DAVID J. DOYLE         Common Director, Secretary        September 17, 1997
----------------------------------------
             David J. Doyle

 Authorized Representative in the U.S.

           /s/  EUGENE N. MELNYK                                            September 17, 1997
----------------------------------------
         Biovail Americas Corp.

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                                    DESCRIPTION
    ------       ---------------------------------------------------------------------
     1.1*    --  Form of Underwriting Agreement
     2.9**   --  Amalgamation Agreement between Trimel Corporation and Biovail
                 Corporation International dated January 12, 1994
     3.1*    --  Memorandum of Association of Intelligent Polymers
     3.2*    --  Bye-Laws of Intelligent Polymers
     4.1*    --  Purchase Option (included in Exhibit 3.2)
     4.2*    --  Form of Warrant Agreement
     4.3*    --  Form of Warrant (included in Exhibit 4.2)
     4.4*    --  Form of Unit Certificate
     4.5+    --  Specimen Stock Certificate for Biovail Common Shares
     4.6*    --  Specimen Stock Certificate for Intelligent Polymers Common Shares
                 (included in Exhibit 4.4)
     4.7*    --  Specimen Stock Certificate for Intelligent Polymers Special Shares
     5.1*    --  Opinion of Cassels Brock & Blackwell as to legality of underlying
                 Biovail Common Shares, including consent
     5.2*    --  Opinion of Conyers Dill & Pearman as to legality of Intelligent
                 Polymers Common Shares, including consent
     8.1*    --  Opinion of Cahill Gordon & Reindel as to U.S. tax matters, including consent
     8.2*    --  Opinion of Cassels Brock & Blackwell as to Canadian tax matters, including consent
     8.3*    --  Opinion of Conyers Dill & Pearman as to Bermuda tax matters, including consent
    10.1*    --  Form of Development and License Agreement
    10.2*    --  Form of Services Agreement
    21.1*    --  List of Subsidiaries of Biovail
    23.1*    --  Consent of Cahill Gordon & Reindel (included in Exhibit 8.1)
    23.2*    --  Consent of Cassels Brock & Blackwell (included in Exhibit 5.1 and
                 Exhibit 8.2)
    23.3*    --  Consent of Conyers Dill & Pearman (included in Exhibit 5.2 and
                 Exhibit 8.3)
    23.4     --  Consent of Deloitte & Touche, independent Chartered Accountants, regarding Intelligent Polymers Balance Sheet and Biovail Consolidated
                 Financial Statements
    24.1     --  Powers of Attorney (included on signature pages)

------------------------------

 * To be filed by amendment.
** Incorporated by reference to Registrant's registration statement on Form F-4,
   Registration Statement No. 33-74120.
 + Incorporated by reference to Biovail's registration statement on Form F-4, Registration Statement No. 33-74120.